[Certain confidential portions of this exhibit have been redacted pursuant to 4(a) of the Instructions as to Exhibits of Form 20-F. The omitted information (i) is not material and (ii) is the type of information the Company treats as private or confidential. In addition, schedules and similar attachments to this exhibit have been omitted pursuant to the Instructions as to Exhibits of Form 20-F.]

DEBTOR-IN-POSSESSION AND EXIT TERM LOAN CREDIT AGREEMENT
dated as of October 12, 2022 among
LATAM AIRLINES GROUP S.A.,
as Borrower,
PROFESSIONAL AIRLINE SERVICES, INC.,
as Co-Borrower,
THE SUBSIDIARIES OF PARENT PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO, GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent,
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Collateral Trustee

GOLDMAN SACHS LENDING PARTNERS LLC, JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
BNP PARIBAS SECURITIES CORP., and NATIXIS, NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
Page
ARTICLE 1. DEFINITIONS    1
Section 1.01.    Defined Terms    1
Section 1.02.    Terms Generally; Classifications of Loans and Borrowings    61
Section 1.03.    Accounting Terms; IFRS    61
Section 1.04.    Divisions    62
Section 1.05.    Interest Rates; Benchmark Notification    62
Section 1.06.    Calculations and Tests    62
ARTICLE 2. AMOUNT AND TERMS OF CREDIT    63
Section 2.01.    Commitments of the Lenders; Term Loans    63
Section 2.02.    Requests for Loans    63
Section 2.03.    Funding of Loans    64
Section 2.04.    Interest Elections    64
Section 2.05.    Limitation on Term Benchmark Tranches    65
Section 2.06.    Interest on Loans    66
Section 2.07.    Default Interest    66
Section 2.08.    Amortization of Term Loans; Repayment of Loans; Evidence of Debt    66
Section 2.09.    Mandatory Prepayment of Loans    67
Section 2.10.    Optional Prepayment of Loans    69
Section 2.11.    Increased Costs    71
Section 2.12.    Break Funding Payments    72
Section 2.13.    Taxes    73
Section 2.14.    Payments Generally; Pro Rata Treatment    77
Section 2.15.    Mitigation Obligations; Replacement of Lenders    78
Section 2.16.    Certain Fees    79
Section 2.17.    Alternate Rate of Interest    79
Section 2.18.    Nature of Fees    81
Section 2.19.    Right of Set-Off    81
Section 2.20.    Payment of Obligations    82
Section 2.21.    Defaulting Lenders    82
Section 2.22.    Increase in Commitment    83
Section 2.23.    Extension of Term Loans    86
Section 2.24.    Refinancing Amendment    87
Section 2.25.    Illegality    89
ARTICLE 3. REPRESENTATIONS AND WARRANTIES    89
Section 3.01.    Organization and Authority    89
Section 3.02.    Air Carrier Status    89
Section 3.03.    Due Execution    89
Section 3.04.    Statements Made    90
Section 3.05.    Financial Statements; Material Adverse Effect    90
Section 3.06.    Use of Proceeds    90
Section 3.07.    Ownership of Subsidiaries    91
Section 3.08.    Litigation and Compliance with Laws    91
Section 3.09.    Margin Regulations; Investment Company Act    91
Section 3.10.    Ownership of Significant Assets    91
Section 3.11.    Intellectual Property    92

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Section 3.12.    Perfected Security Interests    92
Section 3.13.    Insurance    93
Section 3.14.    Payment of Taxes    93
Section 3.15.    Employee Matters    94
Section 3.16.    Sanctions; Anti-Corruption; Anti-Money Laundering Laws    95
Section 3.17.    Process Agent    96
Section 3.18.    Final DIP Order    96
Section 3.19.    Appointment of Trustee or Examiner; Liquidation    96
Section 3.20.    Environmental Compliance    96
Section 3.21.    No Default    96
Section 3.22.    Beneficial Ownership Certificate    97
Section 3.23.    Navigation Charges    97
Section 3.24.    Slot Utilization    97
Section 3.25.    Routes    97
Section 3.26.    Debtor-in-Possession Obligations    97
Section 3.27.    Chilean Capitalization Requirements    98
ARTICLE 4. CONDITIONS OF LENDING    98
Section 4.01.    Conditions Precedent to Closing    98
Section 4.02.    Conditions Precedent to Each Loan.    101
Section 4.03.    Post-Closing Obligations    102
ARTICLE 5. AFFIRMATIVE COVENANTS    102
Section 5.01.    Financial Statements, Reports, etc    102
Section 5.02.    Taxes    105
Section 5.03.    Stay, Extension and Usury Laws    106
Section 5.04.    Corporate Existence    106
Section 5.05.    Compliance with Laws; Compliance with Environmental Laws    106
Section 5.06.    Air Carrier Status    107
Section 5.07.    Delivery of Appraisals    107
Section 5.08.    Regulatory Cooperation    108
Section 5.09.    Regulatory Matters; Utilization; Collateral Requirements    108
Section 5.10.    Significant Assets Ownership    108
Section 5.11.    Insurance    108
Section 5.12.    Additional Guarantors; Loan Parties; Collateral    109
Section 5.13.    Maintenance of Properties; Access to Books and Records    110
Section 5.14.    Further Assurances    111
Section 5.15.    Cash Management Order    112
Section 5.16.    Priority of Liens    112
Section 5.17.    Lender Calls    112
Section 5.18.    Ratings    112
Section 5.19.    Brazilian Local Reorganization Proceeding    112
ARTICLE 6. NEGATIVE COVENANTS    113
Section 6.01.    Restricted Payments    113
Section 6.02.    Indebtedness    118
Section 6.03.    Disposition of Significant Assets    120
Section 6.04.    Transactions with Affiliates    120
Section 6.05.    Liens    122
Section 6.06.    Business Activities; Frequent Flyer Program    122
Section 6.07.    Consolidated Liquidity    122

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Section 6.08.    Asset Coverage Ratio    122
Section 6.09.    Merger, Consolidation, or Sale of Assets    124
Section 6.10.    Negative Pledge Clauses    126
Section 6.11.    Restricted Distributions Clauses    126
Section 6.12.    Use of Proceeds    127
ARTICLE 7. EVENTS OF DEFAULT    127
Section 7.01.    Events of Default    127
Section 7.02.    Remedies Upon an Event of Default    129
ARTICLE 8. THE AGENTS    130
Section 8.01.    Administration by Agents    130
Section 8.02.    Rights of Agents    131
Section 8.03.    Liability of Agents    132
Section 8.04.    Reimbursement and Indemnification    135
Section 8.05.    Successor Agents    135
Section 8.06.    Independent Lenders    136
Section 8.07.    Advances and Payments    137
Section 8.08.    Sharing of Setoffs    137
Section 8.09.    Withholding Taxes    137
Section 8.10.    Appointment by Secured Parties    138
Section 8.11.    Posting of Communications    138
Section 8.12.    Agents Individually    139
Section 8.13.    Acknowledgements of Lenders    139
Section 8.14.    Disqualified Lenders    141
Section 8.15.    Credit Bidding    141
ARTICLE 9. GUARANTY    141
Section 9.01.    Guaranty    141
Section 9.02.    No Impairment of Guaranty    143
Section 9.03.    Continuation and Reinstatement, etc    143
Section 9.04.    Subrogation    143
Section 9.05.    Subordination    143
Section 9.06.    Right of Contribution    143
Section 9.07.    Discharge of Guaranty    144
Section 9.08.    Amendments, etc. with Respect to the Obligations; Waiver of Rights    144
ARTICLE 10. MISCELLANEOUS    145
Section 10.01.    Notices    145
Section 10.02.    Successors and Assigns    146
Section 10.03.    Confidentiality    153
Section 10.04.    Expenses; Indemnity; Damage Waiver    154
Section 10.05.    Governing Law; Jurisdiction; Consent to Service of Process    157
Section 10.06.    No Waiver    158
Section 10.07.    Extension of Maturity    159
Section 10.08.    Amendments, etc    159
Section 10.09.    Severability    162
Section 10.10.    Headings    162
Section 10.11.    Survival    162
Section 10.12.    Execution in Counterparts; Integration; Effectiveness    162
Section 10.13.    USA Patriot Act; Beneficial Ownership Regulation    163

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Section 10.14.    New Value    163
Section 10.15.    WAIVER OF JURY TRIAL    163
Section 10.16.    No Fiduciary Duty    164
Section 10.17.    Currency Indemnity    164
Section 10.18.    Collateral Trust Agreements    165
Section 10.19.    Acknowledgement and Consent to Bail-In of Affected Financial
Institutions    165
Section 10.20.    Certain ERISA Matters    166
Section 10.21.    Registrations with International Registry    167
Section 10.22.    Joint and Several Liability of the Borrowers    167

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ANNEXES:
Annex A Annex B Annex C-1 Annex C-2 Annex C-3 Annex D
Lenders and Commitments
Supplemental Definitions Through the Conversion Date Negative Covenants Through the Conversion Date Supplemental Events of Default Through the Conversion Date Schedules Through the Conversion Date
Conversion Date Conditions

EXHIBITS:
Exhibit A	--	Form of Assignment and Acceptance
Exhibit B	--	Form of Loan Request
Exhibit C	--	Form of Instrument of Assumption And Joinder
Exhibit D	--	Form of Promissory Note
Exhibit E	--	Form of Intercompany Note
Exhibit F	--	Form of Conversion Date Certificate
Exhibit G-1	--	Form of U.S. Tax Compliance Certificate (for Non-U.S. Lenders that are
Exhibit G-2	--	not Partnerships for U.S. Federal Income Tax Purposes) Form of U.S. Tax Compliance Certificate (for Non-U.S. Participants that
Exhibit G-3	--	are not Partnerships for U.S. Federal Income Tax Purposes) Form of U.S. Tax Compliance Certificate (for Non-U.S. Participants that
Exhibit G-4	--	are Partnerships for U.S. Federal Income Tax Purposes) Form of U.S. Tax Compliance Certificate (for Non-U.S. Lenders that are
Exhibit H	--	Partnerships for U.S. Federal Income Tax Purposes) Pledged Spare Parts Covenants
Exhibit I	--	Pledged Engines Covenants
Exhibit J	--	Interest Election Request
Exhibit K	--	Collateral Trust Agreement
SCHEDULES:
Schedule 1.01(a)	--	Environmental Licenses
Schedule 1.01(f)	--	Closing Date Liens
Schedule 2.13	--	Chilean Low Tax Jurisdictions
Schedule 3.07	--	Subsidiaries
Schedule 4.01	--	Consents
Schedule 5.02(a)	--	Airport Fees

DEBTOR-IN-POSSESSION AND EXIT TERM LOAN CREDIT AGREEMENT, dated as of
October 12, 2022 (this “Agreement”), among LATAM AIRLINES GROUP S.A., a sociedad anónima duly organized and validly existing under the laws of Chile (“Parent”), PROFESSIONAL AIRLINE SERVICES, INC., a Florida corporation (the “Co-Borrower”; and together with Parent, the “Borrowers”), the Guarantors party hereto from time to time, each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC (“GS”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), the Joint Lead Arrangers and Joint Bookrunners set forth on the cover page hereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as collateral trustee for the Secured Parties (together with its permitted successors, in such capacity, the “Collateral Trustee”).
INTRODUCTORY STATEMENT
The Borrowers have applied to the Lenders for a term loan facility in an aggregate principal amount of $750.0 million as set forth herein.
The proceeds of the Loans will be used on the Closing Date in accordance with the Reorganization Plan to repay the Existing DIP Facility and to pay transaction costs, fees and expenses related thereto.
To provide guarantees and security for the repayment of the Loans and the payment of the other obligations of the Borrowers and the Guarantors hereunder and under the other Loan Documents, the Borrowers and the Guarantors will, among other things, provide the following (each as more fully described herein):
(a)to the Administrative Agent and the Lenders, a guaranty from each Guarantor of the due and punctual payment and performance of the Obligations of the Borrowers pursuant to Article 9 hereof; and
(b)to the Collateral Trustee, for the benefit of the Secured Parties and the other Priority Lien Secured Parties, a security interest or mortgages (or comparable Liens) with respect to the Collateral from each Borrower and each other Loan Party (if any) pursuant to the Pledge and Security Agreement and the other Collateral Documents, subject to the Collateral Trust Agreement.
Accordingly, the parties hereto hereby agree as follows:
ARTICLE 1.

DEFINITIONS
Section 1.01.    Defined Terms.
“2027 Bridge Loan Administrative Agent ” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“2027 Bridge Loans” shall mean the “Loans” as defined in the 2027 Bridge Loan Credit
Agreement.

“2027 Bridge Loan Credit Agreement” shall mean the Senior Secured Bridge to 5Y Notes Credit Agreement, dated as of the date hereof, among Parent, each guarantor party thereto from time to time, the 2027 Bridge Loan Administrative Agent and the Collateral Trustee.
“2027 Exchange Notes” shall have the meaning assigned to such term in the 2027 Bridge Loan Credit Agreement.
“2027 Exchange Notes Indenture” shall have the meaning assigned to such term in the 2027 Bridge Loan Credit Agreement.
“2027 Securities” shall have the meaning assigned to such term in the 2027 Bridge Loan Credit Agreement.
“2029 Bridge Loan Administrative Agent” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“2029 Bridge Loans” shall mean the “Loans” as defined in the 2029 Bridge Loan Credit
Agreement.
“2029 Bridge Loan Credit Agreement” shall mean the Senior Secured Bridge to 7Y Notes Credit Agreement, dated as of the date hereof, among Parent, each guarantor party thereto from time to time, the 2029 Bridge Loan Administrative Agent and the Collateral Trustee.
“2029 Exchange Notes” shall have the meaning assigned to such term in the 2029 Bridge Loan Credit Agreement.
“2029 Exchange Notes Indenture” shall have the meaning assigned to such term in the 2029 Bridge Loan Credit Agreement.
“2029 Securities” shall have the meaning assigned to such term in the 2029 Bridge Loan Credit Agreement.
“ABR” when used in reference to any Loan or Borrowing, refers to when such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“ABR Borrowing” shall mean any Borrowing bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Letter of Credit” shall mean an irrevocable standby letter of credit on customary terms issued by a bank or branch having a long term unsecured debt rating of at least [*] (or the equivalent) or better by S&P, Moody’s or Fitch and drawable by the Administrative Agent upon presentation in New York.
“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).
“Additional Collateral” shall mean any of the following assets pledged or mortgaged to the Collateral Trustee, or a Local Collateral Agent, as applicable, after the Closing Date which would not

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have automatically been pledged or mortgaged pursuant to the Collateral Documents in existence as of the Closing Date without modifying such Collateral Documents or entering into new Collateral Documents not then in existence: (a) any category of Collateral set forth in the Collateral Documents as of the Closing Date (provided that any Slots or Gate Leaseholds pledged as Additional Collateral shall be at an Eligible Airport), (b) Aircraft, Engines, Spare Parts, Appliances or Parts or (c) any other assets acceptable to the Administrative Agent (it being understood that cash, Cash Equivalents and Receivables shall be acceptable to the Administrative Agent), which in each case shall (i) be valued by a new Appraisal at the time the Parent designates such assets as Additional Collateral (except for any cash or Cash Equivalents), (ii) as of the date such assets are added as Collateral, be subject, to the extent purported to be created by the applicable Collateral Documents, to a perfected first priority Lien in favor of the Collateral Trustee (or sub-trustee or sub-agent designated pursuant to the applicable Collateral Documents) or Local Collateral Agent, as applicable, for the benefit of the Secured Parties and otherwise subject only to Permitted Liens (other than Liens referred to in clause (5) and (13) of the definition of Permitted Liens in effect as of the Closing Date).
“Additional Obligors” shall mean collectively, TAM S.A., Tam Linhas Aereas S.A., Prismah Fidelidade Ltda., Fidelidade de Viagens e Turismo S.A., TP Franchising Ltda., ABSA – Aerolinhas Brasileiras S.A. and Holdco I S.A.
“Adjusted Daily Simple SOFR” shall mean an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b)(i) in the case of a one-month Interest Period, 0.10%, (ii) in the case of a three-month Interest Period, 0.15% or (iii) in the case of a six-month Interest Period, 0.25%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” shall mean, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b)(i) in the case of a one-month Interest Period, 0.10%, (ii) in the case of a three-month Interest Period, 0.15% or (iii) in the case of a six- month Interest Period, 0.25%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” shall have the meaning set forth in the first paragraph of this
Agreement.
“Administrative Agent Fee Letter” shall mean the Fee Letter, dated as of June 10, 2022 among Parent, the Administrative Agent and certain others party thereto.
“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.
“Administrator” shall have the meaning given it in the Regulations and Procedures for the International Registry.
“Adverse Proceeding” shall mean any action, suit, proceeding, hearing (in each case, whether administrative or judicial), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any property of any Loan Party.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that (i) beneficial ownership by any “person” or “group” of 10% or more of the Voting Stock of a Person shall be deemed to be control and (ii) the terms “person,” “group” and “beneficial owner” shall have the meanings ascribed to them when such terms are used pursuant to Sections 13(d), Section 14(d) and Rule 13d-3 of the Exchange Act, respectively.
“Affiliated Lender” means, at any time, any Lender that is an Affiliate of a Loan Party at such time.
“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.04(a).
“Agents” shall mean the Administrative Agent, the Joint Lead Arrangers, the Collateral Trustee and the Local Collateral Agents, as applicable.
“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and
(b) thereafter, the aggregate then outstanding principal amount of such Lender’s Term Loans.
“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement” shall have the meaning set forth in the first paragraph hereof.
“Air Carrier Entity” shall mean Parent and each other Guarantor that owns or operates
Aircraft.
“Aircraft” shall mean any contrivance invented, used, or designed to navigate, or fly in, the air, including, without duplication, the airframes related thereto.
“Aircraft Financing” shall mean (i) any indebtedness, guarantee, finance lease, operating lease, sale and lease back or other financing arrangements (including any bonds, debentures, notes or similar instruments) in respect of or secured by Engines, Spare Parts, Aircraft, airframes or Appliances, Parts, components, instruments, appurtenances, furnishings, other equipment installed on such Engines, Spare Parts, Aircraft, airframes or any other related assets, (ii) any financing arrangements assumed or incurred in connection with the acquisition, construction (including any pre-delivery payments in connection with such acquisition or construction), modifications or improvement of any Engines, Spare Parts, Aircraft, airframes or Appliances, Parts, components, instruments, appurtenances, furnishings, other equipment installed on such Engines, Spare Parts, Aircraft, airframes or any other related assets, and
(iii) extensions, renewals and replacements of such financing arrangements under clauses (i) and (ii); provided that, in each case under clauses (i), (ii) or (iii), such financing arrangement, if secured, is secured on a usual and customary basis (which may include the collateralization thereof with cash, Cash Equivalents or letters of credit) as determined by Parent in good faith for such financing arrangement or Indebtedness in respect of Engines, Spare Parts, Aircraft, airframes or Appliances, Parts, components, instruments, appurtenances, furnishings, other equipment installed on such Engines, Spare Parts, Aircraft, airframes or any other related assets.

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“Aircraft Financing Related Cargo Business Assets” shall mean assets described in clauses (a) and (b) of the definition of Cargo Business Assets.
“Aircraft Protocol” shall mean the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto, as in effect in the United States or any other applicable jurisdiction, as the case may be.
“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement.
“Annex No. 2” shall have the meaning set forth in Section 2.13(c).
“Anti-Corruption Laws” shall mean all applicable anti-corruption and anti-bribery laws, rules and regulations of any jurisdiction from time to time, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” shall mean any and all laws, rules and regulations of any jurisdiction applicable to Parent or its Subsidiaries or Affiliates from time to time concerning or relating to terrorism financing, money laundering or any predicate crime to money laundering, including, without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Appliance” shall mean any instrument, equipment, apparatus, part, appurtenance, or accessory used, capable of being used, or intended to be used, in operating or controlling Aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to an Aircraft during flight, and not a part of an Aircraft or Engine.

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“Applicable Margin” shall mean (a) at any time when the Emergence Condition has not been satisfied, the rate per annum determined pursuant to the following: (i) for ABR Loans, 8.75% or (ii) for Term Loans bearing interest based on the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, 9.75% and (b) at any time after the Emergence Condition has been satisfied, the rate per annum determined pursuant to the following: (i) for ABR Loans, 8.50% or (ii) for Term Loans bearing interest based on the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, 9.50%.
“Appraisal” shall mean (a) the Initial Appraisals, (b) any other appraisal (a “Subsequent Appraisal”), certifying, at the time of determination, in reasonable detail the Appraised Value of the Coverage Assets that are the subject thereof, which is prepared by either, at the option of Parent, (i) an Initial Appraiser and any successor thereof (including any appraiser whose employees or principals previously appraised the relevant Coverage Assets) but solely in respect of asset classes assigned to such Initial Appraiser in the definition thereof or (ii) another independent appraisal firm appointed by Parent and reasonably satisfactory to the Administrative Agent; provided that, (x) in the case of Pledged SGR, the methodology and form of presentation of such Subsequent Appraisal are consistent in all material respects with the methodology and form of presentation of the Initial Appraisal applicable to such type of Coverage Assets, or which, as to any deviations from such methodology (including as to discount rate and terminal value growth rate) and/or form of presentation, are otherwise in form and substance reasonably satisfactory to the Administrative Agent or (y) in the case of assets other than Pledged SGR, the Subsequent Appraisal sets forth the Fair Market Value thereof in a manner consistent with market practice for assets of such type in a manner reasonably satisfactory to the Administrative Agent.
“Appraised Value” shall mean, as of any date of determination, the sum of the aggregate value of all Coverage Assets as of such date, as reflected in the most recent Appraisals delivered to the Administrative Agent in respect of such Coverage Assets in accordance with this Agreement as of that date (for the avoidance of doubt, calculated after giving effect to any additions to or eliminations from the Coverage Assets since the date of delivery of such Appraisal); provided that (i) if any Pledged Slots at an airport have been added to or eliminated from the Coverage Assets since the most recent Appraisal of the Pledged Slots at such airport and such most recent Appraisal assigned differing Appraised Values to Pledged Slots at such airport based on the criteria set forth in such most recent Appraisal, such added or eliminated Pledged Slots at such airport shall, for purposes of determining the Appraised Value of all remaining Pledged Slots at such airport (including any added Pledged Slots as the case may be), be assigned an Appraised Value in accordance with such criteria set forth in such most recent Appraisal (and for clarity, such assignment of Appraised Value to such added or eliminated Pledged Slots shall not otherwise impact the Appraised Value of any other Pledged Slots at such airport) and (ii) when used in reference to any particular Coverage Asset, “Appraised Value” shall mean the value of such Coverage Asset as reflected in such most recent Appraisal of such Coverage Asset; provided that if at the relevant time Parent has not previously delivered to the Administrative Agent an Appraisal of a specific Coverage Asset item (such as a single Route), but has delivered to the Administrative Agent an Appraisal that includes the Appraised Value of a portion of the Coverage Assets (such as all Routes to a particular region) that includes such specific Coverage Asset item, Parent shall allocate the Appraised Value of such specific Coverage Asset item on a reasonable basis, and such allocated amounts shall be the Appraised Value of such specific Coverage Asset item, except that this proviso shall not be applicable in a case where this Agreement or other Loan Document expressly requires that the Borrowers obtain an Appraisal in respect of such specific Coverage Asset item.
“Approved Electronic Platform” shall have the meaning given to such term in
Section 8.11.
“Approved Fund” shall have the meaning given to such term in Section 10.02(b).

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“Asset Coverage Ratio” shall mean, as of any date, the ratio of (a) the Appraised Value of the Coverage Assets as of such date to (b) the sum of (i) the aggregate principal amount of all Priority Lien Debt as of such date (including, other than for purposes of Section 6.08(a), without duplication of any outstanding principal amounts, the amount of any unfunded commitments under all revolving credit facilities (including the Revolving Credit Agreement) of Parent and its Restricted Subsidiaries) plus (ii) without duplication, any Senior Priority Refinancing Indebtedness plus (iii) the aggregate outstanding amount of Currency under any Frequent Flyer Program as of such date that has been Disposed by Parent or any Restricted Subsidiary pursuant to a financing arrangement for cash in advance of such Currency being redeemed for goods or services provided by Parent or its Restricted Subsidiaries (“Pre-Sold Currency”).
“Asset Coverage Ratio Certificate” shall mean an Officer’s Certificate of Parent setting forth in reasonable detail the calculation of the Asset Coverage Ratio.
“Asset Coverage Test” shall have the meaning given to such term in Section 6.08(a).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit A.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then- removed from the definition of “Interest Period” pursuant to Section 2.17(e).
“Aviation Authorities” shall mean (a) the Dirección General de Aeronáutica Civil of Chile and any successor organization and each other Governmental Authority or other Person who shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of Aircraft or other matters relating to civil aviation in Chile; (b) the FAA; and/or (c) any other Governmental Authority which, from time to time, has control or supervision of civil aviation.
“Backstop Commitment Agreements” shall mean, collectively, (a) the Creditor Backstop Commitment Agreement and (b) the Shareholder Backstop Commitment Agreement.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York (together with any other court having jurisdiction over any of the Chapter 11 Cases or any proceeding therein from time to time).
“Bankruptcy Event” shall mean, with respect to any Person, after September 29, 2020, such Person becomes the subject of a bankruptcy or insolvency proceeding (including any creditor contest (concurso de acreedores or concurso preventivo)), or initiates or institutes a process to reach a pre- bankruptcy or pre-insolvency process with its creditors the effects of which could, in the reasonable determination of the Administrative Agent, have effects similar to those of bankruptcy or insolvency proceedings, or has had a receiver, conservator, trustee, administrator, custodian, assignee or supervisor for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Law” shall mean the Bankruptcy Code or any similar U.S. federal or state law for the relief of debtors.
“Bankruptcy Maturity Event” shall mean, to the extent the Conversion Date has not occurred prior to such date, the earliest of: (a) December 2, 2023, (b) the date of the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Required Lenders; (c) the date on which the Bankruptcy Court dismisses any of the Chapter 11 Cases, unless otherwise consented to in writing by the Required Lenders and (d) the date of the consummation of a sale of all, substantially all or a material portion of the Collateral, unless otherwise consented to in writing by the Required Lenders.
“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Chapter 11 Cases.
“Benchmark” shall mean, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b).
“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)the Adjusted Daily Simple SOFR; or

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(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and Parent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar- denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Parent for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent, in consultation with Parent, decides may be appropriate to reflect the adoption and implementation of any such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with Parent, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

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(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non- representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or
(b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current

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Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.
“Beneficial Ownership Certification” shall mean a customary certification regarding beneficial ownership or control of any Borrower required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall have the meaning set forth in Section 10.13.
“Benefit Plan” shall mean any U.S. Benefit Plan, any Non-U.S. Government Scheme or Arrangement and any Non-U.S. Plan, in each case, established, maintained or contributed to by any Loan Party or under which any Loan Party has any liability, contingent or otherwise.
“Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and (d) with respect to any other Person, the board, committee or administrator of such Person serving a similar function.
“Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single tranche and Type made from all of the relevant Lenders of such tranche on a single date and having, in the case of Term Benchmark Loans, a single Interest Period.
“Brazilian Engine Mortgage” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Brazilian Local Collateral Agent” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Brazilian Local Reorganization Proceeding” shall mean a judicial reorganization (re- cuperação judicial) or an extrajudicial reorganization (recuperação extrajudicial), in each case, before a Brazilian civil court, pursuant to Federal Law No. 11,101, dated February 9, 2005, as amended and regulated with respect to any of the direct or indirect Subsidiaries of Parent formed or organized pursuant to the laws of the Federative Republic of Brazil.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, State of New York, United States of America or Santiago, Chile are authorized or required by law to remain closed; provided that, in addition to the foregoing, a “Business Day” shall refer to a “U.S. Government Securities Business Day” (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.
“Cape Town Convention” shall mean the official English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001 at a diplomatic

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conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto, as in effect in the United States or any other applicable jurisdiction, as the case may be.
“Cape Town Treaty” shall mean, collectively, (a) the Cape Town Convention, (b) the Aircraft Protocol, and (c) all rules and regulations (including but not limited to the Regulations and Procedures for the International Registry) adopted pursuant thereto and all amendments, supplements and revisions thereto.
“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with IFRS as in effect immediately prior to the adoption of IFRS 16 (Leases), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” shall mean:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity or exempted company, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cargo Business Assets” shall mean (a) all intercompany Aircraft leases in respect of freighter Aircraft used in the cargo business of Parent and its Restricted Subsidiaries, (b) all intercompany contracts providing rights to use the belly of passenger Aircraft for the cargo business of Parent and its Restricted Subsidiaries, (c) all accounts receivable in respect of the cargo business of Parent and its Restricted Subsidiaries and (d) all owned and leased real estate assets used in the cargo business of Parent and its Restricted Subsidiaries; provided that, for purposes of calculating the Asset Coverage Ratio and the Total Asset Coverage Ratio, the Cargo Business Assets shall not include any of the foregoing assets described in clauses (a) through (d) above to the extent owned or acquired by a Non-Guarantor Acquired Airline.
“Carve-Out” shall have the meaning given to it in the Final DIP Order.
“Cash Equivalents” shall mean each of the following:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;
(b)each Acceptable Letter of Credit;

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(c)investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;
(d)investments in certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than [*];
(e)fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;
(f)investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (a) through (e) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;
(g)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5.0 billion;
(h)securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s;
(i)any other securities or pools of securities that are classified under IFRS as Cash Equivalents or short-term investments on a balance sheet; and
(j)instruments or investments denominated in any currency that have a comparable tenor and credit quality to those referred to above (as determined by the Parent in good faith) and
(x) are customarily utilized in the countries in which such instrument is used or investment is made or (y) are consistent with the cash management practices of the Parent (as determined by Parent in good faith).
“Cash Flow Statement and Notes” shall have the meaning given to such term in
Section 5.01(a).
“Cash Management Order” shall mean that Final Order (I) Authorizing Continued Use of Cash Management System, (II) Authorizing the Continuation of Intercompany and Affiliate Transactions,
(III) Granting Administrative Priority Status to Postpetition Intercompany and Applicable Affiliate Claims, (IV) Waiving Compliance with Restrictions Imposed by Section 345 of the Bankruptcy Code, and
(V) Authorizing Continued Use of Prepetition Bank Accounts, Payment Methods, and Existing Business Forms (Docket No. 430), as subsequently amended by that certain Amended Final Order (I) Authorizing

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Continued Use of Cash Management System, (II) Authorizing the Continuation of Intercompany and Affiliate Transactions, (III) Granting Administrative Priority Status to Postpetition Intercompany and Applicable Affiliate Claims, (IV) Waiving Compliance with Restrictions imposed by Section 345 of the Bankruptcy Code, and (V) Authorizing Continued use of Prepetition Bank Accounts, Payment Methods and Existing Business Forms, entered on October 12, 2020 (Docket No. 1185), and as further amended from time to time.
“Cayman Companies Act” shall mean the Companies Act (Revised) of the Cayman
Islands.
“Cayman JPLs” shall mean the joint provisional liquidators appointed by the Grand Court of the Cayman Islands with regard to LATAM Finance Limited and Peuco Finance Limited pursuant to the Cayman JPL Applications.
“Cayman JPL Applications” shall mean the applications pursuant to section 104(3) of the Cayman Companies Act for the appointment of the Cayman JPLs in furtherance of the Chapter 11 Cases.
“Change in Law” shall mean, after the Closing Date, (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or
(c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall mean [*].
“Chapter 11 Case” or “Chapter 11 Cases” shall mean the filing by the Obligors on the applicable Petition Date of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
“Chilean Debtors” shall mean collectively Parent, HoldCo I.S.A., Lan Cargo S.A., Fast Air Almacenes de Carga S.A., Latam Travel Chile II S.A., Lan Cargo Inversiones S.A., Holdco Colombia I SpA, Holdco Colombia II SpA, Transporte Aéreo S.A., Inversiones Lan S.A., Lan Pax Group S.A., Technical Training LATAM S.A. and Holdco Ecuador S.A.
“Chilean Engine Pledge” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Chilean Income Tax Law” shall mean the income tax law of Chile (Ley sobre Impuesto a la Renta), contained in Decree Law No. 824 of 1974.
“Chilean Local Reorganization Proceeding” shall mean a Procedimiento de Reorganización Judicial de la Empresa Deudora or a proceeding seeking an Acuerdo de Reorganización Simplificado, in either case, before a Chilean civil court, pursuant to the Chilean Insolvency and Reorganization Law No. 20,720 (Ley de Insolvencia y Reemprendimiento) with respect to the Chilean Debtors.
“Chilean Recognition Proceeding” shall mean the proceeding conducted before the Second Civil Court of Santiago, Chile titled LATAM Airlines Group S.A./ Technical Training Latam S.A., Rol N° C-8.553-2020, concerning the recognition in Chile of the Chapter 11 Cases as foreign main insolvency proceedings pursuant to the Chilean Insolvency and Reorganization Law No. 20,720 (Ley de Insolvencia y Reemprendimiento) with respect to LATAM Airlines Group S.A., Lan Cargo S.A., Fast Air

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Almacenes de Carga S.A., Latam Travel Chile II S.A., Lan Cargo Inversiones S.A., Holdco Colombia I SpA, Holdco Colombia II SpA, Transporte Aéreo S.A., Inversiones Lan S.A., Lan Pax Group S.A., Technical Training LATAM S.A. and Holdco Ecuador S.A.
“Chilean Securities Market Act” shall mean Chilean Ley 18,045 sobre Mercado de
Valores.
“Chilean Stamp Tax” shall mean impuesto de timbres y estampillas established by Decree Law No. 3475 of year 1980, Ley Sobre Impuesto de Timbres y Estampillas, as amended.
“Class,” when used in reference to any Commitment, Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, or the Loans that would be disbursed under such Commitment, are Initial Term Loans or any Incremental Term Loans.
“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

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“Closing Date Make Whole Premium” shall mean an amount reasonably determined by the Administrative Agent in accordance with accepted financial practice equal to (i) 2.0% of the principal amount of the prepaid, repaid, redeemed, paid, refinanced or accelerated Initial Term Loans plus (ii) all required interest payable on the aggregate principal amount of such Initial Term Loans from the date of the applicable prepayment, repayment, redemption, payment, refinancing or acceleration through and including the first anniversary of the Closing Date, computed using an assumed interest rate equal to (x) the Adjusted Term SOFR Rate (including the Floor thereto) for an Interest Period of three months (determined using the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time, two U.S. Government Securities Business Days prior to the date of the applicable prepayment, repayment, redemption, payment, refinancing or acceleration) plus (y) the Applicable Margin for Term Benchmark Loans that are Initial Term Loans in effect as of the date of the applicable prepayment, repayment, redemption, payment, refinancing or acceleration, discounted from each applicable interest payment date to the date of such prepayment, repayment, redemption, payment, refinancing or acceleration using a discount rate equal to the sum of the Treasury Rate one Business Day prior to the date of prepayment, repayment, redemption, payment, refinancing or acceleration plus 0.50%.
“Closing Date Material Adverse Effect” shall mean a material adverse effect on, and/or any condition, development, change, circumstance or event that, taken alone or together, has resulted in, or would reasonably be expected to result in, a material adverse effect on (a) the business, assets, properties, liabilities, operations, financial condition or prospects of the Loan Parties, taken as a whole or
(b) the ability of the Loan Parties to perform their obligations under (or to implement the transactions contemplated by) the Reorganization Plan, the Backstop Commitment Agreements, this Agreement, any material Loan Documents or any other material agreement (in the case of this clause (b), that is not reasonably capable of timely being avoided, reversed, rescinded or overturned), other than, in each case, to the extent arising from or attributable to the following: (i) the filing of the Chapter 11 Cases and the events typically resulting from the filing of the Chapter 11 Cases, including the filing of the Reorganization Plan and the other documents contemplated thereby, or any action required by the Reorganization Plan that is made in compliance with the Bankruptcy Code, (ii) the filing of the Non-U.S. Cases and the Brazilian Local Reorganization Proceeding and the events typically resulting from the filing of such cases, (iii) any epidemic, pandemic, or disease outbreak, including but not limited to COVID-19 and any evolutions thereof, (iv) any change in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism, military actions, protests, riots or other civil unrest, or any escalation or material worsening of such matters existing or underway as of the date of this Agreement) or in the general business, market, financial, legal, tax or economic conditions affecting the industries, regions, countries and markets in which the Loan Parties operate, including in any change in
U.S. or applicable foreign economies or securities, currencies or financial markets, changes in commodity prices including fuel prices and oil prices, force majeure events, “acts of God,” (v) changes in applicable law or IFRS in the United States or Chile or (vi) natural disasters or declarations of national emergencies in the United States or Chile; provided that the exceptions in clauses (ii) through (v) shall not apply to the extent such described change, event, development or circumstance has a disproportionately adverse effect on the Loan Parties, taken as a whole, as compared to other companies in the industries, regions and markets in which the Loan Parties and their Subsidiaries operate.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all assets and properties (real and personal) of the Loan Parties now owned or hereafter acquired upon which Liens have been granted to the Collateral Trustee or a Local Collateral Agent, as applicable, to secure the Obligations or any other Priority Lien Obligations, including without limitation any Additional Collateral and all of the “Collateral” as defined in (or such other equivalent term in the Collateral Documents), and pledged pursuant to, the Collateral Documents (but

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excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document), together with all proceeds of the foregoing (including, without limitation, proceeds from Dispositions of the foregoing).
“Collateral Documents” shall mean, collectively, the Pledge and Security Agreement, the Non-U.S. Pledge Agreements, Non-U.S. IP Security Agreements, the Receivables Pledge Agreements, the Collateral Trust Agreement (and each Reaffirmation Agreement, Loan Party Joinder, Local Collateral Agent Joinder and/or Secured Debt Joinder under and as defined therein), the Junior Lien Intercreditor Agreement, the Local Collateral Agency Agreements and the Intellectual Property Security Agreements and any other instrument or agreement (which is designated as a Collateral Document therein) executed and delivered by any Loan Party to the Administrative Agent, the Collateral Trustee or any Local Collateral Agent, in favor of the Secured Parties or in respect of the priorities in the Collateral, including with respect to any Additional Collateral, and any financing statement or other instrument or document required to be filed or recorded to perfect or register or record the Priority Lien, in each case, as amended modified renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms; provided that prior to the Conversion Date, the Collateral Documents shall also include the Final DIP Order, the Junior DIP Intercreditor Agreement, the Engine Collateral Documents, the Real Estate Mortgages and any Deposit Account Control Agreement required hereunder or under the other Loan Documents, each of which document in this proviso shall be automatically terminated upon the occurrence of the Conversion Date.
“Collateral Taxes” shall have the meaning set forth in Section 10.04(e).
“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement dated as of the Closing Date, among the Borrowers, the other Loan Parties from time to time party thereto, the Administrative Agent, the Revolver Administrative Agent, the 2027 Bridge Loan Administrative Agent, the 2029 Bridge Loan Administrative Agent, the Collateral Trustee, each Local Collateral Agent from time to time party thereto and each other Secured Debt Representative (as defined in the Collateral Trust Agreement) from time to time party thereto, substantially in the form attached hereto as Exhibit K, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms thereof.
“Collateral Trustee” shall have the meaning set forth in the first paragraph of this
Agreement.
“Collateral Trustee Fee Letter” shall mean that certain Fee Letter dated as of August 24, 2022, among the Borrowers and the Collateral Trustee.
“Colombian Engine Pledge” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Colombian Recognition Proceeding” shall mean the recognition proceeding conducted before the Superintendence of Companies of Colombia, under legal record 20641 of 2020, whereby the Chapter 11 Cases have been recognized as foreign main insolvency proceedings pursuant to Title III of Law No. 1116 of 2006 by court order proffered in a 12 June of 2020 hearing.
“Commitment” shall mean, as to any Lender, the Term Loan Commitment of such
Lender.

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“Commitment Date Reorganization Plan” shall mean the Joint Plan of Reorganization of LATAM Airlines Group, S.A., et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 5331], without giving effect to any amendment, supplement or modification thereto.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Conditions to Conversion” shall have the meaning set forth in the definition of Conversion Date.
“Confirmation Order” shall mean the Order (I) Confirming Debtors’ Joint Plan of Reorganization of LATAM Airlines Group S.A. et al. Under Chapter 11 of the Bankruptcy Code and (II) Granting Related Relief [Docket No. 5754] entered by the Bankruptcy Court on June 18, 2022, as amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereto.
“Consolidated Liquidity” shall mean, as of any date, the sum of (i) the Unrestricted Cash Amount as of such date, (ii) the aggregate principal amount committed and available to be drawn by Parent and its Restricted Subsidiaries (taking into account all borrowing base limitations, collateral coverage requirements and other restrictions on borrowing in effect as of such date) under all revolving credit facilities (including the Revolving Credit Agreement) of Parent and its Restricted Subsidiaries and
(iii) the net proceeds, as determined by the Borrower in good faith (after giving effect to any expected repayment of existing indebtedness using such proceeds) of any offerings of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities) of Parent or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).
“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:
(1)all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with the Disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for Taxes on any such gain, will be excluded;
(2)the net income of any Unrestricted Subsidiary or any other Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;
(3)the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted (x) without any prior governmental

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approval (that has not been obtained) or (y) directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(4)the cumulative effect of a change in accounting principles on such Person will be excluded;
(5)any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;
(6)the effect on such Person of any non-cash items resulting from any amortization, write-up, writedown or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 – Presentation of Financial Statements, 350 – Intangibles – Goodwill and Other, 360 – Property, Plant and Equipment and 805 – Business Combinations or, to the extent applicable, the equivalent standard under IFRS (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will in each case be excluded;
(7)any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries;
(8)any gain (or loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825 – Financial Instruments or, to the extent applicable, the equivalent standard under IFRS, will be excluded; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;
(9)any gain (or loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (or loss) from closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to Dispose of such operations, only when and to the extent such operations are actually Disposed of) will be excluded; and
(10)any non-cash gain (or loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Currency Agreements and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income will be excluded.
“Consolidated Total Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Parent and its consolidated Restricted Subsidiaries as the total assets of Parent and its consolidated Restricted Subsidiaries in accordance with IFRS.

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“Controlled Account” shall mean any Deposit Account of a Loan Party that is subject to a Deposit Account Control Agreement, including, but not limited to, the Disbursement Account.
“Controlling Representative” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Conversion Anniversary Date” shall mean the date that is one year after the Conversion
Date.
“Conversion Date” shall mean the date all the conditions on Annex D (such conditions, the “Conditions to Conversion”) are satisfied or waived in accordance with Section 10.08.
“Conversion Date Certificate” shall mean a certificate in substantially the form attached hereto as Exhibit F.
“Conversion Date Indebtedness” shall mean Priority Lien Debt in an aggregate principal amount not to exceed [*], which (a) Indebtedness is incurred solely to either (i) make payments required to unsecured creditors pursuant to the Reorganization Plan in connection with the Conversion Date or (ii) refinance any payment made pursuant to clause (i) above or (b) is Permitted Refinancing Indebtedness in respect of any Priority Lien Debt incurred on the Closing Date.
“Corresponding Tenor” shall mean with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Coverage Assets” shall mean (a) the Frequent Flyer Program Assets of the Loan Parties,
(b) the Cargo Business Assets of the Loan Parties, (c) Intellectual Property constituting Collateral,
(d) Pledged Slots, Pledged Routes and Pledged Gate Leaseholds, in each case held at Eligible Airports, and (e) any Additional Collateral not covered by the foregoing clauses.
“Creditor Backstop Commitment Agreement” shall mean that certain Backstop Commitment Agreement, dated as of January 12, 2022, by and among Parent, each of its direct and indirect debtor subsidiaries that have filed Chapter 11 Cases and certain creditors in their capacity as backstop parties party thereto, as may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms thereof; provided that, for purpose of determining the satisfaction of the Conditions to Conversion, the Creditor Backstop Commitment Agreement referred to therein shall be such agreement as in effect on June 10, 2022.
“Creditors’ Committee” shall mean the official committee of unsecured creditors appointed in any of the Chapter 11 Cases on June 5, 2020.
“Currency” shall mean miles, points and/or other units that are a medium of exchange constituting a convertible, virtual and private currency that is tradeable property and that can be sold or issued to persons.
“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business

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Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.
“Debtor Relief Law” shall mean the Bankruptcy Code and all other liquidation, compromise, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, corporate or similar laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Defaulting Lender” shall mean, at any time, any Lender that (a) has failed, within two
(2) Business Days of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Loans or (y) any other amount required to be paid by it hereunder to the Administrative Agent or any other Lender (or its banking Affiliates), unless, in the case of clause (x) above, such Lender notifies the Administrative Agent and Parent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Parent, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or Parent, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such other Lender’s or Parent’s, as applicable, receipt (with a copy to the Administrative Agent, as applicable) of such confirmation in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or its Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. If the Administrative Agent determines that a Lender is a Defaulting Lender under any of clauses (a) through (d) above, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrowers and the Lenders.
“Deferred Asset” shall have the meaning assigned to such term in the Pledge and Security
Agreement.
“Delta Airlines” shall mean Delta Air Lines, Inc., a Delaware corporation.

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“Deposit Account” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Designated Guarantor” shall have the meaning assigned to such term in Section 5.12(c).
“DIP Budget” shall mean, the most recently approved at such time: (a) 13-week cash flow forecast of receipts and disbursements for the period from the Closing Date setting forth projected cash flows and disbursements (the “Initial Approved DIP Budget”) and (b) updated 13-week cash flow forecast of receipts and disbursements projected to be made at the end of each four-week period for the then-remaining term of this Term Loan Facility, which shall, in each case, include detailed line item receipts and expenditures, including the aggregate amount of Professional Fees and expenses for Professional Persons, together with appropriate supporting schedules and information and an explanation of any change from the DIP Budget then in effect (each, an “Updated DIP Budget”). From and after the Closing Date, each Updated DIP Budget shall be in form and substance substantially similar to the DIP Budgets provided under the Existing DIP Facility or otherwise in form and substance acceptable to the Administrative Agent and the Required Lenders.
“DIP Budget Variance Report” shall have the meaning set forth in Section 5.01(l)(ii).
“DIP Intercreditor Agreement” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Disbursement Account” shall mean that certain deposit account number ending 9980 maintained by Parent at JPMorgan Chase Bank, N.A.
“Disposition” shall mean, with respect to any property, any sale (including conditional sale), lease, sale and leaseback, conveyance, transfer or other disposition thereof (including by means of a Restricted Payment or an Investment). The terms “Dispose”, “Disposes” and “Disposed of” shall have correlative meanings.
“Disqualified Lender” shall mean (a) any Defaulting Lender, (b) any Person that is a competitor of Parent or its Subsidiaries or an Affiliate of such competitor, in each case that is either (x) separately identified in writing by Parent to the Administrative Agent or (y) is reasonably identifiable as an Affiliate of a competitor identified pursuant to clause (x) above solely on the basis of similarity of its name or (c) any Low Tax Jurisdiction Entity.
“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Latest Maturity Date then in effect. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof. The

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amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined in accordance with Section 1.06 hereof.
“Dollars” and “$” shall mean lawful money of the United States of America.
“DOT” shall mean the U.S. Department of Transportation and any successor thereto.
“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 10.02(i) to allow the Borrower to purchase Term Loans at a discount to par value and on a non- pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.
“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by the Borrower pursuant to Section 10.02(i), Dutch auction procedures to be reasonably agreed upon by the Borrower and the Administrative Agent in connection with any such purchase.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Airport” shall mean John F. Kennedy International Airport, Heathrow Airport or any other airport proposed by Parent reasonably acceptable to the Administrative Agent.
“Eligible Assignee” shall mean (a) a Lender, or any Affiliate of, or Approved Fund with respect to, a Lender or (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, and whose becoming an assignee would not constitute or give rise to a non-exempt “prohibited transaction” under Section 4975 of the Code or Section 406 of ERISA; provided that (i) Eligible Assignee shall not include any Disqualified Lender or a Low Tax Jurisdiction Entity and (ii) except as set forth in Section 10.02(i), no Loan Party or any Affiliate of a Loan Party shall constitute an Eligible Assignee.

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“Emergence Condition” means the occurrence of the Conversion Date on or prior to February 23, 2023.
“Emergence Make Whole Premium” shall mean an amount reasonably determined by the Administrative Agent in accordance with accepted financial practice equal to all required interest payable on the aggregate principal amount of such Initial Term Loans from the date of the applicable prepayment, repayment, redemption, payment, refinancing or acceleration through and including the second anniversary of the Closing Date, computed using an assumed interest rate equal to (x) the Adjusted Term SOFR Rate (including the Floor thereto) for an Interest Period of three months (deter-mined using the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time, two U.S. Government Securities Business Days prior to the date of the applicable prepayment, repayment, redemption, payment, refinancing or acceleration plus (y) the Applicable Margin for Term Benchmark Loans that are Initial Term Loans in effect as of the date of the applicable prepayment, re-payment, redemption, payment, refinancing or acceleration, discounted from each applicable interest payment date to the date of such prepayment, repayment, redemption, payment, refinancing or acceleration using a discount rate equal to the sum of the Treasury Rate one Business Day prior to the date of prepayment, repayment, redemption, payment, refinancing or acceleration plus 0.50%.
“Engine” shall mean an engine used, or intended to be used, to propel an Aircraft, including a Part, appurtenance, and accessory of such Engine and any records relating to such Engine.
“Engine Collateral Documents” shall have the meaning set forth in the Collateral Trust
Agreement.
“Engine Mortgage” shall mean, as the context may require a Chilean Engine Pledge, Colombian Engine Pledge, Peruvian Engine Pledge or Brazilian Engine Mortgage.
“Environmental Claim” shall mean any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to any Loan Party or the property of such Loan Party, as the case may be, arising out of, based on, in connection with or resulting from (a) the actual or alleged presence, Release or threatened Release of any Hazardous Materials, (b) a violation of Environmental Law, or (c) any actual or alleged injury or threat of injury to human health or safety (solely to the extent related to exposure to Hazardous Materials), natural resources or the environment.
“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, pollution, human health and safety (solely to the extent related to exposure to Hazardous Materials), or natural resources.
“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) a violation of Environmental Law, (b) the presence or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, or lease pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required to be held by any Loan Party under any Environmental Law.

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“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is (i) treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code and (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning given to such term in Section 7.01.
“Event of Loss” shall mean, with respect to any Collateral, any of the following events:
(i) the destruction of or damage to such property that renders repair uneconomic or that renders such property permanently unfit for normal use; (ii) any damage or loss to or other circumstance with respect to such property that results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or arranged total loss; (iii) the confiscation or nationalization of, or requisition of title to such property by any Governmental Authority; (iv) the theft or disappearance of such property that shall have resulted in the loss of possession of such property by any Loan Party for a period in excess of thirty (30) days; or (v) the seizure of, detention of or requisition for use of, such property by any Governmental Authority that shall have resulted in the loss of possession of such property by any Loan Party and such requisition for use shall have continued beyond the earlier of (A) sixty (60) days and
(B) the date of receipt of insurance or condemnation proceeds with respect thereto.
An Event of Loss shall be deemed to have occurred:
(a)in the case of an actual total loss, at 12 midnight (London time) on the actual date the relevant Collateral was lost;
(b)in the case of any of the events described in paragraph (i) of the definition of Event of Loss above (other than an actual total loss), upon the date of occurrence of such destruction, damage or rendering unfit;
(c)in the case of any of the events described in paragraph (ii) of the definition of Event of Loss above (other than an actual total loss), the date and time at which either a total loss is subsequently admitted by the insurers or a competent court or arbitration tribunal issues a judgment to the effect that a total loss has occurred;
(d)in the case of any of the events referred to in paragraph (iii) of the definition of Event of Loss above, upon the occurrence thereof; and
(e)in the case of any of the events referred to in paragraphs (iv) and (v) of the definition of Event of Loss above, upon the expiration of the period of time specified therein.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Exchange Rate” means, on any day, with respect to conversions from any Non-U.S. Currency to Dollars, (i) the rate of exchange for the purchase of Dollars with such Non-U.S. Currency last provided by Reuters on the Business Day (New York City time) immediately preceding the date of determination or (ii) if at the time of any such determination, no such rate pursuant to clause (i) is being provided, then (x) Administrative Agent, may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error or (y) if such Exchange Rate is being determined by the Borrowers for the purpose of determining compliance under Articles VI or VII, Parent may, at its election, use any customary method that it reasonably determines in good faith is an appropriate substitute to determine such rate and shall promptly notify the Administrative Agent of such substitute. The Administrative Agent shall promptly provide Parent with the then current Exchange Rate used by the Administrative Agent upon Parent’s request therefor, and Parent shall promptly provide the Administrative Agent with the then current Exchange Rate used by Parent upon the Administrative Agent’s request therefor.
“Excluded Aircraft Subsidiary” shall mean (a) any Subsidiary involved or contemplated to be involved in an Aircraft Financing, where substantially all of the assets of such Subsidiary consists of an interest in Aircraft (including airframes), Engines, Spare Parts, intercompany obligations, cash and/or Cash Equivalents and that owns no Significant Assets other than Aircraft Financing Related Cargo Business Assets as a result of the relevant Subsidiary being a party to an intercompany lease or contract and (b) any Subsidiary that owns the Equity Interest in one or more Subsidiaries referred to in clause (a) and no other material assets.
“Excluded Assets” shall have the meaning provided in the Pledge and Security
Agreement.
“Excluded Contributions” shall mean net cash proceeds received by Parent after the Conversion Date from:
(1)contributions to its common equity capital (other than from any Subsidiary); or
(2)the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Qualifying Equity Interests,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 6.01(a)(iv)(3)(C) hereof.
“Excluded Subsidiary” shall mean any Subsidiary of Parent (a) that is not or ceases to be a Subsidiary in which at least 85% of its capital stock is owned by Parent or another Subsidiary of Parent, other than due to a minority interest required to comply with a local ownership requirement; provided that this clause (a) shall not apply to [*], and any other Restricted Subsidiary of Parent that the Parent may elect to exclude from time to time from the application of this clause (a) by written notice to the Administrative Agent (which election may be subsequently revoked by Parent from time to time by written notice to the Administrative Agent), (b) that is prohibited or restricted by applicable law, or regulation from being or becoming a Guarantor, (c) that is subject to any contract or other restrictions existing prior to the Closing Date or the date such entity is acquired by Parent or a Restricted Subsidiary of Parent, as applicable, that prohibits such Subsidiary from providing a Guarantee of the Obligations, (d) for which Parent and the Administrative Agent mutually agree that the granting or maintenance of a Guarantee by such Subsidiary would result in material adverse

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tax consequences to a Borrower or any of its Restricted Subsidiaries, (e) that is a captive insurance company, special purpose entity, securitization, receivables subsidiary, not-for-profit subsidiary, or Excluded Aircraft Subsidiary, (f) that is a Non-Guarantor Acquired Airline, or (g) at the election of Parent by written notice to the Administrative Agent, [*], or any other Restricted Subsidiary of Parent that owns Significant Assets, in the good faith determination of Parent, (1) in an aggregate amount not to exceed [*] and (2) together with all other Restricted Subsidiaries excluded pursuant to this clause (g), in an aggregate amount not to exceed [*] (provided that any such election pursuant to this clause (g) may be subsequently revoked and reallocated to any other Restricted Subsidiary from time to time); provided, further, that “Excluded Subsidiary” shall not include any Designated Guarantor that becomes a Loan Party pursuant to Section 5.12 for as long as such Subsidiary remains a Designated Guarantor.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made hereunder or under any Loan Document (collectively, “Tax Indemnitees”), (a) any Taxes based on (or measured by) its net income, profits or capital or any franchise taxes, imposed (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) any withholding Tax that is attributable to a recipient’s failure to deliver the documentation described in Section 2.13(h) or Section 2.13(i), (d) any
U.S. withholding Tax that is imposed by reason of FATCA, and (e) any withholding Taxes that are imposed by Chile, the United States or the jurisdiction of a Lender’s lending office imposed on amounts payable to or for the account of such Lender that are attributable to the Lender’s designation of a new lending office except to the extent that, pursuant to Section 2.13 additional amounts with respect to such Taxes were payable to such Lender immediately prior to such Lender’s designation of such new lending office.
“Existing DIP Facility” shall mean that certain Amended and Restated Super-Priority Debtor-in-Possession Term Loan Agreement, dated as of April 8, 2022 among Parent, the other Loan Parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and certain others party thereto.
“Existing Environmental Proceedings” shall mean the following:
(i)Civil inquiry (No. 013.2018.002610) initiated by the State of Paraiba Public Prosecutor’s Office to investigate the lack of certain environmental license(s) to undertake potentially polluting activities;
(ii)Civil inquiry (No. 14/02) started by the State of São Paulo Public Prosecutor’s Office to investigate allegedly irregular vegetation suppression. Compensatory measures were already implemented, based on an adjustment conduct term entered into among TAM S.A. or its subsidiaries, the State of São Paulo Public Prosecutor’s Office and other involved parties;
(iii)Civil Class Action (No. 0005425-75.2007.403.6100) filed by a residential-related association (Association of Residents Friends of Moema), against TAM S.A. or its subsidiaries, the Brazilian Federal Government, Agência Nacional de Aviação Civil (ANAC) of Brazil, the Brazilian Airport Infrastructure Company (“INFRAERO”, in Brazilian acronym), the City of São Paulo, and other airline companies, challenging certain activities undertaken at Congonhas airport in the City of São Paulo, State of São Paulo, particularly with respect to matters relating to operating hours and noise emission;

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(iv)Proceeding (No. 02027.000448/2016-26) in connection with land/underground water contamination at the Congonhas airport in the city of São Paulo, State of São Paulo, in connection with which TAM S.A. or its subsidiaries has been the subject of administrative fines imposed by the State of São Paulo Environmental Protection Agency (“CETESB,” for its acronym in Portuguese); and
(v)Certain expired or pending environmental licenses, as listed below on Schedule
1.01(a).
“Extended Term Loan” shall have the meaning given to such term in Section 2.23(a)(ii).
“Extension Amendment” shall have the meaning given to such term in Section 2.23(c).
“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.
“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors or an officer of Parent (unless otherwise provided in this Agreement); provided that the board of directors or officer of Parent, as applicable, shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the U.S. airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction; and provided, further, that nothing herein shall be construed as a limitation of the fiduciary duties of the board of directors of Parent pursuant to applicable law.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are substantively comparable thereto and not materially more onerous to comply with, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on the SOFR Administrator’s Website from time to time) and published on the next succeeding Business Day by the SOFR Administrator as the federal funds rate; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Fees” shall mean the fees referred to in Section 2.16.
“Fee Letters” shall mean (a) the Collateral Trustee Fee Letter and (b) the Administrative Agent Fee Letter.
“Final DIP Order” shall mean the Order (I) Authorizing the Debtors to (A) Obtain DIP and DIP-To-Exit Financing and (B) Grant Superpriority Administrative Expense Claims, and (II) Granting Related Relief [Docket No. 5791] entered by the Bankruptcy Court on June 24, 2022.

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“Final Order” shall mean an order or judgment of the Bankruptcy Court as entered on its docket that has not, in whole or in part, been reversed, vacated, modified, amended or stayed pursuant to any applicable Bankruptcy Law or any other applicable rule of civil or appellate procedure, and as to which the time to appeal, petition for certiorari or seek re-argument or rehearing has expired, or as to which any right to appeal, petition for certiorari or seek re-argument or rehearing has been waived in writing in a manner satisfactory to the parties in interest, or if a notice of appeal, petition for certiorari or motion for re-argument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the re-argument or rehearing was sought, or a certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further re-argument has expired.
“Financial Officer” shall mean, with respect to any Person, the Chief Financial Officer, the Director of Finance or any Vice President with knowledge of the transactions contemplated by this Agreement, of such Person.
“Fitch” shall mean Fitch, Inc., also known as Fitch Ratings, and its successors.
“Five-Year Business Plan” shall mean the five (5) year business plan (2022 to 2026) of the Loan Parties, as updated from time to time by the Loan Parties and delivered to the Administrative Agent and the Lenders.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” shall mean, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise), with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall not be less than 0.50%.
“Frequent Flyer Program” shall mean any customer loyalty program available to individuals that is operated, owned or controlled, directly or indirectly, by Parent or any of its Restricted Subsidiaries and which loyalty program grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services.
“Frequent Flyer Program Agreement” shall mean all currently existing, future and successor co-branding agreements, partnering agreements, airline-to-airline frequent flyer program agreements or similar agreements related to or entered into in connection with a Frequent Flyer Program.
“Frequent Flyer Program Assets” shall mean (a) all Frequent Flyer Program Agreements,
(b) Intellectual Property owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Parent or any of its Restricted Subsidiaries and required or necessary to operate a Frequent Flyer Program, (c) customer data (i) owned, or later developed or acquired and owned or purported to be owned, by Parent or any of its Restricted Subsidiaries and (ii) used, generated or produced as part of a Frequent Flyer Program (including a list of all members and profile data for each member), (d) all currently existing or future intercompany agreements governing the sale, transfer or

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redemption of Currency under any Frequent Flyer Program (“Intercompany Frequent Flyer Agreements”) and (e) accounts receivable in respect of any Frequent Flyer Program, including accounts receivable arising under Frequent Flyer Program Agreements or Intercompany Frequent Flyer Agreements; provided that, for purposes of calculating the Asset Coverage Ratio and the Total Asset Coverage Ratio, as of any date of determination, the Frequent Flyer Program Assets shall not include any of the foregoing assets described in clauses (a) through (e) above to the extent owned or acquired by a Non-Guarantor Acquired Airline as of such date.
“Fuel Hedging Agreement” shall mean any spot, forward or option fuel price protection agreements and other types of fuel hedging agreements or economically similar arrangements designed to protect against or manage exposure to fluctuations in fuel prices.
“Funds Flow Direction Letter” shall mean that certain direction letter, dated as of the Closing Date, executed by the Borrowers, which instructs the Administrative Agent as to the flow of loan proceeds on the Closing Date.
“Gate Leasehold” shall mean, at any time, all of the right, title, privilege, interest and authority, now held or hereafter acquired, of a Loan Party in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in an airport terminal at any airport at which such Loan Party conducts scheduled operations.
“Governmental Authority” shall mean the government of Chile, the United States of America, Peru, Colombia, Ecuador, Brazil and any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Guarantee” shall mean a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).
“Guaranteed Obligations” shall have the meaning given to such term in Section 9.01(a).
“Guarantors” shall mean, collectively, each Subsidiary of Parent (including any Designated Guarantor) that is either (i) party hereto on the Closing Date or (ii) becomes a party to the Guarantee contained in Article 9 by executing an Instrument of Assumption and Joinder.
“Guaranty and Security Principles” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Guaranty Obligations” shall have the meaning given to such term in Section 9.01(a).
“Hazardous Materials” shall mean (a) all explosive or radioactive substances or wastes,
(b) all hazardous or toxic substances or wastes, (c) all other pollutants, including petroleum, petroleum products, petroleum by-products, petroleum breakdown products, petroleum distillates, asbestos, asbestos containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes and (d) all

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other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.
“Hedging Agreement” shall mean any Interest Rate Agreement, any Currency Agreement, any Fuel Hedging Agreement and any other derivative or hedging contract, agreement, confirmation or other similar transaction or arrangement that is entered into by any Loan Party, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency or securities values, or any combination of the foregoing agreements or arrangements.
“Hedging Obligations” shall mean obligations under or with respect to Hedging
Agreements.
“IATA” shall mean the International Air Transport Association and any successor thereto.
“IFRS” shall mean the International Financial Reporting Standards.
“Incremental Term Loan Commitment” shall have the meaning given to such term in
Section 2.22(a).
“Incremental Term Loans” shall have the meaning given to such term in Section 2.22(c)(i).
“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding advance ticket sales, accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than eighteen (18) months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business;
(6)representing any Hedging Obligations; or
(7)representing Disqualified Stock,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

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IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of IFRS 9, Chapter 6 – Hedge Accounting (or any successor provision thereto) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payments, accruals, or amounts deemed paid by or on account of any obligation of any Borrower or any Guarantor under this Agreement or any other Loan Document.
“Indemnitee” shall have the meaning given to such term in Section 10.04(b).

“Initial Appraisals” shall mean, collectively, the report of (a) BK Associates, Inc., dated as of February 14, 2022 setting forth the Appraised Value of the Cargo Business Assets of the Loan Parties; (b) BK Associates, Inc., dated as of February 11, 2022 setting forth the Appraised Value of the Frequent Flyer Program Assets of the Loan Parties; (c) Ocean Tomo, LLC, dated as of February 17, 2022 setting forth the Appraised Value of Intellectual Property of the Loan Parties; (d) mba Aviation, dated as of December 23, 2021 setting forth the Appraised Value of certain Routes in Brazil; (e) ICF SH&E Limited, dated as of December 17, 2021 setting forth the Appraised Value of certain Slots and Routes; f) mba Aviation, dated as of December 23, 2021 setting forth the Appraised Value of certain Routes in Peru;
(g) mba Aviation, dated as of December 23, 2021 setting forth the Appraised Value of certain Routes in Chile; (h) mba Aviation, dated as of December 23, 2021 setting forth the Appraised Value of certain Routes in Colombia; (i) mba Aviation, dated as of December 17, 2021 setting forth the Appraised Value of certain Slots and (j) AVITAS, Inc., dated as of February 8, 2022 setting forth the Appraised Value of certain Aircrafts and Engines, in each case, as delivered to the Administrative Agent by Parent pursuant to Section 4.01.
“Initial Appraisers” shall mean, collectively, (a) BK Associates, Inc. (as it relates to appraisals of any Cargo Business Assets or any Frequent Flyer Program Assets); (b) Ocean Tomo, LLC, (as it relates to any Intellectual Property); (c) mba Aviation (as it relates to Slots and Routes); (d) ICF SH&E Limited (as it related to Slots and Routes); and (e) AVITAS, Inc. (as it relates to Aircrafts and Engines).
“Initial Approved DIP Budget” shall have the meaning set forth in the definition of “DIP
Budget.”
“Initial Obligors” shall mean each Borrower and each other Loan Party that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on May 26, 2020.
“Initial Term Loans” shall mean the Loans incurred by the Borrowers on the Closing Date in an amount not to exceed the aggregate amount of the Term Loan Commitments set forth on Annex A attached hereto.
“Installment” shall have the meaning given to such term in Section 2.08(a).

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“Instrument of Assumption and Joinder” shall mean that certain joinder agreement in the form of Exhibit C hereto
“Instruments” shall have the meaning given to such term in the Pledge and Security
Agreement.
“Intellectual Property” shall have the meaning given to such term in the Pledge and Security Agreement.
“Intellectual Property Security Agreement” shall have the meaning given to such term in the Pledge and Security Agreement.
“Intercompany Note” shall mean a subordinated global promissory note among the Loan Parties and certain other Restricted Subsidiaries that are not Loan Parties substantially in the form of Exhibit E.
“Interest Election Request” shall mean a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.04, which shall be substantially in the form of Exhibit J or any other form approved by the Administrative Agent.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” shall mean, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrowers may elect; provided that
(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (b) no tenor that has been removed from this definition pursuant to Section 2.17(e) shall be available for specification in such Loan Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Agreement” shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

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“International Interest” shall mean an “international interest” as defined in the Cape
Town Treaty.
“International Registry” shall mean the “International Registry” as defined in the Cape
Town Treaty.
“Investments” shall mean, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If Parent or any other Restricted Subsidiary sells or otherwise Disposes of any Equity Interests of any direct or indirect Restricted Subsidiary after the Closing Date such that, after giving effect to any such sale or Disposition, such Person is no longer a Restricted Subsidiary, Parent will be deemed to have made an Investment on the date of any such sale or Disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or Disposed of in an amount determined as provided in Section 6.01 hereof. Notwithstanding the foregoing, any Equity Interests retained by Parent or any of its Subsidiaries after a Disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by Parent or any Restricted Subsidiary after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01 hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Joint Bookrunners” shall mean the parties listed as “Joint Bookrunners” on the cover of this Agreement.
“Joint Lead Arrangers” shall mean the parties listed as “Joint Lead Arrangers” on the cover of this Agreement.
“Junior DIP Facility” shall have the meaning assigned to such term in the DIP Intercreditor Agreement.
“Junior DIP Loan Documents” shall have the meaning assigned to such term in the DIP Intercreditor Agreement.
“Junior Lien Indebtedness” shall mean any Indebtedness incurred by a Loan Party that is secured by all or a portion of the Collateral on a junior lien basis to the Liens on the Collateral securing the Obligations; provided that (a) such Indebtedness is subordinated in right of payment to the Obligations pursuant to the Junior Lien Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Administrative Agent; provided that, for clarity, any Permitted Refinancing Indebtedness in respect of Priority Lien Debt (or any successive Permitted Refinancing Indebtedness) may be pari passu in right of payment to the Obligations, (b) the Liens on Collateral, if any, securing such Indebtedness are junior to the Liens on the Collateral securing the Obligations pursuant to the Junior Lien Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Administrative Agent,
(c) such Indebtedness matures no earlier than the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (d) such Indebtedness has a Weighted Average Life to Maturity no shorter than the

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Weighted Average Life to Maturity of the Loans outstanding hereunder with the longest Weighted Average Life to Maturity at the time of incurrence of such Indebtedness, (e) is not subject to any Guarantee by any Person other than a Loan Party and (f) such Indebtedness is secured only by Collateral.
“Junior Lien Intercreditor Agreement” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.
“Lease Subordination Agreement” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.
“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or similar arrangement by any Loan Party described in clauses (g) or (h) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
“Loan Documents” shall mean this Agreement, the Collateral Documents, the Fee Letters, any Promissory Notes, the Intercompany Note and any other instrument or agreement designated as a Loan Document therein executed and delivered by a Borrower or a Guarantor to the Administrative Agent, the Collateral Trustee, any Local Collateral Agent or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.
“Loan Parties” shall mean each Borrower and any Guarantor party hereto from time to time.
“Loan Request” shall mean a request by the Borrowers, executed by a Financial Officer of each Borrower, for a Loan in accordance with Section 2.02 in substantially the form of Exhibit B.
“Loans” shall mean the Term Loans.
“Local Collateral Agency Agreements” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Local Collateral Agents” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Low Tax Jurisdiction Entity” shall mean any Person resident in a territory or jurisdiction deemed to have a preferential tax regime within the meaning of Article 41 H of the Chilean

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Income Tax Law or any subsequent regulations governing the definition of “low tax jurisdiction” for the purposes of Article 41 F of the Chilean Income Tax Law.
“Margin Stock” shall have the meaning given to such term in Section 3.09(a).
“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of Parent and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any material Loan Documents or the material rights or remedies of the Agents and the Lenders thereunder or (c) the ability of the Loan Parties, collectively, to pay the Obligations or otherwise perform their material obligations under the Loan Documents.
“Material Cargo Business Contract” shall have the meaning given to such term in the Pledge and Security Agreement.
“Material Indebtedness” shall mean Indebtedness of the Borrowers and/or Guarantors (other than the Loans) outstanding under the same agreement in a principal amount exceeding [*].
“Material Pledged Routes” shall mean the ten [*] Routes of the Loan Parties with the highest revenues from ticket revenues during the [*] calendar year.
“Material Pledged Slots” shall mean, the Slots of any Loan Party held at John F. Kennedy International Airport and London Heathrow Airport.
“Maturity Date” shall mean the date upon which this Term Loan Facility will mature on the earliest to occur of any of the following: (a) the Scheduled Maturity Date; (b) the date of acceleration or termination of any Obligations under this Term Loan Facility, in each case, pursuant to an Event of Default or (c) a Bankruptcy Maturity Event.
“Minimum Chilean Dividends” shall have the meaning given to such term in Section 6.01(b)(13).
“Minimum Extension Condition” shall have the meaning given to such term in
Section 2.23(b).
“MNPI” shall mean material non-public information (within the meaning of the U.S. Federal, state or other applicable securities laws) with respect to the Loan Parties and their Affiliates or their securities.
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
“Mortgaged Collateral” shall mean all of the “Collateral” as defined in any Engine Mortgage or the “Real Property” as defined in the U.S. Real Estate Mortgage.
“Net Proceeds” shall mean (i) with respect to any incurrence of Indebtedness, the cash received by any Loan Party in respect of such incurrence net of fees, commissions, taxes, costs and expenses incurred in connection therewith and (ii) the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Disposition (including, without limitation, any cash or Cash Equivalents received in respect of or upon the sale or other disposition of any non-cash consideration received in any Disposition) or Recovery Event, net of: (a) the direct costs and expenses relating to such Disposition and incurred by Parent or a Restricted Subsidiary (including the sale or

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disposition of such non-cash consideration) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition or Recovery Event, (b) any Taxes paid or payable as a result of the Disposition or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (c) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS; (d) any portion of the purchase price from a Disposition placed in escrow pursuant to the terms of such Disposition (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition) until the termination of such escrow; (e) with respect to (i) any Disposition of Significant Assets that are not Collateral or (ii) any Recovery Event in respect of Significant Assets that are not Collateral, any portion of the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of such Disposition that are required to be applied to any contractual arrangement permitted by this Agreement or any financing arrangement that is secured by such Significant Assets, and (f) with respect to any Disposition prior to the Conversion Date, amounts for payment of the outstanding principal amount of, premium or penalty, if any, and interest on any claim allowed by the Bankruptcy Court in the Chapter 11 Cases relating to Indebtedness or any other obligation (other than the Obligations, any other Priority Lien Debt and the Indebtedness outstanding under the Junior DIP Loan Documents) that is secured by a Permitted Priority Lien on the Collateral subject to such Disposition and that is required to be repaid under the terms thereof as a result of such Disposition.
“Net Proceeds Amount” shall have the meaning given to such term in Section 2.09(a).
“No Undisclosed MNPI Representation” by a Person shall mean a representation that such Person is not in possession of any MNPI (other than MNPI that the Person in whose favor such representation is made has elected not to receive).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting
Lender.
“Non-Extending Lender” shall have the meaning given to such term in Section 10.08(f).
“Non-Guarantor Acquired Airline” shall mean any Restricted Subsidiary acquired by Parent after the Conversion Date that owns a passenger airline and is not principally a cargo business for so long as such Restricted Subsidiary operates its cargo business and its Frequent Flyer Program business separately from, and on an arms’ length basis with, Parent.
“Non-Recourse Debt” shall mean Indebtedness:
(1)as to which neither Parent nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and
(2)as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).
“Non-U.S. Aviation Authority” shall mean any non-U.S. governmental, quasi- governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the issuance or authorization (a) to serve any non-U.S. point on any flights that any Loan Party is serving at any time and/or to conduct operations related to routes or gates that constitute Significant Assets and/or (b) to hold and operate any Non-U.S. Route or Slots at any time.

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“Non-U.S. Cases” shall mean the Cayman JPL Applications, the Chilean Recognition Proceeding, the Colombian Recognition Proceeding and the Peruvian Preventivo.
“Non-U.S. Currency” shall mean any currency other than Dollars.
“Non-U.S. Government Scheme or Arrangement” shall have the meaning given to such term in Section 3.15(e).
“Non-U.S. Intellectual Property” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Non-U.S. IP Registration Office” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Non-U.S. IP Security Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Non-U.S. person” shall mean a person or entity that is not a U.S. person (as defined in Regulation S under the Securities Act), is not acquiring the Obligations for the account or benefit of a
U.S. person and is acquiring the Obligations in an offshore transaction meeting the requirements of Regulation S.
“Non-U.S. Plan” shall have the meaning given to such term in Section 3.15(e).
“Non-U.S. Pledge Agreements” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Non-U.S. Route or Slot” shall mean any Slot of any Person at any airport outside the United States that is an origin and/or destination point.
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Loans, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise.
“Obligors” shall mean, collectively, the Initial Obligors and the Additional Obligors.

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“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Officer” shall mean, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Director, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
“Officer’s Certificate” shall mean a certificate signed on behalf of Parent by an Officer of
Parent.
“OID” shall have the meaning given to such term in Section 2.22(c)(iii).
“Other Connection Taxes” shall mean, with respect to any Tax Indemnitee, any Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Tax Indemnitee’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document).
“Other Taxes” shall mean any and all present or future Chilean Stamp Tax, court stamp, stamp, mortgage, intangible, recording, filing, or documentary taxes or any other similar, charges or similar levies arising from any payment made hereunder or from the execution, performance, delivery, registration of or enforcement of, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the SOFR Administrator as set forth on the SOFR Administrator’s Website from time to time, and published on the next succeeding Business Day by the SOFR Administrator as an overnight bank funding rate.
“Parent” shall have the meaning set forth in the introductory paragraph hereto.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning given to such term in Section 10.02(d).
“Participant Register” shall have the meaning given to such term in Section 10.02(d).
“Parts” shall mean all Appliances, parts, modules, accessories, furnishings and instruments, appurtenances and other equipment (including all inflight equipment, buyer-furnished and buyer-designated equipment) of whatever nature which may from time to time be incorporated or installed in or attached to any Aircraft or any Engine, and including all such parts removed from an Aircraft or Engine, so long as title thereto either (i) remains vested in the owner of such parts (provided that such owner is not a Loan Party) or (ii) is subject to the Lien of any applicable financing party, in each case until such parts have been replaced in accordance with the terms of any applicable lease or financing or security agreement.

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“Passenger Accounts Receivable” shall mean any Account of Parent and its Restricted Subsidiaries arising as a result of the passenger business of Parent and its Restricted Subsidiaries (and not, for the avoidance of doubt, arising out of the cargo business of Parent and its Restricted Subsidiaries or any Frequent Flyer Program).
“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.
“Payment” has the meaning assigned to it in Section 8.13(c).
“Payment in Full” shall mean, with respect to any obligations, that such obligations have been paid, performed or discharged in full in cash (and if no obligations are specified, the reference shall be to the Obligations). “Paid in Full” shall have a correlative meaning.
“Payment Notice” has the meaning assigned to it in Section 8.13(c)(i).
“Permits” shall have the meaning set forth in Section 3.02.
“Permitted Business” shall mean any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which Parent and its Restricted Subsidiaries are engaged on the date of this Agreement.
“Permitted DIP Disposition” shall have the meaning set forth in Annex B.
“Permitted DIP Liens” shall have the meaning assigned thereto on Annex B.
“Permitted Disposition” shall mean any of the following:
(a)Disposition of cash or Cash Equivalents in exchange for other cash or Cash Equivalents;
(b)(i) Dispositions of accounts receivable, inventory or other current assets (including defaulted receivables but excluding any accounts receivable, inventory or current assets constituting Additional Collateral) in the ordinary course of business or consistent with past or industry practice and (ii) the conversion of accounts receivable to notes receivable or other Dispositions of accounts receivable or rights to payment in connection with the collection or compromise thereof, or as part of any bankruptcy or reorganization process (including any discount or forgiveness in connection with the foregoing);
(c)sales or other Dispositions of surplus, obsolete, negligible or uneconomical assets no longer used in the business of the Borrowers and the other Loan Parties; provided that any such sale or disposition, as applicable, is made in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of Parent and its Restricted Subsidiaries, taken as a whole;
(d)Dispositions of Significant Assets among the Loan Parties (including any Person that shall become a Loan Party simultaneous with such Disposition in the manner contemplated by Section 5.12) to the extent the interests of the Secured Parties in the Collateral are not adversely affected in any material respect after giving effect to such Disposition;

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(e)the Disposition or abandonment of Slots and Gate Leaseholds; provided that such Disposition or abandonment is (i) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of Parent and its Restricted Subsidiaries, taken as a whole, (ii) is reasonably determined by Parent to relate to Slots and Gate Leaseholds of de minimis value or surplus to Parent’s needs or (iii) is required by a Governmental Authority;
(f)exchange of Pledged Slots in the ordinary course of business that in Parent’s reasonable judgment are of reasonably equivalent value (so long as such new Pledged Slots remain at all times subject to a Lien with the same priority and level of perfection as was the case immediately prior to such exchange (and are otherwise subject only to Permitted Liens));
(g)any other lease or sublease of, or use or license agreements with respect to, assets and properties that constitute Slots or Gate Leaseholds in the ordinary course of business and swap agreements or similar arrangements with respect to Slots in the ordinary course of business and which lease, sublease, use or license agreement or swap agreement or similar arrangement
(A) has a term of one year or less, or does not extend beyond two comparable IATA traffic seasons (and contains no option to extend beyond either of such periods), (B) has a term (including any option period) longer than allowed in clause (A); provided, however, that (x) in the case of each transaction pursuant to this clause (B), an Officer’s Certificate is delivered to the Administrative Agent concurrently with or promptly after the applicable Loan Party’s entering into any such transaction that (i) immediately after giving effect to such transaction the Asset Coverage Test would be satisfied (excluding, for purposes of calculating such ratio, the proceeds of such transaction and the intended use thereof), (ii) the Collateral Trustee’s Liens on Collateral subject to such lease, sublease, use, license agreement or swap or similar arrangement are not materially adversely affected (it being understood that no Permitted Lien shall be deemed to have such an effect) and (iii) no Event of Default exists at the time of such transaction, and (y) immediately after giving effect to any transaction pursuant to this clause (B), the aggregate Appraised Value of Collateral subject to transactions covered by this clause (B) shall not exceed [*]; provided that the foregoing cap shall not apply to the extent such lease, sublease, use or license agreement or swap agreement or similar arrangement is required or advisable (as reasonably determined by the Borrower) to preserve and keep in full force and effect its rights in such Slot or Gate Leasehold, (C) is for purposes of operations by another airline operating under a brand associated with the Parent or otherwise operating routes under a joint business arrangement or at the Parent’s direction under a code share agreement, capacity purchase agreement, pro-rate agreement or similar arrangement between such airline and the Parent, or (D) is subject and subordinated to the rights (including remedies) of the Collateral Trustee under the applicable Collateral Documents on terms reasonably satisfactory to the Administrative Agent;
(h)the lease or sublease of assets and properties in the ordinary course of business; provided that, if such Significant Assets constitute Collateral, the rights of the lessee or sublessee shall be subordinated to the rights (including remedies) of the Collateral Trustee under the applicable Collateral Document on terms reasonably satisfactory to the Administrative Agent;
(i)sales of Equity Interests in Restricted Subsidiaries to comply with local regulatory requirements, subject to the requirements of Section 2.09;
(j)Dispositions of Currency in respect of a Frequent Flyer Program pursuant to financing arrangements for liquidity purposes or pursuant to co-branding arrangements; provided that (i) such financing arrangement or co-branding arrangement is in the ordinary course of business and (ii) immediately after giving effect to such Disposition the Asset Coverage Test would be satisfied on a Pro Forma Basis;

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(k)in each case, in the ordinary course of business, (i) the termination or amendment of leases, subleases, use or license agreements and (ii) the termination or amendment of agreements, arrangements or balances between and among Parent and its Restricted Subsidiaries (including paying, transferring, contributing, forgiving or cancelling balances incurred pursuant to any such intercompany agreements or arrangements);
(l)in each case, in the ordinary course of business or in connection with any Aircraft Financing, intercompany agreements between and among Parent and its Restricted Subsidiaries with respect to (i) Aircraft, Engines, Spare Parts, Appliances or Parts, in each case not constituting Significant Assets and (ii) Aircraft Financing Related Cargo Business Assets;
(m)transactions that involve assets having an aggregate Appraised Value of less than
[*] (such aggregate amount to be calculated on a cumulative basis from the Closing Date);
(n)any Disposition or other transaction permitted by Section 6.09(a) (other than clauses (v) or (vi) thereof); and
(o)any Permitted Lien.
“Permitted Holders” shall mean any of [*].
“Permitted Investments” shall mean:
(1)any Investment in Parent or in a Restricted Subsidiary of Parent;
(2)any Investment in cash or Cash Equivalents;
(3)any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:
(A)such Person becomes a Restricted Subsidiary of Parent; or
(B)such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;
(4)any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;
(5)any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

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(6)any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes;
(7)Investments represented by Hedging Obligations;
(8)loans or advances to officers, directors or employees made in the ordinary course of business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed [*] at any one time outstanding;
(9)prepayment of any Loans in accordance with the terms and conditions of this Agreement or prepayment of any other Priority Lien Debt;
(10)any Guarantee of Indebtedness other than a Guarantee of Indebtedness of an Affiliate of Parent that is not a Restricted Subsidiary of Parent;
(11)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;
(12)Investments acquired after the Closing Date as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.09 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(13)the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Parent or a Subsidiary of Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;
(14)Investments constituting (i) accounts receivable or accounts payable, (ii) deposits, prepayments and other credits to suppliers, and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, made in the ordinary course of business and consistent with the past practices;
(15)Investments in connection with outsourcing initiatives in the ordinary course of business;
(16)Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together

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with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed [*] of the Consolidated Total Assets of Parent and its Restricted Subsidiaries at the time of such Investment;
(17)Investments in Restricted Subsidiaries as required under the laws of the jurisdiction of formation of each of such Subsidiaries to avoid liquidation under such laws;
(18)Investments in any Affiliate in an aggregate amount not to exceed [*] in any one calendar month for all such Investments pursuant to this subclause and, in each case, to pay employee severance, taxes, permits, government charges or wind-down costs in respect of such Affiliate; and
(19)Investments constituting or related to Aircraft Financings. “Permitted Liens” shall mean:
(1)Priority Liens held by the Collateral Trustee or a Local Collateral Agent, as applicable, securing the Indebtedness permitted by Section 6.02(a) and Related Obligations in respect thereof;
(2)Liens on the Collateral securing Junior Lien Indebtedness incurred pursuant to Section 6.02(b) and all other Related Obligations; provided that all such junior Liens shall rank junior to the Liens securing the Obligations subject to the Junior Lien Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Administrative Agent;
(3)Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;
(4)Liens imposed by law, including carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(5)Liens arising by operation of law in connection with judgments, attachments or awards which do not, in the aggregate, constitute an Event of Default hereunder;
(6)Liens existing as the Closing Date and, to the extent securing Indebtedness greater than or equal to [*], listed on Schedule 1.01(f) hereto; and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after- acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof and (B) such modifications, replacement, renewal or extension does not increase the amount secured or change any direct or contingent obligor in respect thereof;
(7)any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any;
(8)licenses, sublicenses, leases and subleases by any Loan Party as they relate to any Additional Collateral to the extent (A) such licenses, sublicenses, leases or subleases do not

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interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject and subordinate to the Liens granted to the Collateral Trustee pursuant to the Collateral Documents, and in each case, would not result in a Material Adverse Effect or (B) otherwise expressly permitted by the Collateral Documents;
(9)salvage or similar rights of insurers;
(10)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;
(11)customary rights of set-off and liens arising by operation of law or by the terms of documents or contracts of banks or other financial institutions in relation to the ordinary maintenance and administration of Deposit Accounts or securities accounts;
(12)non-exclusive licenses and sublicenses, whether written, oral or implied, to Intellectual Property granted in the ordinary course of business and consistent with past practice that do not materially interfere with the ordinary conduct of the business of the Loan Parties;
(13)Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed in the aggregate [*] at any one time outstanding;
(14)leases, subleases, interchanges, use agreements, license agreements and/or swap agreements constituting “Permitted Dispositions”;
(15)in the case of any Gate Leaseholds, any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;
(16)in each case as it relates to Aircraft, Engine, Spare Parts, Appliances or Parts that may be pledged as Additional Collateral from time to time (any such pledged Additional Collateral, “Pledged Aircraft, Engine, Spare Parts, Appliances or Parts Collateral”), Liens solely on Engines, Spare Parts, Appliances, Parts, components, instruments, appurtenances, furnishings and other equipment (other than the Pledged Aircraft, Engine, Spare Parts, Appliances or Parts Collateral) (x) installed on such Pledged Aircraft, Engine, Spare Parts, Appliances or Parts Collateral and (y) separately financed by a Loan Party, to secure such financing;
(17)customary Liens securing the Indebtedness permitted under Section 6.02(h) in accordance with the terms thereof; provided that, such Liens are limited to the fixed or capital assets that are acquired, constructed or improved by such Indebtedness;
(18)easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by Parent or any Restricted Subsidiary in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Parent or any Restricted Subsidiary;

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(19)to the extent Parent or any of its Restricted Subsidiaries is an obligor in respect of any Aircraft Financing, pledges of, collateral assignments of or other Liens securing such Aircraft Financing on any lease, sublease, interchange, license, contract, arrangement or agreement related to such financed Aircraft, Engine or Spare Parts, including Aircraft Financing Related Cargo Business Assets to which Parent or such Restricted Subsidiary, as applicable, is a party; and/or
(20)with respect to the equity pledge agreement in respect of TAM Linhas Aéreas S.A.’s shares, the fiduciary lien created by the equity fiduciary lien agreement over the shares held in TAM Linhas Aéreas S.A., considering the listing of assets (arrolamento de bens) in connection with the Administrative Proceeding No. 13855.720079/2014-93, as required by article 12 of Federal Revenue Office Normative Ruling (Instrução Normativa RFB) No. 2,091, dated June 22, 2022;
provided that until a perfected Lien has been provided to the Collateral Trustee or a Local Collateral Agent, as applicable, in respect of any Deferred Asset, no consensual Lien shall be granted in respect of any such Deferred Asset.
“Permitted Person” shall mean (i) any Person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) which owns or operates, directly or indirectly through a contractual arrangement, a Permitted Business, or (ii) any Subsidiary of such Person.
“Permitted Priority Liens” shall mean valid, perfected and unavoidable Liens that were in existence immediately prior to the Petition Date or that are perfected as permitted by Section 546(b) of the Bankruptcy Code.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries issued in exchange for, or the proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness (the “Refinanced Indebtedness”) of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Refinanced Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that, with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of (x) the preceding amount and (y) the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (taking into account any other Indebtedness secured on a pari passu or senior basis by such assets);
(2)such Permitted Refinancing Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Indebtedness;
(3)such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

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(4)if the Refinanced Indebtedness is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness;
(5)no Restricted Subsidiary that is not a Loan Party shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Refinanced Indebtedness; and
(6)such Permitted Refinancing Indebtedness is incurred no later than 36 months after the date on which the Refinanced Indebtedness is actually repaid or discharged by Parent or any of its Restricted Subsidiaries.
“Permitted Sale Leaseback” shall have the meaning assigned thereto on Annex B.
“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Peruvian Engine Pledge” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Peruvian Preventivo” shall mean the Peruvian “preventive proceeding” filed on May 26, 2020 with the Institute for the Defense of Competition and Intellectual Property with respect to LATAM Airlines Perú S.A.
“Petition Date” shall mean, with respect to the Initial Obligors, May 26, 2020, the date of commencement of their Chapter 11 Cases, and, with respect to the Additional Obligors, July 9, 2020, the date of commencement of their Chapter 11 Cases.
“Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Pledge and Security Agreement” shall mean that certain Priority Lien Pledge and Security Agreement dated as of the Closing Date by and among the Collateral Trustee and the Loan Parties, substantially in the form attached as Exhibit E to the Collateral Trust Agreement, as amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Pledged Engines” shall have the meaning given to it in the Pledge and Security
Agreement.
“Pledged Gate Leaseholds” shall have the meaning given to it in the Pledge and Security
Agreement.

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“Pledged Routes” shall mean, to the extent not excluded as Excluded Assets, all Routes owned by any Loan Party.
“Pledged SGR” shall mean the Pledged Slots, Pledged Gate Leaseholds and Pledged
Routes.
“Pledged Slots” shall have the meaning given to it in the Pledge and Security Agreement.
“Pledged Spare Parts” shall have the meaning given to it in the Pledge and Security
Agreement.
“Post-Closing Guarantor” shall mean any Subsidiary of Parent that becomes a Guarantor after the Closing Date.
“Prepayment Percentage” shall mean 100%.
“Pre-Petition Indebtedness” shall have the meaning set forth in Annex B hereto.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Lien” shall mean a Lien granted pursuant to a Collateral Document to the Collateral Trustee or any Local Collateral Agent, at any time, upon any property of any Loan Party to secure any Priority Lien Obligations, including the Liens granted to the Collateral Trustee and each Local Collateral Agent in connection with this Agreement, the Revolving Credit Agreement, the 2027 Bridge Loan Credit Agreement and the 2029 Bridge Loan Credit Agreement.
“Priority Lien Debt” shall mean:
(a)Indebtedness of the Loan Parties under (i) the 2027 Bridge Loan Credit Agreement, any 2027 Exchange Notes Indenture, and any agreement or instrument pursuant to which any 2027 Securities secured by all or a portion of the Collateral on a pari passu basis with the Obligations are issued, in an aggregate principal amount not to exceed $750.0 million under this clause (a)(i), (ii) the 2029 Bridge Loan Credit Agreement, any 2029 Exchange Notes Indenture, and any agreement or instrument pursuant to which any 2029 Securities secured by all or a portion of the Collateral on a pari passu basis with the Obligations are issued, in an aggregate principal amount not to exceed $750.0 million under this clause (a)(ii) and (iii) any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (a)(i) or (ii) (or any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations;
(b)(i) Indebtedness of the Loan Parties under the Revolving Credit Facility (including letters of credit and reimbursement obligations with respect thereto) in an aggregate principal amount not to exceed [*] at any time outstanding, and (ii) on and after the Conversion Date, additional Indebtedness of Parent under the Revolving Credit Facility (including letters of credit and reimbursement obligations with respect thereto) or any other

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revolving facility in an aggregate principal amount not to exceed [*] at any time outstanding in addition to any Indebtedness incurred pursuant to clause (i) of this paragraph (b); provided that, after giving Pro Forma Effect to the issuance or incurrence of any such Indebtedness incurred pursuant to this clause (ii), the aggregate amount of all Priority Lien Debt, and without duplication, Senior Priority Refinancing Indebtedness (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) would not exceed the greater of (A) [*] and (B) such an amount that would cause the Asset Coverage Ratio to be equal to [*], and (iii) any Permitted Refinancing Indebtedness (disregarding clauses (2) and (3) of such defined term) in respect of any Indebtedness incurred pursuant to clause (b)(i) or (ii) (or any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations; provided that all Indebtedness incurred under this clause (b) in the form of revolving Indebtedness may be senior or superpriority in right of payment from the Collateral to the Obligations;
(c)(i) Indebtedness of the Loan Parties under this Agreement and (ii) any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (c)(i) (or any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations; and
(d)(i) any other Total Funded Debt of the Loan Parties that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations; provided that (1) after giving Pro Forma Effect to the issuance or incurrence of any such Indebtedness, the aggregate principal amount of the sum of all Priority Lien Debt, and, without duplication, Senior Priority Refinancing Indebtedness (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) would not exceed the greater of (A) [*] and (B) such an amount that would cause the Asset Coverage Ratio to be equal to [*], and (2) other than with respect to Conversion Date Indebtedness, no Indebtedness may be incurred under this clause (d) prior to the Conversion Anniversary Date and (ii) any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (d)(i) (and any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations.
“Priority Lien Obligations” shall have the meaning given to the term “Secured Obligations” in the Collateral Trust Agreement.
“Priority Lien Secured Parties” shall have the meaning given to the term “Secured Parties” in the Collateral Trust Agreement.
“Priority Pledged Engine” shall mean those Engines set forth on Schedule 5.5 to the Pledge and Security Agreement.
“Priority Pledged Equity Interests” shall mean those Pledged Equity Interests (as defined in the Pledge and Security Agreement and any similar term defined in the Non-U.S. Pledge Agreements) subject to a Priority Lien as set forth in the Pledge and Security Agreement and the Non-U.S. Pledge Agreements, as applicable.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in connection with determining whether any Disposition, Investment or other Restricted Payment, or repayment and/or incurrence of Indebtedness (each a “Pro Forma Event”) is permitted by reference to the Asset Coverage Ratio, Total Asset Coverage Ratio, Asset Coverage Test or Consolidated Liquidity, that

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such calculations shall be determined by Parent in good faith after giving pro forma effect to each Pro Forma Event (and any transactions related thereto).
“Process Agent” shall have the meaning set forth in Section 3.17.
“Professional Fees” shall mean the fees and reimbursable expenses of a Professional Person, solely to the extent such fees have been approved by the Bankruptcy Court.
“Professional Person” shall mean a person who is an attorney, financial advisor, accountant, appraiser, monitor, auctioneer or other professional person and who is retained, with Bankruptcy Court approval, by (a) the Loan Parties pursuant to any one or more of Sections 327 328(a) and 363 of the Bankruptcy Code or (b) the Creditors’ Committee pursuant to Section 1103(a) of the Bankruptcy Code.
“Professional User” shall have the meaning given it in the Regulations and Procedures for the International Registry.
“Promissory Note” shall have the meaning set forth in Section 2.08(e).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qatar Group” shall mean Qatar Airways Group Q.C.S.C., a company incorporated under the laws of the State of Qatar with commercial registration number 16070 and having its principal place of business at Qatar Airways Tower One, Airport Road, P.O. Box 22550, Doha, Qatar.
“Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries (a) sells, conveys or otherwise transfers to (x) a Receivables Subsidiary or any other Person (in the case of a transfer by Parent or any of its Subsidiaries) or (y) any other Person (in the case of a transfer by a Receivables Subsidiary), or (b) grants a security interest in any Passenger Accounts Receivable, whether now existing or arising in the future, of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such Passenger Accounts Receivable, all contracts and all Guarantees or other obligations in respect of such Passenger Accounts Receivable, proceeds of such Passenger Accounts Receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, other than assets that constitute Collateral or proceeds of Collateral.
“Qualifying Equity Interests” shall mean Equity Interests of Parent other than Disqualified Stock.
“RCF Loan Agreement” shall mean that certain credit and guaranty agreement dated as of March 29, 2016 by and among Parent, as borrower, Citibank, N.A, as administrative agent, the guarantors from time to time party thereof, the collateral agents from time to time party thereto, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“RCF Spare Parts Replacement Liens” shall have the meaning set forth in Annex B.
“Real Estate” shall have the meaning set forth in Section 5.01(k).

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“Real Estate Mortgages” shall have the meaning set forth in the Collateral Trust
Agreement.
“Receivables Pledge Agreements” shall have the meaning set forth in the Collateral Trust
Agreement.
“Receivables Subsidiary” shall mean a Subsidiary of Parent which engages in no activities other than in connection with the financing of Passenger Accounts Receivable and which is designated by the Board of Directors of Parent (as provided below) as a Receivables Subsidiary; provided that (a) no portion of its Indebtedness or any other obligations (contingent or otherwise) (1) is guaranteed by Parent or any Restricted Subsidiary of Parent that is not a Receivables Subsidiary (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants, indemnities or other obligations that are usual and customary for a limited recourse financing in the applicable jurisdiction in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Parent or any Subsidiary of Parent that is not a Receivables Subsidiary (other than Passenger Accounts Receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction,
(b)with which neither Parent nor any other Restricted Subsidiary of Parent that is not a Receivables Subsidiary has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the ordinary course of business in connection with servicing Passenger Accounts Receivable and (c) with which neither Parent nor any other Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of a Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding in respect of Significant Assets or any Event of Loss.
“Reference Date” shall mean the thirtieth (30th) Business Day after each of March 31st and September 30th of each calendar year (commencing with March 31, 2023).
“Reference Time” with respect to any setting of the then-current Benchmark shall mean
(a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (c) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinanced Term Loans” shall have the meaning set forth in Section 2.24(a).

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“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrowers and the other Loan Parties, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of the Replacement Term Loans being incurred pursuant thereto, in accordance with Section 2.24.
“Register” shall have the meaning set forth in Section 10.02(b)(iv).
“Regulations and Procedures for the International Registry” shall mean the official English language text of the International Registry Procedures and Regulations issued by the Supervisory Authority (as defined in the Cape Town Convention) pursuant to the Aircraft Protocol.
“Related Obligations” shall mean, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including interest accruing after the maturity of such Indebtedness and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the borrower or issuer thereof, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities, in each case payable under the documentation governing such Indebtedness.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall mean spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the environment.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, the Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Reorganization Plan” shall mean the Joint Plan of Reorganization of LATAM Airlines Group, S.A., et al. Under Chapter 11 of the Bankruptcy Code [Docket No. 5753], as amended, supplemented or modified in accordance with the provisions thereto (but without giving effect to any amendment, supplement or modification that is materially adverse to the Lenders to which the Required Lenders have not consented).
“Replacement Term Loans” shall have the meaning set forth in Section 2.24(a).
“Required Class Lenders” shall mean, with respect to any Class of Term Loans, the Term Lenders having more than 50% of all outstanding Term Loans of such Class.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding. The outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

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“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payments” shall have the meaning set forth in Section 6.01(a).
“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, if a referent Person is not specified, then the referent Person shall be Parent.
“Revised Claims Procedures Order” shall mean the Revised Order Pursuant to 11 U.S.C.
§ 105(a) and Fed. R. Bankr. P. 3007 (I) Establishing Claims Objection and Notice Procedures and (II) Granting Related Relief (ECF No. 3624) entered by the Bankruptcy Court on November 19, 2021.
“Revolver Administrative Agent” shall have the meaning given to such term in the Collateral Trust Agreement.
“Revolving Credit Agreement” shall have the meaning given to such term in the Collateral Trust Agreement.
“Revolving Credit Facility” shall mean the credit facility established under the Revolving Credit Agreement in favor of Parent in accordance with the terms set forth therein or in the other Revolving Loan Documents.
“Revolving Loan Documents” shall mean the “Loan Documents” as defined in the Revolving Credit Agreement.
“RFR Borrowing” shall mean, as to any Borrowing, the RFR Loans comprising such
Borrowing.
“RFR Loan” shall mean a Loan that bears interest at a rate based on the Adjusted Daily
Simple SOFR.
“Routes” shall mean the authority of Parent or, if applicable, another Loan Party, pursuant to Title 49 or other applicable law, to operate scheduled service between a specifically designated pair of terminal points and intermediate points, if any, including applicable frequencies, exemption and certificate authorities, including at any time of determination, any route authority identified on Schedule 5.2 of the Pledge and Security Agreement as such Schedule may be amended or modified from time to time in accordance with the terms hereof and “Route” shall mean any of such route authorities as the context requires, in each case whether or not such route authority is utilized at such time by a Borrower or a Loan Party and including, without limitation, any other route authority held by a Loan Party pursuant to certificates, orders, notices and approvals issued to a Loan Party from time to time, but in each case solely to the extent relating to such route authority.
“S&P” shall mean S&P Global Ratings, and its successors.
“Sale of a Loan Party” shall mean, with respect to any Significant Asset, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Loan Party that owns such Significant Asset other than (1) an issuance of Equity Interests by a Loan Party to Parent or another Restricted Subsidiary of Parent, and (2) an issuance of directors’ qualifying shares.

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“Sanctioned Country” shall have the meaning given to such term in Section 3.16(b).
“Sanctioned Person” shall have the meaning given to such term in Section 3.16(b).
“Sanctions” shall have the meaning given to such term in Section 3.16(b).
“Scheduled Maturity Date” shall mean October 12, 2027.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Second Conversion Anniversary Date” shall mean the date that is two years after the Conversion Date.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Trustee, the Local Collateral Agents, the Lenders and all other holders of Obligations.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Senior Priority Refinancing Indebtedness” shall mean any Permitted Refinancing Indebtedness in respect of Priority Lien Debt (and any successive Permitted Refinancing Indebtedness) other than any Permitted Refinancing Indebtedness that is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.
“Shareholder Backstop Commitment Agreement” shall mean that certain Backstop Commitment Agreement dated as of January 12, 2022, by and among Parent, each of its direct and indirect debtor subsidiaries that have filed Chapter 11 Cases and certain shareholders of Parent in their capacity as backstop parties party thereto, as may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms thereof; provided that, for purpose of determining the satisfaction of the Conditions to Conversion, the Shareholder Backstop Commitment Agreement referred to therein shall be such agreement as in effect on June 10, 2022.
“Significant Assets” shall mean (a) the Collateral, (b) the Coverage Assets and (c) any other Slots, Gate Leaseholds and Routes.
“Slot” shall mean, at any date of determination, the right and operational authority to conduct one landing or take-off operation at a specific time or during a specific time period at an airport and including, without limitation, slots, arrival authorizations and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes or regulations now or hereinafter in effect, but excluding in all cases any slot that was obtained by a Person from another air carrier pursuant to an agreement and is held by such Person on a temporary basis.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

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“SOFR Determination Date” shall have the meaning specified in the definition of “Daily
Simple SOFR.”
“SOFR Loan” shall have the meaning given to such term in Section 2.25.
“SOFR Rate Day” shall have the meaning specified in the definition of “Daily Simple
SOFR.”
“Spare Engine Loan Agreement” shall mean that certain Amended and Restated Loan Agreement, dated as of June 29, 2018, by and among Parent, acting through its Florida Branch, as borrower, Crédit Agricole Corporate and Investment Bank, as lender, arranger, agent, and security agent, and the other lenders party thereto, as modified, replaced or refinanced from time to time.
“Spare Parts” shall mean all accessories, appurtenances or Parts of an Aircraft (except an Engine), Parts of an Engine, or Parts of an Appliance, in each case that are to be installed at a later time in an Aircraft, Engine or Appliance.
“Specified Jurisdiction” shall mean the United States, any state of the United States, the District of Columbia, Luxembourg, the Netherlands or any other jurisdiction mutually agreed by Parent and the Administrative Agent.
“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Statement of Changes in Equity” shall have the meaning given to such term in
Section 5.01(a).
“Statement of Comprehensive Income” shall have the meaning given to such term in
Section 5.01(a).
“Statement of Financial Position” shall have the meaning given to such term in
Section 5.01(a).
“Subject Company” shall have the meaning set forth in Section 6.09(a).
“Subsidiary” shall mean, in respect of any specified Person, any corporation, association, partnership or other business entity of which more than 50% of the total Voting Power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person.
“Superpriority Claim” shall mean a claim against an Obligor in any of the Chapter 11 Cases which is an administrative expense claim having priority and right to payment over all other administrative expenses and unsecured claims against such Obligor of any kind or nature, whether now existing or hereafter arising, including all administrative expenses of the kind specified in or arising or ordered under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

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“Tax Indemnitee” shall have the meaning set forth in the definition of “Excluded Taxes.”
“Tax Return” shall mean any return, report, form, claim for refund, information return, declaration, statement, schedule or other similar document (including but not limited to any related or supporting information, schedule or attachment thereto and estimated or amended returns, reports, forms, information returns, declarations, statements or schedules) relating to Taxes.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Benchmark Tranche” shall mean the collective reference to Term Benchmark Loans under the Term Loan Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.
“Term Loan” shall mean the Initial Term Loans and any other Class of Term Loan hereunder.
“Term Loan Commitment” shall mean the commitment of each Term Lender to make Term Loans hereunder and, in the case of the Initial Term Loans, in an aggregate principal amount equal to the amount set forth under the heading “Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $750.0 million. The Term Loan Commitments as of the Closing Date are for Initial Term Loans.
“Term Loan Extension” shall have the meaning given to such term in Section 2.23(a).
“Term Loan Extension Offer” shall have the meaning given to such term in
Section 2.23(a).
“Term Loan Extension Offer Date” shall have the meaning given to such term in Section 2.23(a)(i).
“Term Loan Facility” shall mean the credit facility established under this Agreement in favor of the Borrowers in accordance with the terms set forth herein or in the other Loan Documents and pursuant to which the Commitments are established.
“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

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“Term SOFR Determination Day” shall have the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the Term SOFR Administrator.
“Term SOFR Reference Rate” shall mean for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.
“Total Asset Coverage Ratio” shall mean, as of any date, the ratio of (a) the Appraised Value of the Coverage Assets as of such date to (b) the sum of (i) the aggregate principal amount of all Priority Lien Debt as of such date (including, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under all revolving credit facilities (including the Revolving Credit Agreement) of Parent and its Restricted Subsidiaries as of such date) plus (ii) the aggregate principal amount of all Junior Lien Indebtedness (including, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) plus (iii) without duplication, the aggregate principal amount of all Permitted Refinancing Indebtedness in respect of Priority Lien Debt or Junior Lien Indebtedness as of such date (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility constituting such Permitted Refinancing Indebtedness as of such date) plus (iv) the aggregate outstanding amount of Pre-Sold Currency.
“Total Funded Debt” shall mean, as of any date, the outstanding principal amount of all funded third-party Indebtedness for borrowed money of Parent and its Restricted Subsidiaries determined on a consolidated basis (excluding, for the avoidance of doubt, any Aircraft or Engine leases or other lease obligations), as reflected on a balance sheet of Parent and its Restricted Subsidiaries prepared in accordance with IFRS.
“Transactions” shall mean (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they may be a party, (b) the creation of the Liens on the Collateral in favor of the Collateral Trustee or the Local Collateral Agents, as applicable, for the benefit of the Secured Parties, (c) the incurrence of the commitments and the borrowing of the Loans (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement and the borrowing of the 2027 Bridge Loans, the 2029 Bridge Loans and the term loans under the Junior DIP

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Facility, (d) the use of the proceeds of the Indebtedness referred to in clause (c), including the satisfaction in full of the obligations under the Existing DIP Facility and (e) the borrowing of the Loans hereunder and the use of proceeds thereof.
“Treasury Rate” shall mean, as of the date of any repayment, prepayment, redemption or acceleration of Term Loans or the Term Loans becoming due and payable, the yield to maturity as of such date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least one Business Day prior to such day of repayment, prepayment, redemption or acceleration or such date such Term Loan became due and payable (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of repayment, prepayment, redemption or acceleration to the first anniversary of the Closing Date (in the case of the Closing Date Make Whole Premium) or the second anniversary of the Closing Date (in the case of the Emergence Make Whole Premium); provided that if such period is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.
“Type,” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan or on the Term Loans comprising such Borrowing, as determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate or the Adjusted Daily Simple SOFR.
“U.S. Benefit Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I or Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday,
(ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
“U.S. Real Estate Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust, leasehold mortgage, leasehold deed of trust or any other document, as amended, restated, modified, supplemented, extended or amended and restated from time to time, creating and evidencing a Lien in favor of the Collateral Trustee on that certain real property leased by Loan Party and set forth on Schedule 1.1(c) to the Collateral Trust Agreement.
“UCC” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on any item or items of Collateral.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

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“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uninsured Liabilities” shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers’ compensation claims and business interruption) incurred by any Borrower or any Guarantor which are not covered by insurance, but with respect to which insurance coverage is commercially available to Persons engaged in the same or similar business as the Borrowers and the Guarantors.
“Unrestricted Cash Amount” means, (a) on any date of determination, as determined in accordance with IFRS (where applicable), the aggregate amount of unrestricted cash and Cash Equivalents owned by the Parent or any Restricted Subsidiary as shown on a balance sheet prepared in accordance with IFRS and (b) cash and Cash Equivalents owned by the Parent or any Restricted Subsidiary restricted in favor of any Secured Party to secure the Obligations (it being understood such cash and Cash Equivalents may also secure other Secured Obligations (as defined in the Pledge and Security Agreement)).
“Unrestricted Subsidiary” shall mean any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default and no Default or Event of Default exists at the time of such designation; provided that if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation, which Investment is permitted at that time under Section 6.01. Any designation of an Unrestricted Subsidiary shall be made pursuant to a resolution of the Board of Directors, but only if such Subsidiary:
(1)has no Indebtedness other than Non-Recourse Debt;
(2)other than as permitted by Section 6.04 hereof, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;
(3)is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries;
(5)has substantially simultaneously with any such designation, been similarly designated under the documents governing any outstanding Priority Lien Debt, the Junior DIP Facility (if outstanding) and any outstanding Junior Lien Indebtedness;
(6)after giving effect to such designation, the Asset Coverage Ratio shall be greater than or equal to [*];

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(7)does not own any assets or properties that constitute Collateral; and
(8)does not own assets or properties, taken together with the assets and properties owned by existing Unrestricted Subsidiaries (and Restricted Subsidiaries that substantially simultaneously with such designation shall also be designated as Unrestricted Subsidiaries), in excess [*].
The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) no Default or Event of Default would be in existence following such designation, (y) after giving effect to such designation, the Asset Coverage Ratio shall be greater than or equal to [*] and (z) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.
“Updated DIP Budget” shall have the meaning set forth in the definition of “DIP
Budget.”
“Use” shall mean, with respect to any Hazardous Materials, generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, transportation, disposition, removal, abatement, recycling or storage.
“Use or Lose Rule” shall mean with respect to Slots, any applicable utilization requirements issued by the FAA, other Governmental Authorities, any Non-U.S. Aviation Authorities or any Airport Authorities.
“Voting Power” in respect of any Person shall mean the power to vote, or direct the vote of, the Voting Stock of such Person (rather than simply the number of shares of Voting Stock held in respect of such Person).
“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.
“Withholding Agent” shall mean each Borrower, each Guarantor and the Administrative
Agent.
“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down

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and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Terms Generally; Classifications of Loans and Borrowings.
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein, this Agreement or any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in such other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrowers or the Guarantors, the actual knowledge of any Officer and (vii) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time.
(b)For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan” or an “RFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Borrowing” or an “RFR Term Borrowing”).
Section 1.03. Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided that, if Parent notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrowers, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Parent’s consolidated financial condition shall be the same after

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such accounting changes as if such accounting changes had not occurred; provided that with respect to the treatment of Capital Lease Obligations or other leases, IFRS shall be applied without regard to any changes to IFRS resulting from the adoption of IFRS 16 (Leases).
Section 1.04. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06.    Calculations and Tests.
(a)For purposes of any determination under Article VI or any other provision of this Agreement subject to any Dollar limitation, threshold or basket, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward) at the applicable time determined in accordance with this Section 1.06; provided, however, that for purposes of determining compliance with Article VI with respect to any amount in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Lien is incurred or Investment or other Restricted Payment or Disposition is made, or transaction with an Affiliate is entered into. For purposes of any determination of the Asset Coverage Ratio, the Total Asset Coverage Ratio or Consolidated Liquidity, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b) (adjusted to reflect the currency translation effects, determined in accordance with IFRS, of any Hedging Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent).

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(b)It is understood and agreed that any Indebtedness, Lien, Investment or other Restricted Payment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Investment or other Restricted Payment, Disposition and/or Affiliate transaction within the same covenant, but may instead be permitted in part under any combination thereof or under any other available exception within the same covenant.
ARTICLE 2.
AMOUNT AND TERMS OF CREDIT
Section 2.01.    Commitments of the Lenders; Term Loans.
(a)Closing Date; Term Loan Commitments. Each Term Lender severally, and not jointly with the other Term Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each, an “Initial Term Loan” and collectively the “Initial Term Loans”) to the Borrowers on the Closing Date in an aggregate principal amount equal to the Term Loan Commitment of such Term Lender on the Closing Date, which Initial Term Loans shall constitute Term Loans for all purposes of this Agreement and shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Term Lender’s Term Loan Commitment shall terminate automatically and without further action on the Closing Date after giving effect to the funding by such Term Lender of the Initial Term Loans to be made by it on such date and permanently be reduced to $0 upon the funding of the Commitment on the Closing Date.
(b)Type of Borrowing. Subject to Section 2.17, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans (or, in accordance with Section 2.17, RFR Loans) as the Borrowers may request in accordance with Section 2.02.
(c)Amount of Borrowing. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of
$1.0 million and not less than $1.0 million. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1.0 million. Borrowings of more than one Type may be outstanding at the same time.
(d)Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
(e)Pro Rata Share. All Initial Term Loans made by Term Lenders on the Closing Date are made ratably according to their respective Aggregate Exposure Percentages, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
Section 2.02. Requests for Loans. Unless otherwise agreed to by the Administrative Agent, to request the Initial Term Loans on the Closing Date, the Borrowers shall notify the Administrative Agent of such request by delivering a Loan Request (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such Loan

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Request shall be irrevocable and shall be signed by the Financial Officer of each Borrower. Each such Loan Request shall specify the following information in compliance with Section 2.01:
(i)the aggregate amount of the requested Loan (which shall comply with Section 2.01(c));
(ii)the date of such Loan, which shall be a Business Day;
(iii)whether such Loan is to be an ABR Loan or a Term Benchmark Loan; and
(iv)in the case of a Term Benchmark Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term Benchmark Loan, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Loan Request in accordance with this Section 2.02, the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender’s Term Loan to be made as part of the requested Loan.
Section 2.03.    Funding of Loans.
(a)Each Lender shall make each Term Loan required to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, or such other time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent will make the Term Loans available to the Borrowers by promptly crediting the proceeds so received, in like funds, to an account designated by the Borrowers in the applicable borrowing notice.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the time set forth in Section 2.03(a) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate otherwise applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Loan included in such Loan and the Borrowers shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid and (y) if such amount was previously repaid by the Borrowers, the Administrative Agent shall promptly make a corresponding amount available to the Borrowers.
Section 2.04.    Interest Elections.
(a)The Borrowers may elect from time to time to (i) convert ABR Loans to Term Benchmark Loans, (ii) convert Term Benchmark Loans to ABR Loans; provided that any such conversion

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of Term Benchmark Loans may be made only on the last day of an Interest Period with respect thereto or
(iii) continue any Term Benchmark Loan as such upon the expiration of the then current Interest Period with respect thereto.
(b)To make an Interest Election Request pursuant to this Section 2.04, the Borrowers shall notify the Administrative Agent of such election by hand, facsimile or electronic mail delivery of a written Interest Election Request by the time that the Loan Request would be required under Section 2.02 if the Borrowers were requesting a Loan of the Type resulting from such election to be made on the effective date of such election; provided that the initial Interest Election Request may be incorporated into the Loan Request on the Closing Date. Each such Interest Election Request shall be irrevocable.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrowers fail to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing with a one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing (and, if applicable, each RFR Borrowing) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05. Limitation on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that,
(a)after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $1.0 million or a whole multiple of $1.0 million in

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excess thereof and (b) no more than ten (10) Term Benchmark Tranches shall be outstanding at any one time.
Section 2.06.    Interest on Loans.
(a)Subject to the provisions of Section 2.07, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)Subject to the provisions of Section 2.07, each Term Benchmark Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted Term SOFR Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)Subject to the provisions of Section 2.07, each RFR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum to the Adjusted Daily Simple SOFR plus the Applicable Margin.
(d)Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Maturity Date with respect to such Loans and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Term Benchmark Loan to an ABR Loan or an RFR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.
Section 2.07. Default Interest. If any Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrowers shall pay interest, to the extent permitted by law, on all unpaid and overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.
Section 2.08.    Amortization of Term Loans; Repayment of Loans; Evidence of Debt.
(a)(i) The principal amounts of the Initial Term Loans shall be repaid, for the ratable account of each Term Lender holding Initial Term Loans, in consecutive quarterly installments (each, an “Installment”) of 0.25% of the original aggregate principal amount thereof, on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter ended after the Conversion Date (or, if the Emergence Condition has not been satisfied, March 31, 2023); provided that such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Section 2.09 and Section 2.10, as applicable and (ii) on the Maturity Date, the Borrowers hereby unconditionally promise to pay to the Administrative Agent for the ratable account of each Lender holding Initial Term Loans the then unpaid principal amount of each Initial Term Loan then outstanding, in accordance with the terms herein.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.
(d)The entries made in the accounts maintained pursuant to Section 2.08(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note, substantially in the form attached hereto as Exhibit D (a “Promissory Note”). In such event, the Borrowers shall as promptly as reasonably possible execute and deliver to such Lender a Promissory Note payable to such Lender (or its permitted assigns). Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.
Section 2.09.    Mandatory Prepayment of Loans.
(a)Prior to the Conversion Date, within (5) Business Days of receipt by any Loan Party of any Net Proceeds from the incurrence of any Indebtedness of such Loan Party not permitted to be incurred pursuant to Section 6.02, the Borrowers shall deposit 100% of such Net Proceeds into the Disbursement Account or another Controlled Account to be applied (to the extent not otherwise applied pursuant to the immediately succeeding proviso) to repay the Term Loans; provided that, subject to Section 2.09(d), the Borrowers may use a portion of the Net Proceeds to prepay or repurchase any other Indebtedness permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with such Net Proceeds, in each case in an amount not to exceed the product of (1) such Net Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding amount of Term Loans and such other Indebtedness.
(b)Within five (5) Business Days after the receipt of any Net Proceeds from (1) a Disposition of Significant Assets (other than a Disposition constituting (x) to the extent the Net Proceeds are received prior to the Conversion Date, a Permitted DIP Disposition and (y) to the extent the Net Proceeds are received on and after the Conversion Date, a Permitted Disposition), (2) on and after the Conversion Date, a Disposition of Collateral referred to in clause (i) of the definition of “Permitted Disposition” (other than a Disposition of a minority stake in the equity of [*]) or (3) a Recovery Event in respect of Significant Assets, in each case, Parent shall apply the Prepayment Percentage of such Net Proceeds:
(i)to invest in or replace, purchase or acquire Significant Assets (or, in the case of Net Proceeds from a Disposition of Collateral or Recovery Event in respect of Collateral, new or additional Collateral), other than an investment in, purchase or acquisition of Significant Assets by a Non-Guarantor Acquired Airline, within 365 days after the sale or other Disposition, or Recovery Event, that generated the Net Proceeds; provided that, Parent will be deemed to have complied with this clause (i) if and to the extent that, within 365 days after the sale or other Disposition, or Recovery Event, that generated the Net Proceeds, Parent or any of its Restricted

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Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire, purchase or invest in the assets that would constitute Significant Assets (or Collateral, as applicable) in compliance with this clause (i), and that acquisition, purchase or investment is thereafter completed within 180 days after the end of such 365-day period); or
(ii)to repay the Term Loans (provided that, subject to Section 2.09(d), the Borrowers may elect to use a portion of the Net Proceeds to prepay or repurchase any other Indebtedness that is pari passu in right of payment and security with the Term Loans (and to permanently reduce commitments with respect thereto) to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with such Net Proceeds, in each case in an amount not to exceed the product of (1) such Net Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding amount of Term Loans and such other Indebtedness).
Notwithstanding any other provisions of this Section 2.09(b), (A) to the extent any or all of the Net Proceeds of any Disposition by a Restricted Subsidiary or the Net Proceeds of a Recovery Event received by a Restricted Subsidiary are prohibited or delayed by (x) any contractual restriction permitted by this Agreement or (y) any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Restricted Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrowers or if Parent has determined in good faith that repatriation of any such amount to the Borrowers would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Proceeds so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.09(b) but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable contractual restriction or local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrowers, or Parent believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable contractual agreement or local law or Parent determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.09(b) (provided that no such prepayment of the Term Loans pursuant to this Section 2.09(b) shall be required in the case of any such Net Proceeds the repatriation of which Parent believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments (after giving effect to the reinvestment period therefor), Parent applies an amount equal to the amount of such Net Proceeds to such reinvestments or prepayments as if such Net Proceeds had been received by Parent rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated).
(c)Amounts required to be applied to the prepayment of Loans pursuant to Section 2.09(a) and (b) shall be applied in accordance with Section 2.14(e)(ii). The application of any prepayment pursuant to this Section 2.09 shall be made, first, to ABR Loans and, second, to Term SOFR Loans (or, if applicable RFR Loans). Term Loans prepaid pursuant to this Section 2.09 may not be reborrowed.
(d)To the extent the holders of Indebtedness that is pari passu in right of payment and security with the Term Loans decline to have such Indebtedness repurchased, repaid or prepaid with any

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such Net Proceeds, the declined amount of such Net Proceeds shall promptly (and, in any event, within 10 Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Proceeds would otherwise have been required to be applied if such other pari passu Indebtedness was not then outstanding).
(e)All prepayments under this Section 2.09 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any accrued and unpaid fees and any losses, costs and expenses, as more fully described in Section 2.12 hereof.
Section 2.10.    Optional Prepayment of Loans.
(a)The Borrowers shall have the right, at any time and from time to time, to prepay any Loans, in whole or in part, without premium or penalty (except as set forth in Section 2.10(c) and Section 2.12) (i) with respect to Term Benchmark Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) to the Administrative Agent or (B) written or facsimile notice (or notice by electronic mail) to the Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment, (ii) with respect to ABR Loans, upon written or facsimile notice (or notice by electronic mail) to the Administrative Agent received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment and (iii) with respect to RFR Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) to the Administrative Agent or (B) written or facsimile notice (or notice by electronic mail) to the Administrative Agent, in any case received by 11:00 a.m., New York City time, five (5) Business Days prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $1.0 million and in integral multiples of $1.0 million in the case of Term Benchmark Loans and integral multiples of $100,000 in the case of ABR Loans and RFR Loans, (B) no prepayment of Term Benchmark Loans shall be permitted pursuant to this Section 2.10(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.12, and (C) no partial prepayment of a Term Benchmark Tranche shall result in the aggregate principal amount of the Term Benchmark Loans remaining outstanding pursuant to such Term Benchmark Tranche being less than $1.0 million.
(b)Any prepayments under Section 2.10(a) shall be applied, at the option of the Borrowers, to prepay the Term Loans of the Term Lenders, in each case to such Classes as the Borrowers shall specify. All such prepayments of Term Loans shall be applied to the installments of the applicable Term Loans as directed by the Borrowers (and absent such direction, in direct order of maturity). All prepayments under Section 2.10(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any payment required by Section 2.10(c), plus any Fees and any losses, costs and expenses, as more fully described in Section 2.12 hereof. Term Loans prepaid pursuant to Section 2.10(a) may not be reborrowed.
(c)Notwithstanding anything herein to the contrary:
(i)exclusively in the event of any optional prepayments of the Initial Term Loans incurred on or after the Closing Date at a time when the Emergence Condition has not been satisfied and such optional prepayment is made pursuant to Section 2.10(a) (or in the event of any acceleration of the Term Loans pursuant to Section 7.02) (i) prior to the first anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Initial Term Loans the Closing Date Make Whole Premium on the aggregate principal amount of the Initial

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Term Loans being prepaid (or accelerated), and (ii) on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Initial Term Loans a prepayment premium of two percent (2%) of the aggregate principal amount of the Initial Term Loans being prepaid (or accelerated), in each case, unless such fee is waived by the applicable Term Lender. No prepayment premium pursuant to this clause (c) shall be payable at any time for any prepayment of Initial Term Loans made by the Borrowers pursuant to Section 2.10(a) on or after the second anniversary of the Closing Date.
(ii)exclusively in the event of any optional prepayments of the Initial Term Loans incurred on or after the Closing Date at a time when the Emergence Condition has been satisfied and such optional prepayment is made pursuant to Section 2.10(a) (or in the event of any acceleration of the Term Loans pursuant to Section 7.02) prior to the second anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Initial Term Loans the Emergence Make Whole Premium on the aggregate principal amount of the Initial Term Loans being prepaid (or accelerated). No prepayment premium pursuant to this clause (ii) shall be payable at any time for any prepayment of Initial Term Loans made by the Borrowers pursuant to Section 2.10(a) on or after the second anniversary of the Closing Date.
Payment of amounts pursuant to this clause (c) constitutes liquidated damages, not unmatured interest or a penalty, and the actual amount of damages to the Term Lenders as a result of the relevant triggering event, prepayment, repayment or acceleration would be impracticable and extremely difficult to ascertain. Accordingly, the payment of amounts pursuant to this clause (c) is provided by mutual agreement of the Borrowers, the Term Lenders and the Administrative Agent as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Term Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any prepayments of Term Loans pursuant to Section 2.10(a) (including any such deemed prepayment in accordance with Section 2.24(f)) or repayment of the Term Loans following acceleration pursuant to Section 7.02 (including, for the avoidance of doubt, the acceleration of claims as a result of the commencement of a proceeding under any Debtor Relief Law, by operation of law or as a result of an automatic acceleration thereunder), the premium payable pursuant to clause (c), shall be automatically and immediately due and payable as though any prepaid or repaid Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. The premium payable pursuant to clause (c) shall also be automatically and immediately due and payable if the Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. EACH BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH EVENTS.
The Borrowers and the Loan Parties expressly agree (to the fullest extent it may lawfully do so) that with respect to the premiums payable pursuant to this clause (c) payable under the terms of this Agreement: (i) such premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) such premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Administrative Agent, the Term Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the premium payable pursuant to this clause (c); and (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that their agreement to pay the premium pursuant to this clause (c) as herein described is a material inducement to the Term Lenders to provide the Commitments and make the Term    Loans.

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(d)Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Term Benchmark Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein; provided that, notwithstanding anything to the contrary, any notice of prepayment under this Section 2.10 may state that such notice is conditional upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Parent (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
Section 2.11.    Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate); or
(ii)impose on any Lender any other condition, cost or expense or subject any Lender to any liability in respect of any Taxes (other than Excluded Taxes, Indemnified Taxes, or Other Taxes) imposed on or with respect to any payment made on any Loan under this Agreement;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any Loan (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrowers will pay to such Lender (without duplication of any other amounts to such Lender under this Agreement or any other Loan Document) such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender reasonably determines in good faith that any Change in Law affecting such Lender or such Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender to the Borrowers as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.13, this Section 2.11(b) shall not apply to Taxes.
(c)Solely to the extent arising from a Change in Law, the Borrowers shall pay to each Lender as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due

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and payable on each date on which interest is payable on such Loan; provided that the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
(d)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.11(a) or (b) and the basis for calculating such amount or amounts shall be delivered to the Borrowers and shall be prima facie evidence of the amount due; provided, however, that any determination by a Lender of amounts owed pursuant to this Section 2.11 to such Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s standard practice. The Borrowers shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.
(e)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.11 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(f)The Borrowers shall not be required to make payments under this Section 2.11 to any Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender generally or (B) the claim arises out of a voluntary relocation by such Lender of its applicable lending office (it being understood that any such relocation effected pursuant to Section 2.15 is not “voluntary”).
Section 2.12.    Break Funding Payments.
(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.15 then, in any such event, at the request of such Lender, the Borrowers shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that this Section 2.12(a) shall not apply to any payment of an Installment pursuant to Section 2.08(a). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such RFR Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such RFR Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such

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Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the applicable SOFR market for the Term SOFR Rate. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12(a) shall be delivered to the Borrowers and shall be prima facie evidence of the amount due. The Borrowers shall pay such Lender the amount due within thirty (30) days after receipt of such certificate.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by a Borrower pursuant to Section 2.15, then, in any such event, at the request of such Lender, the Borrowers shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that this Section 2.12(b) shall not apply to any payment of an Installment pursuant to Section 2.08(a). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such RFR Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such RFR Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the applicable SOFR market for Daily Simple SOFR. A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.12(b) shall be delivered to the Borrowers and shall be prima facie evidence of the amount due. The Borrowers shall pay such Lender the amount due within thirty (30) days after receipt such certificate.
Section 2.13.    Taxes.
(a)Any and all payments by or on account of any Obligation of any Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the applicable Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions for any Indemnified Taxes or Other Taxes (including deductions for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.13), the Administrative Agent, Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Borrowers or the Guarantors, as applicable, shall pay any Other Taxes (except any such Taxes or portions thereof that have been paid or will be paid under Section 2.13(a)) to the relevant Governmental Authority in accordance with applicable law, or at the option and upon written demand of the Administrative Agent timely reimburse it for the payment of any such Taxes (except any such Taxes or portions thereof that have been paid or will be paid under Section 2.13(a)) made on behalf of the Borrowers or the Guarantors, as applicable, to the extent permitted by applicable law.

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(c)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that such Lender is not and (other than as a result of a change to Annex 2) will not become a Low Tax Jurisdiction Entity; provided that, for purposes of this Error! Reference source not found. no entity shall be considered to be a Low Tax Jurisdiction Entity if it is not organized or resident in a jurisdiction listed on Annex No. 2 of the Resolución Exenta No. 55 of 2018 issued by the Chilean tax authority (“Annex No. 2”) or on any amendment or replacement thereof, a current copy of which is attached to this Agreement as Schedule 2.13. In the event that any Lender becomes or is likely to become a Low Tax Jurisdiction Entity as a result of a change to Annex No. 2, the Lender and Borrowers shall in good faith cooperate to identify a suitable jurisdiction (taking into account tax costs) to which the Lender’s Obligation may be transferred, and will use reasonable best efforts to transfer such Obligation to such jurisdiction, it being understood that any such jurisdiction should not impose a greater tax burden on the Lender than the original jurisdiction would have done; provided, however, that in the event that such transfer cannot be effected after such good faith cooperation, Borrowers shall have the ability to find a replacement Lender satisfactory to Borrowers and require the Lender to promptly assign the Lender’s Obligation to such replacement Lender at a price no less than par plus accrued and unpaid interest and fees.
(d)(i) Prior to becoming a Lender hereto and (ii) in the event that any supporting material previously provided pursuant to this Section 2.13(d) becomes inaccurate with respect to its status, each Lender or prospective Lender shall be responsible for notifying the Borrowers of its status as a non-Low Tax Jurisdiction Entity and provide supporting materials sufficient to establish such status that is satisfactory to the Borrowers; provided that such responsibility shall be deemed satisfied if (x) such Lender or prospective Lender provides to the Borrowers (either directly or indirectly through the Administrative Agent) an Internal Revenue Service Form W-9 or an Internal Revenue Service Form W-8 (or an Internal Revenue Service Form W-8IMY without beneficial owner withholding certificates attached) showing that such Lender or prospective Lender is resident in a jurisdiction other than a “low tax jurisdiction” for the purposes of Article 41 F of the Chilean Income Tax Law and (y) the Borrowers do not have actual knowledge or reason to believe that such Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8 is incorrect or such Lender or prospective Lender is a Low Tax Jurisdiction Entity.
(e)The Borrowers shall indemnify the Administrative Agent and each Lender, within ten
(10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(f)As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent (to the extent the Administrative Agent has not been reimbursed by the Borrowers)

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for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable out-of-pocket costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(h)Any Tax Indemnitee that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate; provided that a Lender shall not be required to complete, execute or deliver any documentation pursuant to this Section 2.13(h) if in such Lender’s sole discretion exercised in good faith such completion, execution or delivery would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)United States Person – Tax Indemnitee
(x)Any Tax Indemnitee that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrowers, on or prior to the date on which such Tax Indemnitee becomes a party to this Agreement or any other Loan Document (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of a Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Tax Indemnitee, certifying that such Tax Indemnitee is entitled to an exemption from United States backup withholding tax.
(y)Any Tax Indemnitee that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrowers, on or prior to the date on which such Tax Indemnitee becomes a party to this Agreement or any other Loan Document (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of a Borrower or the Administrative Agent), two (2) copies of whichever of the following is applicable:
(1)in the case of a Tax Indemnitee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and
(z)with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of Internal Revenue Service Form W-8ECI;
(3)in the case of a Tax Indemnitee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Tax Indemnitee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower

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within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W 8BEN-E; or
(4)to the extent a Tax Indemnitee is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Tax Indemnitee is a partnership and one or more direct or indirect partners of such Tax Indemnitee are claiming the portfolio interest exemption, such Tax Indemnitee may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(iii) Any Tax Indemnitee that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrowers, on or prior to the date on which such Tax Indemnitee becomes a party to this Agreement or any other Loan Document (and from time to time thereafter when the previously delivered forms expire, or upon request of a Borrower or the Administrative Agent), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(j)If a payment made to a Tax Indemnitee under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Tax Indemnitee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Tax Indemnitee shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law or at such time or times reasonably requested by a Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Tax Indemnitee has or has not complied with such Tax Indemnitee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(j), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(k)If a Tax Indemnitee determines, in its reasonable sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by any Borrower or any Guarantor or with respect to which any Borrower or any Guarantor has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such Guarantor under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Tax Indemnitee incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that any Borrower or any Guarantor, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to such Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant

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Governmental Authority) to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(k), in no event will the Tax Indemnitee be required to pay any amount to any Borrower pursuant to this Section 2.13(k) if, and then only to the extent, the payment of such amount would place such Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax indemnification payments or additional amounts under this Section 2.13 giving rise to such refund had never been paid. This Section shall not be construed to require the Tax Indemnitee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
Section 2.14.    Payments Generally; Pro Rata Treatment.
(a)The Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.11 or 2.12, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.11, 2.12 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension). All payments hereunder shall be made in U.S. Dollars.
(b)Application of Payment Amounts. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.16 and 10.04 payable to the Administrative Agent and the Collateral Trustee, in their respective capacities as such, (ii) second, towards payment of Fees and expenses then due under Section 10.04 payable to the Lenders and towards payment of interest then due on account of the Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of principal of the Term Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)If any Defaulting Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(a), 2.03(b) or 8.04 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the

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Administrative Agent for the account of such Defaulting Lender to satisfy such Defaulting Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(e)Pro Rata Treatment. (i) Each payment by any Borrower in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(ii) Each payment (including each prepayment) by any Borrower on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans then held by the applicable Term Lenders (except that assignments to the Borrower pursuant to Section 10.02(i) shall not be subject to this Section 2.14(e)(ii)).
Section 2.15.    Mitigation Obligations; Replacement of Lenders.
(a)Mitigation of Obligations. If the Borrowers are required to pay any additional amount to any Lender under Section 2.11 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrowers or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.15 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.11 or 2.13.
(b)Replacement of Lenders. If, after the Closing Date, (i) any Lender requests compensation under Section 2.11, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by a Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and which, in each case, has been consented to by the Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) prepay such Lender’s outstanding Loans or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrower; provided that (A) (w) in the case of any such assignment resulting from a claim for compensation under Section 2.11(a) or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter,
(x) such assignment shall not conflict with any applicable legal requirement, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed and (z) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrowers (in the case of all other amounts) and (B) if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction

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in return on capital, or cease to result in amounts being payable under Section 2.13, as the case may be, or if such Lender shall waive its right to claim further compensation under to Section 2.11(a) in respect of such circumstances, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Any Lender being replaced pursuant to this Section 2.15(b) shall execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitment or Loans; provided that, an assignment contemplated by this Section 2.15(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.15(b), so long as the other actions specified in this Section 2.15(b) shall have been taken.
Section 2.16. Certain Fees. The Borrowers shall pay (a) to the Collateral Trustee the fees set forth in that certain Collateral Trustee Fee Letter and (b) to the Administrative Agent the fees set forth in that certain Administrative Agent Fee Letter.
Section 2.17. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.17, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR or Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.04 or a new Loan Request in accordance with the terms of Section 2.02, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Loan Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Loan Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.17(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.17(a)(i) or (ii) above and (2) any Loan Request that requests an RFR Borrowing shall instead be deemed to be a Loan Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.17 with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.04 or a

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new Loan Request in accordance with the terms of Section 2.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.17(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.17(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement,
(iii)the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then- current Benchmark is a term rate (including the Adjusted Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or

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after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.17, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
Section 2.18. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, as provided herein and in each Fee Letter. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.19. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Collateral Trustee, each Local Collateral Agent and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness (including obligations owing under any derivatives positions) at any time owing by the Administrative Agent, the Collateral Trustee, each such Local Collateral Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of any Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent, the Collateral Trustee, each such Local Collateral Agent or such Lender shall have made any demand under any Loan Document; provided that (a) prior to the Conversion Date, any such set-off is subject to the Final DIP Order and (b) in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21(c) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such set-off and application made by such Lender (or any of its banking Affiliates) and the

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Administrative Agent agrees promptly to notify the Borrowers after any such set-off and applicable made by such Person, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Administrative Agent, the Collateral Trustee and each Local Collateral Agent under this Section 2.19 are in addition to other rights and remedies which such Lender and the Administrative Agent, the Collateral Trustee and each Local Collateral Agent may have upon the occurrence and during the continuance of any Event of Default (and, prior to the Conversion Date, as provided for in the Final DIP Order).
Section 2.20. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether on the Maturity Date, by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrowers and the Guarantors, the Lenders shall be entitled to immediate Payment in Full of such Obligations.
Section 2.21.    Defaulting Lenders.
(a)If at any time any Lender becomes a Defaulting Lender, then the Borrowers may, on ten
(10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; provided further that, for any such assignment, Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed.
(b)Any Lender being replaced pursuant to Section 2.21(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments and Loans, and (ii) deliver any documentation evidencing such Loans to the Borrowers or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrowers and such assignee, of the assigning Lender’s outstanding Commitments and Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be Paid in Full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.12 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrowers in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments and Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.21(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.21(b), so long as the other actions specified in this Section 2.21(b) shall have been taken.
(c)Any amount paid by any Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.21(d)) the termination of the Commitments and Payment in Full of all Obligations and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

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first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Trustee,
second, to the payment of the default interest and then current interest due and payable to the Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, third, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth, to the payment of principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth, after the termination of the Commitments and Payment in Full of all Obligations, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(d)The Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than fifteen (15) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(c) will apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, the Collateral Trustee or any Lender may have against such Defaulting Lender.
(e)If the Borrowers and the Administrative Agent agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(c)), such Lender shall purchase at par such portions of outstanding Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their respective Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(f)Notwithstanding anything to the contrary herein, the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.
Section 2.22.    Increase in Commitment.
(a)Borrower Request. Parent may by written notice to the Administrative Agent request the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan

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Commitment”) by an amount not less than [*] individually and, in the aggregate for all such requests, not to exceed [*] (it being understood and agreed, for the avoidance of doubt, that such amount shall not be increased by the amount of any prepayment or repayment of the Term Loans); provided that no such Incremental Term Loan Commitments (other than in respect of Conversion Date Indebtedness) may be incurred prior to the Conversion Anniversary Date. Any such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Parent proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than fifteen (15) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter time as agreed by the Borrower and the Required Lenders), (ii) the proposed size and terms of such Incremental Term Loan Commitments and (iii) offer each Lender the opportunity to subscribe for its pro rata share of the Incremental Term Loan Commitments. If any portion of the Incremental Term Commitments offered to the Lenders as contemplated in the immediately preceding sentence is not subscribed for by the Lenders within five (5) Business Days of receipt of such notice (or such shorter time as agreed by the Borrower and the Required Lenders), the Borrowers may, with the consent of the Administrative Agent as to any bank or financial institution that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to provide all or a portion of such unsubscribed portion of the Incremental Term Loan Commitments. Any existing Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.
(b)Conditions.    The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
(i)each of the conditions set forth in Section 4.02 shall be satisfied on or prior to such Increase Effective Date;
(ii)no Event of Default shall have occurred and be continuing or would result from giving effect to the increased or new Commitments on, or the making of any new Loans on, such Increase Effective Date;
(iii)after giving Pro Forma Effect to the increased or new Commitments and any new Loans to be made on such Increase Effective Date, the aggregate principal amount of the sum of all Priority Lien Debt and, without duplication, all Senior Priority Refinancing Indebtedness (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) would not exceed the greater of (A) [*] and (B) such an amount that would cause the Asset Coverage Ratio to be equal to [*]; and
(iv)Parent shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(c)Terms of New Loans and Commitments.    The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:
(i)terms and provisions with respect to interest rates, maturity date and amortization schedule of Loans made pursuant to any Incremental Term Loan Commitments (“Incremental Term Loans”) shall be as agreed upon among the Borrowers and the applicable Lenders providing such Loans (it being understood that the Incremental Term Loans may be part of the Initial Term Loans or any other Class of Term Loans);

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(ii)the Weighted Average Life to Maturity of any Loans made pursuant to Incremental Term Loan Commitments shall be no shorter than the Weighted Average Life to Maturity of the Class of existing Term Loans having the shortest Weighted Average Life to Maturity at such time;
(iii)the interest rate margins for the new Incremental Term Loans shall be determined by the Borrowers and the applicable Lenders providing such Loans; provided, however, that the interest rate margins for such new Incremental Term Loans that are (A) denominated in Dollars,
(B) secured by all or a portion of the Collateral on a pari passu basis with the Initial Term Loans,
(C) broadly syndicated to banks and/or other institutional investors and (D) incurred within 18 months of the Closing Date, shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any existing Term Loans plus 50 basis points unless the interest rate margins with respect to the applicable existing Term Loans are increased by an amount equal to (x) the excess of the interest rate margins with respect to such Incremental Term Loans over the corresponding interest rate margins on the respective applicable existing Term Loans minus (y) 50 basis points; provided that in determining the excess of the interest rate margins between the Incremental Term Loans and the applicable existing Term Loans for purposes of the foregoing clause (x), (1) original issue discount or upfront or similar fees (collectively, “OID”) payable by the Borrowers to the Lenders for the existing Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (2) any amendments to the interest rate margin on any existing Term Loans that became effective subsequent to the Closing Date but prior to the effective time of the Incremental Term Loans shall also be included in such calculations, (3) customary arrangement, structuring, underwriting and commitment fees payable to the Administrative Agent or any arrangers (or any of their respective Affiliates) shall be excluded and (4) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the existing Term Loans, such excess amount shall be equated to interest rate margins for purposes of determining whether an increase in the interest rate margins for the existing Term Loans shall be required under this Section 2.22(c)(iii) to the extent an increase in the interest rate floor in the existing Term Loans would cause an increase in the interest rate margins, and in such case the interest rate floor (but not the Applicable Margin) applicable to the existing Term Loans shall be increased by such increased amount;
(iv)the Incremental Term Loans shall be (x) secured solely by the Collateral and on a pari passu basis with the Initial Term Loans and (y) incurred and Guaranteed solely by Loan Parties; and
(v)to the extent that the terms and provisions of Incremental Term Loans are not identical to an outstanding Class of Term Loans (except to the extent permitted by clauses (i), (ii) and (iii) above), such terms and conditions will either be (1) substantially identical to, or, taken as a whole, less favorable to the Lenders providing such Incremental Term Loans than the Term Loans in existence immediately prior to the incurrence of such Incremental Term Loans, provided that, the terms and conditions applicable to such Incremental Term Loans may provide for any additional or different financial or other covenants or other provisions that are agreed between Parent and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect immediately prior to the incurrence of such Incremental Term Loans or (2) otherwise reasonably satisfactory to the Administrative Agent.
The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the

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consent of any other Lenders not making such increased or new Commitment, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to any Incremental Term Loans that are Term Loans made pursuant to this Agreement.
(d)Making of New Term Loans. On any Increase Effective Date on which one or more Incremental Term Loan Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Loan Commitment.
(e)Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.22 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.
Section 2.23.    Extension of Term Loans.
(a)Extension of Term Loans. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”), made from time to time by the Borrowers to all Term Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loans with like maturity date) and on the same terms to each such Term Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Term Lenders that accept the terms contained in such Term Loan Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Term Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, a “Term Loan Extension”, and each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans”, and any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied:
(i)no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Term Loan Extension Offer is delivered to the applicable Term Lenders (the “Term Loan Extension Offer Date”);
(ii)except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Term Loan Extension Offer), the Term Loan of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Term Loans; provided that (1) the permanent repayment of Extended Term Loans after the applicable Term Loan Extension shall be made on a pro rata basis with all other Term Loans, except that the Borrowers shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans, (2) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans, (3) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (4) Extended Term Loans

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may have call protection as may be agreed by the Borrowers and the applicable Term Lenders of such Extended Term Loans, (5) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Maturity Date are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (6) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five different maturity dates;
(iii)all documentation in respect of such Term Loan Extension shall be consistent with the foregoing; and
(iv)any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers. For the avoidance of doubt, no Term Lender shall be obligated to accept any Term Loan Extension Offer.
(b)Minimum Extension Condition. With respect to all Term Loan Extensions consummated by the Borrowers pursuant to this Section 2.23, (i) such Term Loan Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 or Section 2.10 and (ii) each Term Loan Extension Offer shall specify the minimum amount of Term Loans to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Term Loan Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.09, 2.14 and 8.08) or any other Loan Document that may otherwise prohibit any such Term Loan Extension or any other transaction contemplated by this Section 2.23.
(c)Extension Amendment. The consent of the Administrative Agent shall be required to effectuate any Term Loan Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Term Loan Extension, other than the consent of each Lender agreeing to such Term Loan Extension with respect to one or more of its Term Loans (or a portion thereof), as applicable. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.
(d)In connection with any Term Loan Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Term Loan Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.
Section 2.24.    Refinancing Amendment.

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(a)The Borrowers may refinance, replace or modify all or any portion of any tranche or tranches of Term Loans then outstanding (the “Refinanced Term Loans”) with Permitted Refinancing Indebtedness (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:
(i)the obligations in respect of such Replacement Term Loans shall be (1) Obligations under this Agreement and the other Loan Documents (and thus guaranteed on a pari passu basis with all the other Obligations under this Agreement and the other Loan Documents) and (2) secured by the Collateral but no other property (and secured on a pari passu basis with the Liens on the Collateral);
(ii)such Replacement Term Loans may have such pricing (including interest, fees and premiums) and other economic terms as may be agreed by the Borrowers and the Lenders thereof;
(iii)such Replacement Term Loans, subject to clause (ii) above, will have terms and conditions that are either substantially identical to, or, taken as a whole, less favorable to the Lenders providing such Replacement Term Loans than the Refinanced Term Loans provided that the terms and conditions applicable to such Replacement Term Loans may provide for any additional or different financial or other covenants or other provisions that are agreed between Parent and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect immediately prior to the incurrence of such Replacement Term Loans; and
(iv)the proceeds of such Replacement Term Loans shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of the Refinanced Term Loans.
(b)The effectiveness of any Refinancing Amendment shall be subject, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date under Section 4.01.
(c)Upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Term Loans incurred pursuant thereto (including any amendments necessary to treat the Replacement Term Loans subject thereto as “Loans” and “Term Loans” and the Lenders providing such Replacement Terms Loans as “Lenders”).
(d)Any Refinancing Amendment may, without the consent of any other Lenders who are not providing Replacement Term Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.
(e)This Section 2.24 shall supersede any provisions in Section 2.14 or Section 10.08 to the contrary.
(f)For the avoidance of doubt, in connection with the repayment of any Refinanced Term Loans, the Lenders holding such Refinanced Term Loans shall be entitled to payment of any premium payable pursuant to Section 2.10(c) as if such Refinanced Term Loans had been prepaid pursuant to Section 2.10(a), other than to the extent such Lenders accept Replacement Term Loans in exchange for their Refinanced Term Loans.

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Section 2.25. Illegality. If any Lender shall notify the Administrative Agent that either (a) there is any introduction of, or change in or in the interpretation of, any law or regulation that in the opinion of counsel for such Lender in the relevant jurisdiction makes it unlawful; or (b) any central bank or other Governmental Authority asserts that it is unlawful for such Lender to continue to fund or maintain any Loan bearing interest based on SOFR (a “SOFR Loan”) or to perform its obligations hereunder with respect to SOFR Loans hereunder, then, upon the issuance of such opinion of counsel or such assertion by a central bank or other Governmental Authority, the Administrative Agent shall give notice of such opinion or assertion to the Borrowers (accompanied by such opinion, if applicable). The Borrowers shall forthwith (or at the end of the then-current Interest Period if any applicable Term Benchmark Loans may be lawfully maintained as SOFR Loans until then) either: (i) prepay in full all SOFR Loans made by such Lender, with accrued interest thereon or (ii) convert each such SOFR Loan made by such Lender into a ABR Loan. Upon such prepayment or conversion, the obligation of such Lender to make SOFR Loans, or to convert ABR Loans into SOFR Loans, shall be suspended until the Administrative Agent shall notify the Borrowers that the circumstances causing such suspension no longer exists.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to make Loans hereunder, each of the Borrowers and each of the Guarantors jointly and severally represent and warrant as follows:
Section 3.01. Organization and Authority. Parent has no separate legal personality from that of Latam Airlines Group S.A., a sociedad anónima duly organized under the laws of Chile. Parent is a sociedad anónima duly organized and validly existing under the laws of Chile. Each Borrower and each of the Guarantors (a) (i) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction and in the case of LATAM Finance Limited and Peuco Finance Limited to the best of their knowledge and belief other than to the extent that, prior to the Conversion Date, such good standing is impacted by the Cayman JPL Applications) under the laws of the jurisdiction of its organization and (ii) is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, to own or lease and operate its properties and to conduct their business as now or currently proposed to be conducted.
Section 3.02. Air Carrier Status. Each Air Carrier Entity is authorized to operate as an “air carrier” in all jurisdictions in which each has air routes. Each Air Carrier Entity possess all material certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by them and the conduct of their business and operations as currently conducted (the “Permits”). Each Aircraft is operated by a duly authorized and certificated air carrier in good standing under applicable law, which has complied with and satisfied all of the requirements of and is in good standing with the applicable Aviation Authority (to the extent such concept is applicable), and to otherwise lawfully operate, possess, use and maintain the applicable Aircraft.
Section 3.03. Due Execution. The execution, delivery and performance by the Borrowers and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrowers and each of the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of the Borrowers or the Guarantors, (ii)

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violate any applicable law (including, without limitation, the Exchange Act) or regulation (including, without limitation, Regulations T, U or X of the Federal Reserve Board), or any material order or decree of any court or Governmental Authority, (iii) except to the extent arising under the documents governing any Pre-Petition Indebtedness, conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on any Borrower or any Guarantor or any of their properties, or (iv) result in or require the creation or imposition of any Lien upon any of the property of any Borrower or any other Loan Party other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) does not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filings and consents contemplated by the Collateral Documents, (ii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and have not been modified in a manner that is materially adverse to the Lenders and in full force and effect, (iii) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect, (iv) payment of the Chilean Stamp Tax, if applicable, and mandatory filings associated with the Chilean Stamp Tax and (v) routine reporting obligations. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by the Loan Parties party thereto. Each of this Agreement and the other Loan Documents to which any of the Borrowers or any of the Guarantors is a party is a legal, valid and binding obligation of each Borrower and each Guarantor party thereto, enforceable against the Borrowers and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.04. Statements Made. The written information furnished by or on behalf of any Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward looking information, the Borrowers and the Guarantors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.05.    Financial Statements; Material Adverse Effect.
(a)The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2021 and the fiscal quarter ended March 31, 2022, included in Parent’s consolidated audited financial statements filed with the SEC, as amended, present fairly, in all material respects, in accordance with IFRS, the financial condition, results of operations, shareholder’s equity and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.
(b)The DIP Budget has been based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
(c)Since March 25, 2022, there has been no Material Adverse Effect (both before and after giving effect to the Transactions).
Section 3.06.    Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used by the Borrowers (i) in accordance with the Reorganization Plan to repay the Existing DIP Facility

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and to pay transaction costs, fees and expenses related thereto and (ii) with respect to any remaining proceeds not applied pursuant to the foregoing clause (i), for general corporate purposes. The proceeds of Loans made after the Closing Date shall be used by the Borrowers for general corporate purposes.
Section 3.07. Ownership of Subsidiaries. As of the Closing Date, each of the Persons listed on Schedule 3.07 is a Subsidiary (direct or indirect) of Parent and the ownership of such Subsidiary is as set forth on such Schedule, and Parent owns no other Subsidiaries, either directly or indirectly.
Section 3.08.    Litigation and Compliance with Laws.
(a)Except for the Chapter 11 Case, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrowers or the Guarantors, threatened against any Borrower or any Guarantor or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent, the Collateral Trustee, the Local Collateral Agents or the Lenders thereunder or in connection with the Transactions; provided that prior to the Conversion Date, neither the commencement nor existence of a Chilean Local Reorganization Proceeding solely on the terms provided in Section 8.01(i) of the Existing DIP Facility nor a Brazilian Local Reorganization Proceeding shall affect the representation in this Section 3.08.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Borrower and each Guarantor to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property, including, without limitations, regulation issued by the Dirección General de Aeronáutica Civil of Chile, the FAA or the Agência Nacional de Aviação Civil (ANAC) of Brazil.
Section 3.09.    Margin Regulations; Investment Company Act.
(a)Neither any Borrower nor any Guarantor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.
(b)Neither any Borrower nor any Guarantor (i) is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended or (ii) otherwise is subject to any other regulatory requirement limiting its ability to incur a guarantee or Indebtedness or grant a security interest in its property to secure such guarantee or Indebtedness or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith; provided that prior to the Conversion Date, neither the commencement nor existence of a Chilean Local Reorganization Proceeding solely on the terms provided in Section 8.01(i) of the Existing DIP Facility nor the commencement and/or existence of a Brazilian Local Reorganization Proceeding shall affect the representation in this Section 3.09.
Section 3.10.    Ownership of Significant Assets. Each Loan Party has (i) good, marketable and legal title to (in the case of fee or ownership interests in real or personal property), (ii) valid leasehold

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interests in (in the case of leasehold interests in real or personal property), (iii) good title to (in the case of any personal property or assets that are Significant Assets) and (iv) except as would not reasonably be expected to have a Material Adverse Effect, good title to (in the case of all other personal property), all properties and assets (in each case of the foregoing (i)-(iv), other than Intellectual Property, which is the subject of Section 3.11) owned by such Loan Party free and clear of all Liens other than Liens permitted under Section 6.05, except, in each case, for assets Disposed of in accordance with the terms hereof or the Final DIP Order.
Section 3.11. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party owns, or has a valid and enforceable right, whether express or implied, to use, all Intellectual Property that is used in the conduct of their respective businesses as currently conducted; (ii) no Adverse Proceeding is pending or threatened in writing against any Loan Party (or, to the knowledge of any Loan Party, otherwise threatened) by any Person (1) challenging the right of any Loan Party to use any Intellectual Property owned by or licensed to such Loan Party, (2) challenging the validity of any Intellectual Property owned by any Loan Party or (3) claiming infringement, misappropriation or any other violation by any Loan Party of any right in Intellectual Property of any Person, and (iii) no Intellectual Property used in the operation of the business of each Loan Party as currently conducted infringes, misappropriates or otherwise violates any rights in Intellectual Property of any Person.
Section 3.12.    Perfected Security Interests.
(a)Prior to the Conversion Date, upon entry of the Final DIP Order, the Obligations shall constitute Superpriority Claims and the Final DIP Order shall be effective to create, during the Chapter 11 Cases, in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected security interest under the laws of the United States in the Collateral, with the following priority:
(i)pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority security interest in and Lien on the Collateral not otherwise subject to Permitted Priority Liens and RCF Spare Parts Replacement Liens, subject only to the Carve-Out; and
(ii)pursuant to section 364(c)(3) of the Bankruptcy Code, junior priority security interest in and Lien on the Collateral subject to Permitted Priority Liens, the Carve-Out and RCF Spare Parts Replacement Liens,
as and to the extent contemplated by and described in the Final DIP Order and the Collateral Documents. Without limiting the immediately foregoing sentence, at such time as (x) UCC financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid) and (y) the other requirements of the Collateral Documents have been taken as and when required therein and subject to Section 4.03 herein, the Collateral Trustee or any Local Collateral Agent, as applicable, for the benefit of the Secured Parties, shall have a perfected security interest under the UCC and any similar or equivalent laws of any other jurisdiction required in the Collateral Documents in that portion of such Collateral to the extent that the Liens thereon may be perfected upon the taking of the actions described in clauses (x) and (y) above, subject in each case only to the Carve-Out and Permitted DIP Liens, and such security interest is (1) entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.12) and (2) of such priority as provided herein and in the Final DIP Order. For the avoidance of doubt but without affecting the first sentence of this Section 3.12(a), the Loan Documents will not require (i) the execution, filing or recording of mortgages in respect of real property (other than the Real Estate Mortgages) or control agreements (other than with respect to the Disbursement Account or any Controlled Account), (ii)

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the taking of any action to obtain possession or control of any Collateral (other than in respect of any Priority Pledged Equity Interests and the Intercompany Note), (iii) any action in addition to those required by the second sentence of this Section 3.12(a) with respect to the perfection of any security interest in any Intellectual Property beyond the filing of Intellectual Property Security Agreements in respect of Intellectual Property registered, issued or applied-for with the United States Patent and Trademark Office or the Copyright Office or the filing of Non-U.S. IP Security Agreements in respect of Non-U.S. Intellectual Property in the applicable Non-U.S. IP Registration Office, (iv) the filing or taking of any action with respect to the perfection of any security interest in any Pledged Spare Part or Pledged Engine (other than Priority Pledged Engines, as contemplated in Section 4.03), or (v) in any event, the making of any filing or taking of any action with respect to creation, perfection, priority or other action with respect to security interests in any jurisdiction outside of the United States in assets located, titled or arising or protected under the laws of a jurisdiction outside of the United States, except as provided in Section 4.03.
(b)On and after the Conversion Date, the Collateral Documents, taken as a whole, are effective to create in favor of the Collateral Trustee or the Local Collateral Agents, as applicable, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or in law (but excluding any Collateral Document governed by the law of a Security Jurisdiction outside the United States under whose Law execution alone of such Collateral Document is not sufficient to so create such a Security Interest). At such time as (i) UCC financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid) and (ii) the other requirements of the Collateral Documents have been taken as and when required therein and subject to Section 4.03 herein, the Collateral Trustee or the Local Collateral Agent, as applicable, for the benefit of the Secured Parties, shall have a perfected security interest under the UCC and any similar or equivalent laws of any other jurisdiction required in the Collateral Documents in that portion of such Collateral to the extent that the Liens thereon may be perfected upon the taking of the actions described in clauses (i) and (ii) above, subject in each case only to Permitted Liens, and such security interest is (x) entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.12(b)) and (y) of such priority as provided in the Collateral Trust Agreement. For the avoidance of doubt but without affecting the first sentence of this Section 3.12(b), the Loan Documents will not require (A) the execution, filing or recording of mortgages in respect of real property or control agreements, (B) the taking of any action with respect to any Collateral in any non-Security Jurisdiction (other than any actions in accordance with the English Law Security Agreement (as defined in the Collateral Trust Agreement)) or (C) any action to obtain possession or control of any Collateral (other than in respect of any Priority Pledged Equity Interests, the Intercompany Note or as otherwise expressly required by Section 4.1 or 4.3 of the Pledge and Security Agreement).
Section 3.13. Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties and assets in localities where the applicable Loan Party operates, as are necessary to ensure that Uninsured Liabilities of such Loan Party are not reasonably likely to result in a Material Adverse Effect.
Section 3.14.    Payment of Taxes.
(a)The Borrowers and the Guarantors have timely filed or caused to be filed all Tax Returns and reports required to have been filed by them and have paid or caused to be paid when due all Taxes

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required to have been paid by them (whether or not shown on any Tax Return), taking into account any applicable extensions. All such Tax Returns are true, complete and correct in all material respects.
(b)There are no pending or threatened audits or claims relating to the assessment or collection of Taxes with respect to the Borrowers and the Guarantors or any unresolved questions or claims concerning the Tax liability of the Borrowers and the Guarantors.
(c)There are no encumbrances for Taxes against the assets of the Borrowers and the Guarantors.
(d)The Borrowers and the Guarantors have deducted or withheld and timely paid over to the proper Governmental Authorities all Taxes required to have been deducted or withheld and paid over, and have complied with all information reporting, withholding and backup withholding requirements.
(e)The Borrowers and the Guarantors do not have liability for the Taxes of another person as a transferee, successor, by contract, or pursuant to applicable law.
In any event, the Borrowers and the Guarantors jointly and severally represent and warrant the above Section 3.14(a) to Section 3.14(e) except and solely to the extent that, in each case, (i) Taxes, if any, are being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves in accordance with IFRS, or (ii) any such Taxes, related liabilities, audits or claims could not reasonably be expected to result in a Material Adverse Effect.
Section 3.15.    Employee Matters.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties are not engaged in any unfair labor practice, and there is no
(i) unfair labor practice charge or complaint pending against any Loan Party or, to the knowledge of the Loan Parties, threatened by or on behalf of any employees of the Loan Parties, (ii) material grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or, to the knowledge of the Loan Parties, threatened against any Loan Party and
(iii) strike, work stoppage or other labor dispute against any of the Loan Parties or, to the knowledge of the Loan Parties, threatened against any Loan Party, except where any such situation could not reasonably be expected to result in a Material Adverse Effect.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties are in compliance with all applicable laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification, wages, hours and occupational safety and health and employment practices.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Benefit Plan has been adopted and administered in accordance with its terms and complies with applicable law, (ii) there are no pending, or to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan and (iii) the present value of all accumulated benefit obligations under each Benefit Plan (based on the assumptions used for purposes of International Accounting Standard No. 26) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Benefit Plan.
(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Benefit Plan is subject to ERISA Title IV and no Loan Party has any

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liability under ERISA Title IV with respect to any employee benefit plan including on account of any ERISA Affiliate, and (ii) no Loan Party has ever contributed to or been required to contribute to a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
(e)With respect to each scheme or arrangement mandated by a government other than the United States (a “Non-U.S. Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party that is not subject to United States law (a “Non-U.S. Plan”) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)any employer and employee contributions required by law or by the terms of any Non-U.S. Government Scheme or Arrangement or any Non-U.S. Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
(ii)the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any Non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Non-U.S. Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(iii)each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
Section 3.16.    Sanctions; Anti-Corruption; Anti-Money Laundering Laws.
(a)Neither Parent nor any of its Subsidiaries or Affiliates, or their respective directors or officers, nor to their knowledge, their or their Affiliates’ employees, has in the last five years, nor is now, engaged in any activity or conduct which would comprise a violation in any material respect of any applicable Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction, and Parent and its Subsidiaries have instituted and maintain in place policies and procedures reasonably designed to promote compliance with such laws, regulations and rules.
(b)Neither Parent nor any of its Subsidiaries, or their respective directors or officers, nor to their knowledge, their Affiliates is a Person that is the subject or target of any Sanctions as a result of (i) being listed on any list of persons subject to Sanctions, (ii) being located, organized or resident in a country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings with such country or territory (currently, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria) (each, a “Sanctioned Country”), (iii) being the government of Venezuela or (iv) being a Person that is 50% or more owned or controlled by any Person described in (i), (ii) or (iii) (any Person described in (i), (ii), (iii), or (iv), a “Sanctioned Person”). “Sanctions” shall mean any economic or trade sanctions or embargos enacted, imposed, administered or enforced by the U.S. government, including those administered by OFAC and the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom and/or any other applicable Governmental Authorities with jurisdiction over the conduct of a Person performing under this Agreement.
(c)None of the Loan Parties, any of their Subsidiaries, or, to their knowledge based on the information available to them after due inquiry, any of their respective officers, directors, employees, or any Persons acting on their behalf in connection with the Loan are Sanctioned Persons.

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(d)None of the proceeds in connection with this Agreement will be used, lent, contributed, or otherwise made available, directly or indirectly, (i) to fund, finance or facilitate any activities or business of or with any Person that, at the time of such funding, financing or facilitation, is the subject or target of Sanctions, (ii) to fund, finance or facilitate any activities of or business in any Sanctioned Country, in each case of (i) and (ii), except to the extent permitted under Sanctions, or (iii) in any other manner that would result in a violation of Sanctions by any Person in connection with this Agreement (including any Person participating or acting in connection with the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).
Section 3.17. Process Agent. The Borrowers shall continue to maintain Law Debenture Corporate Services, Inc., 801 2nd Avenue, Suite 403, New York, New York, 10017, or another entity acceptable to the Administrative Agent, as its process agent (the “Process Agent”).
Section 3.18. Final DIP Order. Prior to the Conversion Date, (a) the Final DIP Order is in full force and effect and has not been vacated, reversed, terminated, stayed, modified or amended in any manner without the written consent of the Required Lenders and (b) upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Lenders shall, subject to Section 7.01 and the applicable provisions of the Final DIP Order, be entitled to immediate payment of the Borrowers’ Obligations, and to enforcement of the remedies provided for under the Loan Documents in accordance with the terms thereof and the Final DIP Order without further application to or order by the Bankruptcy Court.
Section 3.19. Appointment of Trustee or Examiner; Liquidation. No order has been entered in any of the Obligors’ Chapter 11 Cases (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of a responsible officer or examiner (other than a fee examiner) having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code or (c) to convert any of the Obligors’ Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Obligors’ Chapter 11 Cases.
Section 3.20.    Environmental Compliance.
(a)Except with respect to (i) any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) the Existing Environmental Proceedings, each of the Loan Parties is in compliance with all applicable Environmental Laws and Environmental Permits.
(b)There are no Environmental Claims pending or, to the knowledge of the Loan Parties, threatened, including any such Environmental Claims pending or threatened against the Loan Parties or any of their respective properties (including any properties or assets that constitute Significant Assets under the terms of the Loan Documents), in each case that are reasonably expected to have a Material Adverse Effect, except with respect to the Existing Environmental Proceedings.
(c)Except with respect to the Existing Environmental Proceedings or any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrowers, there are no conditions or circumstances that are likely to result in any Environmental Liability or requirement for investigation or assessment or remedial or response action relating to any presence, actual or threatened Release or Use of Hazardous Materials at any site, location or operation to be imposed on, or asserted against, the Loan Parties.
Section 3.21. No Default. No Default has occurred and is continuing under this Agreement or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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Section 3.22. Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 3.23. Navigation Charges. To the best of Parent’s knowledge, there are no navigation or landing fees and charges of an Airport Authority or applicable Aviation Authority or Non-U.S. Aviation Authority (including Eurocontrol and any applicable EU-ETS authority) outstanding in respect of the Aircraft or any Engine in the fleet of any Air Carrier Entity as a result of which such Airport Authority or Aviation Authority or Non-U.S. Aviation Authority would be entitled to seize, arrest, detain or forfeit the Aircraft or any Engine.
Section 3.24. Slot Utilization. (a) As of the Closing Date, (i) each Borrower and each applicable Loan Party holds its respective Material Pledged Slots that were allocated through the IATA seasonal allocation process and are ruled by the Worldwide Slot Guidelines (WSG) of IATA and the local regulations of each airport and (ii) there exists no material violation by such Loan Party of the terms, conditions or limitations of any rule, regulation or order of the applicable slots’ conditions and regulations. Neither any Borrower nor any Guarantor has received any written notice from the FAA, other applicable Governmental Authorities or Aviation Authorities, or is otherwise aware of any other event or circumstance, that would, taking into account any exemptions or other relief granted by the relevant Governmental Authority, be reasonably likely to impair in any material respect its respective right to hold and operate any Material Pledged Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrowers and the other Loan Parties, as applicable, are utilizing, or causing to be utilized, their respective Slots (except any such Slots which are reasonably determined by Parent to be of de minimis value or surplus to Parent’s needs) in a manner consistent in all material respects with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate such Slots, taking into account any waivers or other relief granted to any Borrower or any Guarantor by the FAA, other applicable Governmental Authorities in the United States, Airport Authorities in the United States, any applicable Non-U.S. Aviation Authority or any foreign Airport Authorities.
(c) Neither any Borrower nor any Guarantor has received any written notice from the FAA, other applicable Governmental Authorities, any Non-U.S. Aviation Authority or any Airport Authority, as applicable, or is otherwise aware of any other event or circumstance, that would, taking into account any exemptions or other relief granted by the relevant Governmental Authority, be reasonably likely to impair in any material respect its respective right to hold and operate any Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.25. Routes. With respect to the Pledged Routes, (i) each applicable Loan Party holds or co-holds the requisite authority to operate over such Loan Party’s Routes pursuant to Title 49, applicable foreign law and the applicable rules and regulations of the FAA, DOT and any Non-U.S. Aviation Authorities with jurisdiction over its Routes, and (ii) there exists no material violation by such Loan Party of any certificate or order issued by the relevant Aviation Authorities authorizing such Loan Party to operate over such Routes, with respect to such Routes or the provisions of Title 49, applicable foreign law and the applicable rules and regulations of the FAA, DOT and any Non-U.S. Aviation Authorities with jurisdiction over such Routes that gives the relevant Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of such Loan Party in any such Routes.
Section 3.26. Debtor-in-Possession Obligations. Prior to the Conversion Date, each Obligor shall comply in a timely manner with its obligations and responsibilities as a debtor-in-possession under

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the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court (including, for the avoidance of doubt, the Final DIP Order), as each such order is amended and in effect from time to time.
Section 3.27. Chilean Capitalization Requirements. (a) The aggregate value of the Collateral pledged by Parent on the Closing Date and pursuant to Section 4.03 does not equal or exceed 50% of the total assets of Parent and (b) none of the Subsidiaries whose equity interests are directly owned and being pledged by Parent on the Closing Date or pursuant to Section 4.03 individually represents 20% or more of the total assets of Parent, determined in each case according to the individual balance sheet of Parent as of December 31, 2021.
ARTICLE 4.
CONDITIONS OF LENDING
Section 4.01. Conditions Precedent to Closing. This Agreement and the obligation of the Lenders to make Initial Term Loans on the Closing Date hereunder shall be subject to satisfaction of the following conditions precedent (unless waived in accordance with Section 10.08 by the Administrative Agent (acting at the direction of the Term Lenders)):
(a)Executed Counterparts of the Loan Documents. The Administrative Agent shall have received duly executed copies of (i) this Agreement by (A) each of the Term Lenders, (B) each Loan Party and (C) each of the other parties party thereto and (ii) duly executed copies of each other Loan Document by each Loan Party and each of the other parties party thereto, other than those Loan Documents that are to be delivered after the Closing Date in accordance with Section 4.03.
(b)Final DIP Order. The Final DIP Order shall not have been vacated, reversed, modified, amended or stayed except as otherwise agreed to in writing by the Joint Lead Arrangers.
(c)Closing Date Debt. The sum of (i) the aggregate gross cash proceeds in respect of the 2027 Bridge Loans and the 2029 Bridge Loans on the Closing Date shall be no less than $1.5 billion and
(ii) the aggregate commitments outstanding under the Revolving Credit Facility on the Closing Date shall be no less than $500.0 million.
(d)Closing Date Material Adverse Effect. Since March 25, 2022, there shall have been no Closing Date Material Adverse Effect.
(e)Corporate Deliverables. The Administrative Agent shall have received from each Loan Party a certificate, executed by a Secretary or an Assistant Secretary or Director (or similar officer) of such Loan Party certifying that attached thereto: (i) is a true and complete copy of the resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings hereunder or shareholders (as required pursuant to applicable law) of such Loan Party (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is party and any other documents required or contemplated hereunder or thereunder, and the granting of the Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), and (B) in the case of each Borrower, the extensions of credit contemplated hereunder; (ii) is a true and complete copy of the formation documents and governing documents (or any document of similar import) of each Loan Party, and in the case of any entity organized in the United States, a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the charter documents on file in the office of such Secretary of State as in effect on the date of such certification; (iii) a certificate of good standing (or such other document of similar import) or letter confirming no outstanding fees or

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filings with respect to such Loan Party from the secretary of state (or comparable body), or the relevant companies’ registry of the jurisdiction in which such Loan Party is organized or incorporated, dated as of a recent date and (iv) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv));
(f)Opinions of Counsel. The Administrative Agent shall have received customary legal opinions with respect to the New York law governed Loan Documents from (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties, (ii) Claro & Cia, Chilean counsel to the Loan Parties, (iii) Brigard Urrutia, Colombian counsel to the Loan Parties, (iv) Rodrigo Elias & Medrano, Peruvian counsel to the Loan Parties, (v) Demarest Advogados, Brazilian counsel to the Loan Parties, (v) Walkers, Cayman counsel to the Loan Parties, (vi) Higgs & Johnson, Bahamian counsel to the Loan Parties, (vii) Pillsbury Winthrop Shaw Pittman LLP, Florida counsel to the Loan Parties and (viii) Perez Bustamante & Ponce, Ecuadorian counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(g)Officer’s Certificates. The Administrative Agent shall have received (i)(x) an Officer’s Certificate from Parent, dated the Closing Date, certifying (A) as to the truth in all material respects of the representations and warranties made by it contained in the Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Transactions) and (B) as to the absence of any event occurring and continuing, or resulting from the Transactions, that constitutes an Event of Default and (ii) an Officer’s Certificate from each Borrower, dated the Closing Date, certifying compliance with the conditions set forth in this Section 4.01 as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.
(h)Lien Searches and Lien Perfection. (i) The Administrative Agent shall have received UCC lien searches conducted in Florida, Delaware and the District of Columbia, as applicable, reflecting the absence of Liens and encumbrances on the assets of the Loan Parties constituting Collateral, other than Permitted Liens, (ii) if applicable, priority search certificates for each applicable Priority Pledged Engine reflecting the absence of registered International Interests on such Priority Pledged Engines and
(iii) the Administrative Agent shall have received evidence as it reasonably requires to demonstrate that upon the taking of the actions specified in Section 3.12 and Section 4.03, the Collateral Trustee or the Local Collateral Agents, as applicable, shall hold perfected security interests in and Priority Liens upon the Collateral; provided that nothing herein shall require any Loan Party to take any actions not required under Section 3.12 and Section 4.03 with respect to the pledge and perfection of Collateral.
(i)Consents. All material governmental and third party consents and approvals necessary in connection with the financing (including the granting and, subject to Sections 3.13 and 4.03, perfecting of the security interests with respect to the Collateral) listed on Schedule 4.01 shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect, including the approval of the Cayman JPLs.
(j)Patriot Act; Beneficial Ownership Regulation. The Administrative Agent, each of the Term Lenders that have requested the same shall have received (i) at least three (3) days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten
(10) Business Days prior to the Closing Date that they shall have reasonably determined is required by the applicable regulatory authorities to comply with applicable “know your customer” and Anti-Money

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Laundering Laws, rules and regulations, including the USA PATRIOT Act and (ii) at least five (5) days prior to the Closing Date to the extent reasonably requested in writing by them at least ten (10) business days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a Beneficial Ownership Certification in relation to each Borrower.
(k)Payment of Fees and Expenses. Subject to, and in accordance with the procedures and requirements set forth in the Final DIP Order, the Administrative Agent, the Collateral Trustee, the Joint Lead Arrangers and the Lenders shall have received all compensation (to the extent due), transaction costs, expenses (including, without limitation, reasonable documented legal and financial advisor fees) required to be paid on or prior to the Closing Date and all reasonable, documented and invoiced out-of- pocket expenses incurred by counsel to the Term Lenders solely in connection with the preparation, negotiation and execution of the Loan Documents for which invoices have been presented at least five (5) Business Days prior to the Closing Date.
(l)Insurance Coverage. The Collateral Trustee shall have received, to the extent obtainable by the Borrowers prior to the Closing Date after evidence of the use of commercially reasonable efforts, evidence of all primary liability and property insurance coverages of the Loan Parties.
(m)Non-U.S. Cases. There is no order, injunction, stay, restriction or other similar limitation in any of the Non-U.S. Cases that in any way prevents, limits, or restricts any Loan Party’s ability to enter into this Agreement or otherwise consummate or perform any of the transactions contemplated by this Agreement, including, but not limited to, the transactions provided for in the Loan Documents.
(n)Funds Flow Direction Letter. The Borrowers shall have executed and delivered a Funds Flow Direction Letter to the Administrative Agent.
(o)Representations and Warranties. All representations and warranties of the Borrowers and the Guarantors contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Transactions.
(p)Trustee. No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, or examiner or receiver with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed or designated with respect to the Obligors or their respective business, properties or assets under any of the Chapter 11 Cases.
(q)Confirmation Order. The Confirmation Order confirming the Reorganization Plan shall be in full force and effect, not subject to a stay and shall not have been reversed, modified, amended or vacated, in any manner that is materially adverse to the Joint Lead Arrangers or to the Term Lenders without the consent of such Joint Lead Arrangers.
(r)Junior DIP Facility. The Junior DIP Facility shall be effective or shall become effective on the Closing Date.
(s)Payoff of Existing DIP Facility. The Administrative Agent shall have received evidence reasonably satisfactory to it that, upon the making of the Initial Term Loans and the making of the 2027 Bridge Loans and the 2029 Bridge Loans on the Closing Date (and after giving effect to the application of the proceeds thereof), the principal amount of and accrued interest on all outstanding loans, and all other

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amounts due and payable, under the Existing DIP Facility shall have been paid, discharged or otherwise satisfied in full and that such Existing DIP Facility shall be terminated, subject to the survival of certain provisions as expressly provided therein, and all Liens securing the obligations of Parent and its subsidiaries thereunder shall be released (or there are arrangements (reasonably satisfactory to the Administrative Agent) for such release as soon as practicable after the Closing Date.
(t)Financial Statements. The Administrative Agent shall have received audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2021 and unaudited consolidated financial statements for the fiscal quarter ended March 31, 2022 and each subsequent fiscal quarter ended at least 60 days prior to the Closing Date included in Parent’s consolidated financial statements filed with the SEC (as amended through the Closing Date), in each case, prepared in accordance with the IFRS and presenting fairly, in all material respects, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.
(u)Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of Parent and its Subsidiaries (based on the financial statements referred to in paragraph above) as of and for (i) the fiscal year ended December 31, 2021, (ii) the six months ended June 30, 2021 and (iii) the six months ended June 30, 2022, in each case, prepared after giving effect to the Transactions as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income).
(v)Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.02 with respect to such Borrowing.
The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.
Section 4.02. Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
(a)Notice.    The Administrative Agent shall have received a Loan Request pursuant to Section 2.02 with respect to such Borrowing.
(b)Representations and Warranties. All representations and warranties of the Borrowers and the Guarantors contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan hereunder (both before and after giving effect thereto and the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan hereunder.
(c)No Default. On the date of such Loan hereunder, no Event of Default or Default shall have occurred and be continuing nor shall any such Event of Default or Default, as the case may be, occur by reason of the making of the requested Borrowing and, in the case of each Loan, the application of proceeds thereof.

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The acceptance by any Borrower of each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.02 have been satisfied at that time.
Section 4.03. Post-Closing Obligations. The Loan Parties shall comply with the obligations set forth in Section 4.5 to the Pledge and Security Agreement within the time periods set forth therein.
ARTICLE 5.
AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Commitments remain in effect or the principal of or interest on any Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:
Section 5.01. Financial Statements, Reports, etc. Parent shall deliver to the Administrative Agent on behalf of the Lenders:
(a)Quarterly Financials. As soon as available and in any event within sixty (60) days (or solely with respect to the second fiscal quarter of each fiscal year, on or before the date that is seventy-five
(75) days) after the end of each of the first three quarters of each fiscal year of Parent, the consolidated financial statements of Parent and its Subsidiaries, in each case as at the end of such quarterly period, that includes a statement of financial position (the “Statement of Financial Position”), a statement of comprehensive income (the “Statement of Comprehensive Income”), a statement of changes in equity (the “Statement of Changes in Equity”), a cash flow statement and notes (the “Cash Flow Statement and Notes”), comprising a summary of the significant accounting policies for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be duly certified (subject to year-end audit adjustments) by a Financial Officer of Parent as having been prepared in accordance with IFRS and certificates of a Financial Officer of Parent as to compliance with the terms of this Agreement, which financials shall be accompanied by customary management discussion and analysis (which requirement with respect to management discussion and analysis may be satisfied by the Parent posting on its publicly available website a quarterly earnings statement in customary form prepared by the Parent);
(b)Annual Financials. As soon as available and in any event on or before the date that is ninety (90) days after the end of each fiscal year of Parent, the consolidated financial statements of Parent and its Subsidiaries as at the end of such fiscal year, that includes the Statement of Financial Position, the Statement of Comprehensive Income, the Statement of Changes in Equity, a Cash Flow Statement and Notes, comprising a summary of the significant accounting policies, setting forth comparative consolidated figures for the preceding fiscal year, and certified by PricewaterhouseCoopers Consultores, Auditores SpA or another independent certified public accountant of recognized national standing (which such opinion shall be without any qualification or exception as to the scope of such audit, other than any exception, explanatory paragraph or qualification that is with respect to, or resulting from, (i) an upcoming maturity date of any Priority Lien Debt occurring within one year from the time such opinion is delivered, (ii) any actual or prospective breach of a financial covenant in any Priority Lien Debt or potential inability to satisfy a financial covenant in any Priority Lien Debt on a future date or in a future period, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary, and (iv) the Chapter 11 Cases) to the effect that such consolidated financial statements fairly present in all

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material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with IFRS, which financials shall be accompanied by customary management discussion and analysis; provided that, the delivery requirements under this Section 5.01(b) may be satisfied through a filing by the Parent with the SEC on Form 20-F.
(c)Financial Certification. Within the time periods under Section 5.01(a) and (b) above, as applicable, a certificate of a Financial Officer of Parent certifying that, to the knowledge of such Financial Officer, no Default or Event of Default has occurred and is continuing, or, if, to the knowledge of such Financial Officer, such a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(d)Consolidated Liquidity Certification. Within the time period under Section 5.01(a) and (b), a certificate of an Officer demonstrating in reasonable detail compliance with Section 6.07 as of the end of the preceding fiscal quarter;
(e)Asset Coverage Ratio Certificate. An Asset Coverage Ratio Certificate, as and when required under Section 6.03(2)(iii), 6.08(a) or Section 6.08(c);
(f)Appraisals. Promptly after a Financial Officer of any Loan Party obtains knowledge thereof, notice of any factual misstatement or error contained in any Appraisal that would materially affect the valuation therein;
(g)Notices of Events of Default. So long as any Commitment or Loan is outstanding, promptly after the Chief Financial Officer or the Treasurer of Parent or any other Loan Party becoming aware of the occurrence of a Default or an Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Loan Parties are taking or propose to take with respect thereto;
(h)Notice of Employee Plan. Prompt notice of the occurrence of any event or circumstance relating to any employee retirement or similar plan of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and
(i)Information. Promptly, from time to time, (i) such other information regarding the Significant Assets, and (ii) solely to the extent not constituting MNPI, the operations, business affairs and financial condition of any Loan Party, in each case under (i) and (ii), as the Administrative Agent or the Collateral Trustee, each at the request of any Lender, may reasonably request;
(j)Notice of Litigation. Prompt notice after any officer of any Loan Party becomes aware of any actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that are reasonably likely to have a Material Adverse Effect;
(k)Environmental Matters. Parent will promptly advise the Administrative Agent in writing after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

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(i)Any pending or, to Parent’s knowledge, threatened Environmental Claim (other than the Existing Environmental Proceedings), including any pending or threatened Environmental Claim against any Loan Party;
(ii)Any condition or occurrence on any Real Estate that could reasonably be anticipated to form the basis of an Environmental Claim, including any Environmental Claim against any Loan Party; and
(iii)The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under, in or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned, leased or licensed by any Loan Party;
(l)Prior to the Conversion Date,
(i)Monthly Reporting. (x) On the tenth Business Day of each calendar month after the Closing Date, commencing after October 2022, an Updated DIP Budget certified by the Chief Financial Officer of Parent with respect to the Loan Parties for the current week and the immediately following consecutive 12 weeks, set forth on a weekly basis, in form substantially similar to the Initial Approved DIP Budget (or such other form acceptable to the Required Lenders) and (y) forty-five (45) calendar days after the end of each month, Parent will provide a report certified by the Chief Financial Officer of Parent showing actual pro-forma unaudited consolidated income statement results of the prior monthly period compared to the same period in the Five-Year Business Plan along with an explanation for all material variances thereto including commentary on actual results compared to underlying assumptions (it being understood and agreed that each such report shall include information with respect to days of sales outstanding, days of inventory outstanding, days of payables outstanding and days of deferred revenue (together with a breakdown of deferred revenue in respect of air traffic liability, the Frequent Flyer Program and advances for credit card points), in each case in form and substance similar to the information provided to the Administrative Agent and the Lenders in support of the Five-Year Business Plan);
(ii)Bi-Weekly Reporting. Commencing on October 21, 2022, and then bi-weekly, on the Wednesday which is twelve (12) days following each reporting period, a report certified by the Chief Financial Officer of Parent (A) showing preliminary actual cash receipts and disbursements for the two (2) week period ending prior to the week prior to the reporting date, including an estimated breakout of passenger, cargo and other revenue, (B) noting therein variances for such two (2) week period from amounts set forth in the DIP Budget for such period on a line item basis, (C) providing an explanation for all material variances thereto, and (D) showing compliance with the Consolidated Liquidity covenant in Section 6.07 at the end of each such two (2) week period (a “DIP Budget Variance Report”);
(iii)Bankruptcy Matters. (i) as soon as practicable in advance, and in any event no less than three (3) calendar days in advance of filing, (1) prior written notice of any assumption or rejection of any Obligor’s material contracts pursuant to Section 365 of the Bankruptcy Code; and
(2) copies of all the Obligors’ material pleadings, affecting this Term Loan Facility in the Chapter 11 Cases and in any Non-U.S. Case which shall be reasonably satisfactory to the Administrative Agent and the Required Lenders; provided the Obligors shall not be required to provide material

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pleadings relating to this Term Loan Facility if doing so would violate any applicable legal rule or such material pleadings contain privileged information and (y) substantially contemporaneously with the filing or distribution thereof, copies of all financial information and non-privileged information distributed by or on behalf of any Obligor to the Creditors’ Committee;
(iv)Quarterly Reporting. Prior to the Conversion Date, Seventy-five (75) calendar days after the end of each fiscal quarter, Parent will provide a report certified by the Chief Financial Officer showing the actual pro-forma unaudited consolidated income statement, balance sheet and cash flow statement results for such quarter compared to the period in the Five-Year Business Plan along with an explanation for all material variances thereto including commentary on actual results compared to underlying assumptions;
(m)Patriot Act; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
Subject to the next succeeding sentence, information required to be delivered pursuant to this Section 5.01 to the Administrative Agent and/or Collateral Trustee, may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the earlier of the date on which (i) the Parent (or a representative thereof) provides written notice to the Administrative Agent that such information has been posted on Parent’s or any Affiliate’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by Parent to the Administrative Agent from time to time or (ii) solely with respect to deliveries to the Administrative Agent, such documents are delivered by the Parent to the Administrative Agent for posting on the Parent’s behalf on IntraLinks/IntraAgency, SyndTrak, Debt Domain or another secure website to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), as such website may be specified by Parent to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 by Parent shall be delivered pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission. Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (1) expressly marked by a Borrower or a Guarantor as “PUBLIC”, (2) such notice or communication consists of copies of Parent’s public filings with the SEC or (3) such notice or communication has been posted on Parent’s general commercial website on the Internet, as such website may be specified by Parent to the Administrative Agent from time to time.
Section 5.02. Taxes.
(a)Parent shall, and shall ensure that, the Guarantors shall pay all taxes (including, for the avoidance of doubt, any Indemnified Taxes and Other Taxes, without duplication of any indemnification obligations set forth under any Loan Document), assessments, and governmental levies before the same shall become more than ten (10) days delinquent (taking into account any applicable extensions) other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and subject to maintenance of appropriate reserves in accordance with IFRS, (ii) in connection with or constituting certain airport fees as described on Schedule 5.02(a) or (iii) the failure to effect such payment of which are not reasonably be expected to result in a Material Adverse Effect.

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(b)Parent shall undertake to comply in all respects with Decree Law No. 2564 of 1979 in order to be exempt from Chilean withholding taxes; provided that Parent shall not be responsible for any failure to comply with Decree Law No. 2564 of 1979 if Parent becomes unable to comply with Decree Law No. 2564 of 1979 as a result of any change in law.
Section 5.03. Stay, Extension and Usury Laws. Each Loan Party covenants (to the extent that it may lawfully do so) to not, at any time, insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each Loan Party (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent and the other Secured Parties, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 5.04. Corporate Existence. Each Loan Party shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:
(a)(i) with respect to the Borrowers, their corporate existence in accordance with the respective organizational documents (as the same may be amended from time to time) of such Borrower, and (ii) with respect to each other Loan Party, their corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in each case, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Person, except where, with respect to clause (ii), the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and
(b)their rights (charter and statutory) and material franchises of each Loan Party and its Restricted Subsidiaries; provided, however, that the Loan Parties shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence, of it or any of its Restricted Subsidiaries if the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.
For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.09 hereof.
Section 5.05.    Compliance with Laws; Compliance with Environmental Laws.
(a)Each Loan Party shall comply, and cause each of its Subsidiaries to comply in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority (including Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws) applicable to it or its business or property.
(b)Each Loan Party shall (1) comply, and take commercially reasonable efforts to cause all lessees and other Persons operating or occupying the Real Estate to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; and (2) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in each case in all material respects to the extent required by and in material accordance with the requirements of all applicable Environmental Laws; provided, however, that no Loan Party shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

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(c)Each Loan Party will maintain in effect policies and procedures reasonably designed to promote compliance by itself, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.06. Air Carrier Status. Each Air Carrier Entity will use commercially reasonable efforts to maintain at all times its status and rights to operate as an “air carrier” in Chile, Brazil, Peru or Colombia, as applicable, and all other jurisdictions in which it operates air routes from time to time, except to the extent the failure to maintain such rights would not reasonably be expected to result in a Material Adverse Effect. Each Air Carrier Entity will possess and maintain at all times, all necessary certificates, exemptions, licenses, designations, authorizations and consents required by the FAA, the DOT or any applicable Non-U.S. Aviation Authority or Airport Authority or any other Governmental Authority that are material to the operation of the Pledged Routes and Material Pledged Slots operated by it, and to the conduct of its business and operations as currently conducted, in each case, to the extent necessary for such Air Carrier Entity’s operation of flights, except where a failure to so possess or maintain would not reasonably be expected to have a Material Adverse Effect. Each Air Carrier Entity will also:
(a)utilize its Material Pledged Slots in a manner consistent with applicable regulations, rules and contracts in order to preserve its right to hold and use its Material Pledged Slots, taking into account any waivers or other relief granted to it by the FAA, the DOT, any Non-U.S. Aviation Authority or any Airport Authority, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect;
(b)cause to be done all things commercially reasonably necessary to preserve and keep in full force and effect its rights in and to use its Material Pledged Slots, including, without limitation, if applicable, satisfying any applicable Use or Lose Rule, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect;
(c)use commercially reasonable efforts to utilize its Pledged Routes in a manner consistent with Title 49, the applicable rules and regulations of the FAA, the DOT, any applicable Non-U.S. Aviation Authorities, and any applicable treaty in order to preserve its rights to operate the scheduled services, except to the extent that any failure would not reasonably be expected to result in a Material Adverse Effect; and
(d)cause to be done all things commercially reasonably necessary to preserve and keep in full force and effect its authority to operate the scheduled services, except to the extent that any failure would not reasonably be expected to result in a Material Adverse Effect.
Section 5.07.    Delivery of Appraisals. Parent shall:
(a)within (i) thirty (30) Business Days of December 31, 2022 and (ii) thereafter (commencing with March 31, 2024), within thirty (30) Business Days of March 31 of each calendar year;
(b)on or prior to the date upon which any Additional Collateral is pledged to the Collateral Trustee or a Local Collateral Agent, as applicable, or assets are transferred to a Loan Party in order to constitute Coverage Assets, but only with respect to such Additional Collateral or new Coverage Assets; and
(c)promptly (but in any event within 45 days) following a request by the Administrative Agent if an Event of Default has occurred and is continuing;

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deliver to the Administrative Agent and the Collateral Trustee one or more Appraisals establishing the Appraised Value of the Coverage Assets; provided, however, that, in the case of clause (b), only an Appraisal with respect to the Additional Collateral or new Coverage Assets shall be required to be delivered. Parent may from time to time cause subsequent Appraisals to be delivered to the Administrative Agent and the Collateral Trustee if it believes that any affected Coverage Asset has a higher Appraised Value than that reflected in the most recent Appraisals delivered pursuant to this Section 5.07.
Section 5.08. Regulatory Cooperation. In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Collateral Trustee or the Local Collateral Agents in the Collateral Documents, Parent will, and will cause the other Restricted Subsidiaries to, reasonably cooperate in good faith with the Collateral Trustee or the Local Collateral Agents, as applicable, or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Collateral Trustee or the Local Collateral Agents, as applicable, or its designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Collateral Trustee or the Local Collateral Agents, as applicable, and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Collateral Trustee or the Local Collateral Agents, as applicable, or its designee obtain such licenses, consents and approvals, and at such time Parent will, and will cause its Restricted Subsidiaries to, cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Collateral Trustee a Local Collateral Agent, as applicable, or its designee).
Section 5.09. Regulatory Matters; Utilization; Collateral Requirements. Each Loan Party will promptly take all such steps as may be commercially reasonably necessary to maintain, renew and obtain, or obtain the use of, Material Pledged Slots and Material Pledged Routes as needed for its continued and future operations using such Material Pledged Slots or Material Pledged Routes, and pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to have access to its Material Pledged Slots and Material Pledged Routes, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.10. Significant Assets Ownership. Subject to the provisions described (including the actions permitted) under Sections 6.03 and 6.09 hereof, each Loan Party will continue to maintain its interest in and right to use all property and assets in its reasonable judgment necessary for the conduct of its business, taken as a whole. Each Loan Party shall use, operate and maintain the Significant Assets in the same manner and with the same care as shall be the case with similar assets owned by such Loan Party without discrimination.
Section 5.11.    Insurance. The Loan Parties shall:
(a)keep all Significant Assets that constitute tangible property insured at all times against such risks, including risks insured against by extended coverage, as is prudent and customary in each case with companies of the same or similar size in the same or similar businesses and predominately operating in the same jurisdictions as the Loan Parties;
(b)prior to the Conversion Date, comply with the insurance provisions of Exhibit H (in the case of the Pledged Spare Parts) and Exhibit I (in the case of the Pledged Engines);
(c)maintain such other insurance or self-insurance as may be required by law; and

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(d)with respect to any Significant Assets (including, for the avoidance of doubt, each Subsidiary of Parent whose Equity Interests have been pledged as Collateral), by the time specified in Schedule 4.5 to the Pledge and Security Agreement, (i) ensure that general property insurance and general liability insurance policies are endorsed to the Collateral Trustee’s reasonable satisfaction for the benefit of the Collateral Trustee (including, without limitation, by naming the Collateral Trustee as certificate holder, mortgagee and loss payee or additional insured) and (ii) ensure that such endorsements shall state that such insurance policies shall not be cancelled or materially adversely changed without at least thirty
(30) days’ prior written notice thereof, except in the case of a cancellation or material adverse change resulting from war, which shall require at least seven (7) days’ prior written notice thereof, by the respective insurer to the Collateral Trustee.
(e)With respect to the Mortgaged Collateral that is located in the Unites States which is in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the applicable Loan Party (a) shall obtain and maintain with financially sound and reputable insurance companies flood insurance in such amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Insurance Laws and (b) shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.
Section 5.12.    Additional Guarantors; Loan Parties; Collateral.
(a)Prior to the Conversion Date, subject to approval by the Bankruptcy Court and any requisite approval in any of the Non-U.S. Cases, Parent will, within forty-five (45) days following filing a material Subsidiary’s chapter 11 petition, cause such material Subsidiary that becomes a debtor under the Chapter 11 Cases after the Closing Date to execute joinder agreements and amendments to this Agreement and the other Loan Documents and related schedules and exhibits thereto, in each case as necessary to cause such material Subsidiary to become a Guarantor and a Loan Party hereunder and thereunder and in form and substance reasonably satisfactory to the Administrative Agent.
(b)Subject (other than with respect to the pledge and perfection of Additional Collateral) to the Guaranty and Security Principles, if any Restricted Subsidiary of Parent (a) elects to add Additional Collateral or (b) (other than any Excluded Subsidiary) acquires or holds any Significant Asset, Parent shall promptly (and in any event, within forty-five (45) calendar days (or such later date as Administrative Agent may agree in its sole discretion) of such acquisition, termination, release or other applicable event), in each case at its own expense, (A) cause such Subsidiary to become a party to the Guarantee contained in Article 9 hereof (to the extent such Subsidiary is not already a party thereto) and cause any such Subsidiary to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted DIP Liens (prior to the Conversion Date) or Permitted Liens (on and after the Conversion Date)) in favor of the Collateral Trustee or applicable Local Collateral Agent, as applicable, for the benefit of the Secured Parties, by executing and delivering to the Administrative Agent an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit C hereto and/or by executing and delivering to the Collateral Trustee or the applicable Local Collateral Agent joinders, or collateral supplements, to all applicable Collateral Documents or new Collateral Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent (it being understood, that in the case of Additional Collateral of a type that has not been theretofore included in the Collateral, such Additional Collateral may be subject to such additional terms and conditions as may be customarily required by lenders in similar financings of a similar size for similarly situated borrowers secured by the same type of Collateral (including obtaining title insurance policies to the extent customary in the relevant

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jurisdiction, surveys and opinions), as agreed by Parent and the Administrative Agent in their reasonable discretion), (B) promptly execute and deliver (or cause such Subsidiary to execute and deliver) to the Collateral Trustee or a Local Collateral Agent, as applicable, such documents and take such actions to create, grant, establish, preserve and perfect the Priority Lien (including to obtain any release or termination of Liens not permitted under the definition of “Additional Collateral” or under Section 6.05) in favor of the Collateral Trustee or a Local Collateral Agent, as applicable, for the benefit of the Secured Parties on such assets of Parent or such Restricted Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Collateral Trustee or the Local Collateral Agent, as applicable (in accordance with Section 5.14), and to ensure that such Collateral shall be subject to no other Liens other than (prior to the Conversion Date) Permitted DIP Liens or (on and after the Conversion Date) Permitted Liens and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Trustee, for the benefit of the Secured Parties, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to Parent or such Restricted Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral or Significant Assets and in form and substance reasonably satisfactory to the Administrative Agent.
(c)Notwithstanding anything to the contrary, Parent may from time to time, upon written notice to the Administrative Agent, (i) elect to cause any Restricted Subsidiary that would otherwise be an Excluded Subsidiary to become a Guarantor (a “Designated Guarantor”) but shall have no obligation to do so (and for clarity, there is no obligation to cause any Restricted Subsidiary that would otherwise be an Excluded Subsidiary to become a Designated Guarantor because another Designated Guarantor is formed or acquired in the same jurisdiction), subject to the satisfaction of the requirements of Section 5.12(b) by such Designated Guarantor and (ii) elect to cause any Designated Guarantor to be an Excluded Subsidiary provided that such Designated Guarantor is either an Excluded Aircraft Subsidiary or does not own any Significant Assets at such time of election (other than pursuant to the thresholds set forth in clause (g) of the definition of “Excluded Subsidiary”).
Section 5.13.    Maintenance of Properties; Access to Books and Records.    Each Loan Party
shall:
(a)except where the failure to do so could not reasonably be expected to have a Material Adverse Effect (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (ii) make all necessary repairs thereto and renewals and replacements thereof, and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities,
(b)(i) maintain proper books of records and accounts, in which true and correct entries in conformity with IFRS shall be made of all financial transactions and matters involving the assets and business of the Loan Parties, as the case may be; and (ii) maintain such books of records and accounts in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties, as the case may be;
(c)prior to the Conversion Date, with respect to the Priority Pledged Engines and the Real Estate subject to a Real Estate Mortgage, and matters relating thereto, upon request of the Administrative Agent, the applicable Loan Party will permit the Administrative Agent, or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit during normal business hours its offices and sites, excluding administrative or registered office locations, and inspect any documents relating to (i) the existence of such assets, (ii) the condition of such assets, and (iii) the validity, perfection and priority of the Liens on such assets, and to discuss such matters with its officers,

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except to the extent the disclosure of any such document or any such discussion shall result in the applicable Loan Party’s violation of its contractual or legal obligations; provided, however, that the Administrative Agent’s right to visit a Loan Party’s offices or sites will be limited to twice during any calendar year with the first such visit to occur no earlier than six (6) months after the Closing Date. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by an order of any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority; and
(d)The Loan Parties will permit, to the extent not prohibited by applicable law or contractual obligations, no more than once per calendar year, any representatives designated by the Administrative Agent or the Collateral Trustee or any Governmental Authority that is authorized to supervise or regulate the operations of the Administrative Agent or Collateral Trustee, as designated by the Administrative Agent or Collateral Trustee, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to the Loan Parties, to visit and inspect the Significant Assets and the properties of the Loan Parties, during which time, such representative may (x) examine the Loan Parties’ books and records and (y) discuss the Loan Parties’ affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (it being understood that a representative of Parent will be present at all times during such visit), subject to any restrictions in any applicable Collateral Document; provided that, if an Event of Default has occurred and is continuing, the Loan Parties shall (1) be responsible for the reasonable and documented costs and expenses of any visits of the Administrative Agent, the Collateral Trustee and the Lenders, acting together (but not separately) and (2) permit such visit more than once per calendar year, at times and frequencies reasonably required by the Administrative Agent and the Collateral Trustee. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent, the Collateral Trustee and each of their respective agents and representatives and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority.
Section 5.14.    Further Assurances. In each case, subject (other than with respect to the pledge and perfection of Additional Collateral) to the Guaranty and Security Principles:
(a)the Loan Parties shall execute, acknowledge and deliver or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things as any other party hereto shall reasonably request in connection with the administration of, or to carry out more effectively the purposes of, or to better assure and confirm to such other party the rights and benefits to be provided under this Agreement and the other Loan Documents.
(b)subject to the Collateral Documents, upon the reasonable request of the Administrative Agent, each Loan Party shall execute, acknowledge and deliver or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and take all further actions, that such Administrative Agent shall reasonably request in order to create, grant, establish, preserve, protect and perfect, as applicable, the priorities, rights, security interests and remedies of the Collateral Trustee for the benefit of the Secured Parties with respect to the Collateral; subject to the last sentence of Section 3.12(a) or Section 3.12(b), as applicable.

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(c)with respect to Pledged Routes, Material Pledged Slots, and any Routes otherwise constituting Collateral, upon the reasonable request of the Collateral Trustee, the Parent or the applicable Loan Party shall take, or cause to be taken, such actions with respect to the due and timely recording, filing, re-recording and refiling of any financing statements and any continuation statements under the UCC as are necessary to maintain, so long as such applicable Collateral Document is in effect, the perfection of the security interests created by such Collateral Document, as applicable, in such Pledged Routes, Material Pledged Slots and any Routes otherwise constituting Collateral, subject, in each case, to (prior to the Conversion Date) Permitted DIP Liens or (on or after the Conversion Date) Permitted Liens, or at the reasonable request of the Collateral Trustee will furnish the Collateral Trustee, together with such financing statements and continuation statements, as may be required to enable the Collateral Trustee to take such action.
(d)with respect to Collateral constituting Priority Pledged Engines, the applicable Borrower or the applicable Loan Party shall take, or cause to be taken, such actions with respect to the due and timely recording and filing of such Engine Collateral Documents in accordance with Section 4.03, subject to Permitted DIP Liens.
Section 5.15. Cash Management Order. Prior to the Conversion Date, the Obligors shall maintain their cash management systems in accordance with the Cash Management Order, the Final DIP Order and the Collateral Documents.
Section 5.16. Priority of Liens. At all times, the Obligors shall maintain the priority of the Priority Liens, and, prior to the Conversion Date, the Superpriority Claims and the other related claims as described in this Agreement, the Collateral Trust Agreement, the DIP Intercreditor Agreement and the Final DIP Order.
Section 5.17. Lender Calls. Following delivery of the financial statements pursuant to each of Section 5.01(a) and (b), at the reasonable request of the Administrative Agent, Parent will host a conference call (which can be combined with any calls held with the equity shareholders of Parent or other debtholders of Parent), within fifteen (15) calendar days after the delivery of the financial statements, at a time selected by Parent and reasonably acceptable to the Administrative Agent, with the Lenders to discuss the financial performance of Parent and its Restricted Subsidiaries.
Section 5.18. Ratings. Parent shall use commercially reasonable efforts to maintain a public rating for the Term Loan Facility from each of Moody’s and S&P, or in each case the successor thereto.
Section 5.19. Brazilian Local Reorganization Proceeding. In the event that, prior to the Conversion Date, the shareholders of any Obligor domiciled in Brazil determine that it is necessary and in the best interest of such Obligor to file a Brazilian Local Reorganization Proceeding on a voluntary basis, then prior to and in any event no later than three (3) Business Days prior to such filing, the Borrowers shall notify and consult with the Lenders with respect to such filing. Notwithstanding any of the provisions hereunder, the filing of a Brazilian Local Reorganization Proceeding by any Obligor prior to the Conversion Date shall not (i) constitute an Event of Default or violation of the terms of this Agreement or (ii) otherwise give rise to a right to enforce or realize upon any Collateral pursuant to the Collateral Documents.

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ARTICLE 6.

NEGATIVE COVENANTS
I.From the date hereof until the Conversion Date and for so long as the Commitments remain in effect or principal of or interest on any Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder, the negative covenants applicable to Parent and its Restricted Subsidiaries shall be (a) those negative covenants set forth on Annex C-1 hereto and (b) the negative covenants set forth in Sections 6.07 and 6.08.
II.After the occurrence of the Conversion Date and for so long as the Commitments remain in effect or principal of or interest on any Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder, the negative covenants applicable to Parent and its Restricted Subsidiaries shall be as set forth below in this Article 6.
Section 6.01.    Restricted Payments.
(a)Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Parent (to the extent applicable), an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to Parent or a Restricted Subsidiary of Parent);
(ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of
Parent;
(iii)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of any Loan Party that is subordinated to the Obligations in right of payment or distributions from Collateral (but excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except (i) any scheduled payment of interest, (ii) any repayment, repurchase, defeasance or other extinguishment of principal within two years of the Stated Maturity thereof, (iii) in connection with any Permitted Refinancing Indebtedness in respect of such Indebtedness, or (iv) conversion of such Indebtedness into common Equity Interests of Parent; or
(iv)make any Restricted Investment,
(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

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(1)no Default or Event of Default has occurred and is continuing as of such time or would result therefrom;
(2)Consolidated Liquidity on a Pro Forma Basis is at least [*]; and
(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2) through Error! Reference source not found. of Section 6.01(b) hereof), is less than the sum, without duplication, of:
[*]
(b)The provisions of Section 6.01(a) hereof will not prohibit:
(1)the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;
(2)the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(C) of Section 6.01 hereof and will not be considered to be Excluded Contributions;
(3)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis (or in the case of the payment of any such Restricted Payment to a Loan Party, on at least a pro rata basis to such Loan Party);
(4)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Borrower or any Guarantor that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(5)the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Parent or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed [*] in any 12- month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with the acquisition of a Permitted Business or merger, consolidation or

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amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Parent and its Restricted Subsidiaries may not exceed [*] in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation); provided, further, that Parent or any of its Restricted Subsidiaries may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, up to [*] of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;
(6)the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;
(7)so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated Indebtedness of Parent or any preferred stock of any Restricted Subsidiary of Parent either outstanding on the Closing Date or issued on or after the Closing Date in accordance with Section 6.02;
(8)payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;
(9)any Restricted Payment made pursuant to the Reorganization Plan (including the repayment of the Junior DIP Facility on the Conversion Date);
(10)in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of any Borrower or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon;
(11)Restricted Payments made with Excluded Contributions;
(12)[reserved];
(13)the distribution, as a dividend or otherwise, of cash in an amount, as of any calendar year, not to exceed 30% of the annual net profits of the preceding calendar year (assuming there are no carry forward losses from previous years) to the extent necessary (and not in excess of the amount necessary) to satisfy Chilean minimum dividend requirements (as such requirements may be amended from time to time) (any dividends pursuant to this clause (13), “Minimum Chilean Dividends”);

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(14)the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; having an aggregate Fair Market Value not to exceed [*] since the Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Significant Assets;
(15)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Restricted Payments in an aggregate amount (such aggregate amount to be calculated from the Closing Date) not to exceed the greater of
[*] as of the date of such Restricted Payment;
(16)so long as no Event of Default has occurred and is continuing or would result therefrom, any Restricted Investment by Parent and/or any Restricted Subsidiary of Parent; and
(17)the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Parent or any Restricted Subsidiary of Parent.
Notwithstanding anything to the contrary in the foregoing Section 6.01(a) or (b), (A) prior to the Second Conversion Anniversary Date, neither Parent nor any of its Restricted Subsidiaries will make (1) any Restricted Payment pursuant to clause (i) of the definition thereof paid in cash or that involves the distribution, directly or indirectly, of Significant Assets or the distribution, directly or indirectly, of Equity Interests of any Person substantially all of whose assets are cash or Cash Equivalents or (2) any Restricted Payment pursuant to clause (ii) of the definition thereof; provided that this paragraph shall not restrict (x) the cash payment of any Minimum Chilean Dividends or (y) any Restricted Payments made pursuant to Section 6.01(b)(3), (7), (8) (in respect of aggregate cash payments of up to [*] in connection with an exchange to effect a reverse stock split of the Parent’s shares) or (9), (B) no Investment may be made in any Unrestricted Subsidiary if, after giving effect thereto, the aggregate assets and properties of all Unrestricted Subsidiaries would exceed [*] and (C) no Restricted Payments may be made from the Net Proceeds of any incurrence of Indebtedness (other than the cash payment of Minimum Chilean Dividends).
In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to the Restricted Payment.
For purposes of determining compliance with this Section 6.01, if a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (17) of Section 6.01(b), or is entitled to be made pursuant to Section 6.01(a), or pursuant to any category set forth in the definition of Permitted Investments or other defined term used in Section 6.01, Parent will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.01.
For the avoidance of doubt, the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of Parent or any Restricted Subsidiary of Parent that is not contractually subordinated to the Obligations shall not constitute a

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Restricted Payment and therefore will not be subject to any of the restrictions described in this Section 6.01.
Section 6.02. Indebtedness. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness for borrowed money (including in the form of Disqualified Stock), except for:
(a)Priority Lien Debt of a Loan Party and any Guarantees of a Loan Party in respect thereof; provided that any Priority Lien Debt shall (i) not be secured other than as permitted by clause (1) of the definition of Permitted Liens and (ii) not be subject to or benefit from any Guarantee by any Person that does not also Guarantee the Obligations; provided, further, that any Priority Lien Debt (other than any Priority Lien Debt incurred in the form of revolving Indebtedness pursuant to clause (b) of the definition thereof, which may be senior or superpriority in right of payments from the Collateral to the Obligations) shall be pari passu in right of payment with the Obligations;
(b)Junior Lien Indebtedness of the Loan Parties and any Guarantees of a Loan Party in respect thereof; provided that either (i) such Junior Lien Indebtedness is Permitted Refinancing Indebtedness in respect of Priority Lien Debt, (ii) after giving Pro Forma Effect to the issuance or incurrence of any such Junior Lien Indebtedness, the Total Asset Coverage Ratio is at least equal to [*] or (iii) such Junior Lien Indebtedness is Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (i) or (ii) above (or any successive Permitted Refinancing Indebtedness); provided, further, that any Junior Lien Indebtedness shall not be secured other than as permitted by clause (2) of the definition of Permitted Liens; provided further that in the event such Indebtedness being Guaranteed is subordinated in right of payment to the Loans, then the related Guarantee shall be subordinated in right of payment to the Loans or the Guarantees guaranteeing the Loans, as the case may be;
(c)unsecured Indebtedness of the Loan Parties that is Permitted Refinancing Indebtedness in respect of either Priority Lien Debt or Junior Lien Indebtedness (or any successive Permitted Refinancing Indebtedness) and any Guarantees of a Loan Party in respect of any of the foregoing; provided that (i) such Indebtedness shall not be subject to or benefit from any Guarantee by any Person that does not also Guarantee the Obligations, (ii) such Indebtedness shall be pari passu in right of payment with the Obligations or subordinated in right of payment with the Obligations, with any such subordinated obligation on terms reasonably satisfactory to the Administrative Agent and (iii) in the event such Indebtedness being Guaranteed is subordinated in right of payment to the Loans, then the related Guarantee shall be subordinated in right of payment to the Loans or the Guarantees guaranteeing the Loans, as the case may be;
(d)unsecured Indebtedness of Parent; provided that such Indebtedness (i) is subordinated in right of payment to the Obligations, any other Priority Lien Debt and any Junior Lien Indebtedness on terms reasonably satisfactory to the Administrative Agent, (ii) matures no earlier than the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (iii) has a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Loans outstanding hereunder with the longest Weighted Average Life to Maturity at the time of incurrence of such Indebtedness and (iv) is not subject to any Guarantee by any Subsidiary or Affiliate of Parent;
(e)unsecured Indebtedness of Parent and its Restricted Subsidiaries in an aggregate principal amount not to exceed [*] at any time outstanding; provided that (i) up to [*] of such unsecured Indebtedness may be used to incur Indebtedness for borrowed money and (ii) up to [*] of such unsecured Indebtedness may be used for working capital purposes; provided

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further that the outstanding amount of Indebtedness incurred pursuant to this Section 6.02(e), together with Indebtedness outstanding pursuant to Section 6.02(i), does not exceed [*];
(f)letters of credit, bank guarantees, bankers’ assurances or acceptances, surety bonds, insurance bonds and similar instruments entered into in the ordinary course of business;
(g)Hedging Obligations in respect of Hedging Agreements that are not for speculative purposes;
(h)Indebtedness of Parent or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including sale and lease back transactions, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred in connection with such sale and lease back prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.02(h) shall not exceed the greater of [*];
(i)Indebtedness incurred by Receivables Subsidiaries pursuant to Qualified Receivables Transactions; provided that the outstanding amount of Indebtedness incurred pursuant to this Section 6.02(i), together with Indebtedness outstanding pursuant to Section 6.02(e) does not exceed [*].
(j)Indebtedness incurred in connection with any Aircraft Financing (including, without limitation, the RCF Loan Agreement and the Spare Engine Loan Agreement);
(k)Indebtedness of Parent and its Restricted Subsidiaries with respect to infrastructure projects consistent with past practice; provided that (i) the Indebtedness incurred pursuant to this Section 6.02(k) shall not exceed the value of the collateral pledged in connection therewith and (ii) no Significant Assets shall be pledged to secure any such Indebtedness;
(l)Indebtedness issued in connection with the Reorganization Plan and Permitted Refinancing Indebtedness in respect thereof, including the Junior DIP Facility; provided that the Junior DIP Facility shall be repaid in full on the Conversion Date;
(m)unsecured Guarantees of (i) Indebtedness for borrowed money permitted by this Section 6.02 or (ii) other Indebtedness not constituting Indebtedness for borrowed money; provided that such Guarantee of such Indebtedness is not prohibited by the terms of this Agreement; provided, further, that in the event such Indebtedness being guaranteed is subordinated to the Loans, then the related Guarantee shall be subordinated in right of payment to the Loans or the Guarantees guaranteeing the Loans, as the case may be;
(n)intercompany Indebtedness among Parent and its Restricted Subsidiaries; provided that
(i) any such Indebtedness owing by a Loan Party shall be subordinated to the Obligations pursuant to an Intercompany Note or otherwise on terms reasonably satisfactory to the Administrative Agent and (ii) any such Indebtedness (A) owing to a Loan Party by another Loan Party or (B) owing to a Loan Party by a Restricted Subsidiary that is not a Loan Party if such Indebtedness under this clause (B) owing by such Restricted Subsidiary that is not a Loan Party is [*] or more in the aggregate, shall be evidenced by an Intercompany Note pursuant to the provisions contained therein and (iii) any such Indebtedness owing to a Loan Party shall be pledged pursuant to the Pledge and Security Agreement; and

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(o)Indebtedness incurred by Parent or any Restricted Subsidiary which, as of the Closing Date, (i) relates to any allowed claim in the Chapter 11 Cases and/or (ii) relates to any timely filed claim in the Chapter 11 Cases that is not yet allowed or disallowed; provided that Parent and/or such Restricted Subsidiary is resolving such claim in accordance with the Reorganization Plan, the Revised Claims Procedures Order and/or any other order of the Bankruptcy Court.
For the avoidance of doubt, a permitted refinancing in respect of Indebtedness incurred pursuant to a Dollar-denominated basket shall not increase capacity to incur Indebtedness under such Dollar- denominated basket, and such Dollar-denominated basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such permitted refinancing is no longer outstanding.
Section 6.03. Disposition of Significant Assets. Neither Parent nor any Restricted Subsidiary shall sell or otherwise Dispose of any Significant Assets (including, without limitation, by way of any Sale of a Loan Party) except that such sale or other Disposition shall be permitted in the case of (1) a Permitted Disposition or (2) any other sale or Disposition; provided that, in the case of this clause (2), (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Asset Coverage Test is satisfied on a Pro Forma Basis after giving effect to such sale or other Disposition (including any concurrent pledge of Additional Collateral), (iii) prior to effecting such Disposition, Parent shall promptly provide to the Administrative Agent an Asset Coverage Ratio Certificate calculating the Asset Coverage Ratio on a Pro Forma Basis after giving effect to such sale or other Disposition (including any pledge of Additional Collateral and/or prepayment of Priority Lien Debt or Senior Priority Refinancing Indebtedness (in each case, in the case of revolving debt together with a permanent reduction in the commitments thereunder), if any), (iv) such sale or other Disposition, if to any other Person, is an arms’ length Disposition to a third party that is not an Affiliate of the Parent or any of its Subsidiaries and
(v) to the extent that any Borrower receives any Net Proceeds from such sale or other Disposition, such Net Proceeds shall be applied as provided under Section 2.09; provided that nothing contained in this Section 6.03 is intended to excuse performance by the Borrowers or any Guarantor of any requirement of any Collateral Document that would be applicable to a Disposition permitted hereunder. A Disposition of Collateral referred to in clause (d), (g) or (h) of the definition of “Permitted Disposition” shall not result in the automatic release of such Collateral from the security interest of the applicable Collateral Document, and the Collateral subject to such Disposition shall continue to constitute Collateral for all purposes of the Loan Documents (without prejudice to the rights of the Borrowers to release any such Collateral pursuant to Section 6.08(c)).
Section 6.04.    Transactions with Affiliates.
(a)Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise Dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of [*], unless:
(1)the Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary (taking into account all effects Parent or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and
(2)Parent delivers to the Administrative Agent:

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(A)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [*] but less than or equal to [*], an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.04(a); and
(B)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [*], a board resolution stating the board of directors of Parent has approved such Affiliate Transaction and determined that it complies with clause (1) of this Section 6.04(a).
(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.04(a) hereof:
(1)any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(2)transactions between or among Parent and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);
(3)transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;
(5)any issuance of Qualifying Equity Interests to Affiliates of Parent or any increase in the liquidation preference of preferred stock of Parent (if any);
(6)transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business;
(7)Permitted Investments and Restricted Payments that do not violate Section 6.01 hereof;
(8)loans or advances to employees in the ordinary course of business not to exceed [*] in the aggregate at any one time outstanding;
(9)transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the

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Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date);
(10)transactions between or among Parent and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;
(11)any transaction effected as part of a Qualified Receivables Transaction;
(12)any purchase by Parent’s Affiliates of Indebtedness of Parent or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Parent;
(13)shared services, joint purchasing, systems integration, fleet management and other transactions in the ordinary course of business that are customary for joint business agreements in the airline industry;
(14)transactions between Parent or any of its Restricted Subsidiaries and any employee labor union or other employee group of Parent or such Restricted Subsidiary; provided such transactions are not otherwise prohibited by this Agreement; and
(15)transactions with captive insurance companies of Parent or any of its Restricted Subsidiaries.
Section 6.05. Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Significant Assets, except Permitted Liens.
Section 6.06. Business Activities; Frequent Flyer Program. Parent will not, and will not permit any of its Restricted Subsidiaries to (a) engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole or (b) create or acquire any new Frequent Flyer Program unless (i) the related Frequent Flyer Program Assets are owned by a Loan Party, and (ii) to the extent any such Frequent Flyer Program Assets consist of Pledged Receivables (as defined in the Pledge and Security Agreement) and would not have automatically been pledged and subject to a perfected first priority Lien pursuant to the Collateral Documents in existence as of the Closing Date, execute and deliver to the Collateral Trustee or the applicable Local Collateral Agent, as applicable (subject to the Guaranty and Security Principles), joinders or collateral supplements to the applicable Collateral Documents or new Collateral Documents to create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in such assets in favor of the Collateral Trustee or applicable Local Collateral Agent, as applicable, for the benefit of the Secured Parties within 120 days of such creation or acquisition (or such later date as Administrative Agent may agree in its sole discretion); provided that clause (b) shall not restrict the acquisition of any Non-Guarantor Acquired Airline so long as the Parent and its Restricted Subsidiaries continue to operate any existing Frequent Flyer Programs consistent with past practice.
Section 6.07. Consolidated Liquidity. Parent will not permit Consolidated Liquidity at the close of any Business Day to be less than $750.0 million.
Section 6.08.    Asset Coverage Ratio.

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(a)On the tenth (10th) Business Day after a Reference Date (such date, the “Certificate Delivery Date”), Parent will deliver to the Administrative Agent an Asset Coverage Ratio Certificate containing a calculation of the Asset Coverage Ratio with respect to such Reference Date. If the Asset Coverage Ratio with respect to the applicable Reference Date is less than [*] (the “Asset Coverage Test”), Parent shall, no later than forty-five (45) days after the Certificate Delivery Date, designate additional assets as Additional Collateral and comply with Section 5.12 and/or prepay or redeem or cause to be prepaid or redeemed Priority Lien Debt (as selected by Parent in its sole discretion), such that, following such actions, the Asset Coverage Test shall be satisfied.
(b)Notwithstanding anything to the contrary contained herein, if the Asset Coverage Test is not satisfied solely as a result of damage to or loss of any Collateral covered by insurance (pursuant to which the Collateral Trustee is named as loss payee and with respect to which payments are to be delivered directly to the Collateral Trustee or the Administrative Agent) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation of the Asset Coverage Ratio (and Total Asset Coverage Ratio) made pursuant to this Agreement shall deem the relevant Loan Party to have received Net Proceeds (and to have taken all steps necessary to have pledged such Net Proceeds as Additional Collateral) in an amount equal to the expected coverage amount (as determined by Parent in good faith and updated from time to time to reflect any agreements reached with the applicable insurer) and net of any amounts required to be paid out of such proceeds until the earliest of (i) the date any such Net Proceeds are actually first received by the Collateral Trustee or the Administrative Agent, (ii) the date that is 270 days after such damage and (iii) the date on which any such insurer denies such claim; provided, further, that prior to giving effect to this clause (b), the Appraised Value of the Coverage Assets shall be no less than 100% of the aggregate principal amount of all Priority Lien Debt at such time. If the Administrative Agent or the Collateral Trustee should receive any Net Proceeds directly from the insurer in respect of a Recovery Event, the Administrative Agent or the Collateral Trustee, as applicable, shall promptly cause such proceeds to be paid to Parent or the applicable Loan Party, or to be applied, as applicable, in accordance with Section 2.09(a).
(c)At Parent’s request, the Lien on any asset or type or category of asset (including after- acquired assets of that type or category) that (i) has been Disposed in accordance with this Agreement to a Person other than a Loan Party, (ii) is or has become Excluded Assets or (iii) constitutes Additional Collateral, will, in each case, be promptly released; provided that in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the Appraised Value of the Coverage Assets shall satisfy the Asset Coverage Test on a Pro Forma Basis or (y) Parent shall designate additional assets as Additional Collateral and comply with Section 5.12 and/or prepay or redeem or cause to be prepaid or redeemed Priority Lien Debt (as selected by Parent in its sole discretion), such that, following such actions and such release, the Asset Coverage Test shall be satisfied on a Pro Forma Basis, and (C) Parent shall deliver to the Administrative Agent an Asset Coverage Ratio Certificate demonstrating Pro Forma Compliance with the Asset Coverage Test after giving effect to such release (including after giving effect to any action taken pursuant to the foregoing clause (B)(y)). Each of the Administrative Agent and the Collateral Trustee agrees to promptly provide any documents or releases reasonably requested by Parent to evidence any such release. For the avoidance of doubt, (aa) nothing contained in the foregoing shall prohibit any substitution of any item of Additional Collateral if such substitution and related release of the Additional Collateral being replaced are permitted or required under the applicable Collateral Document, and such permitted or required release of such replaced Additional Collateral pursuant to such Collateral Document shall not be subject to (and shall be deemed to satisfy) the release conditions in the first sentence of this Section 6.08(c) and (bb) if a Loan Party releases (in accordance with this Section 6.08(c)) any Additional Collateral that has suffered (or corresponding to an asset that suffered) a Recovery Event, the applicable Loan Party shall be deemed to have complied with any provisions in the corresponding Collateral Documents requiring that such Loan Party take specific actions in respect of such Recovery Event.

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Section 6.09.    Merger, Consolidation, or Sale of Assets.
(a)None of Parent or any of its Restricted Subsidiaries (whichever is applicable, the “Subject Company”) shall directly or indirectly: (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving Person) or (ii) Dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; provided that:
(i)This Section 6.09(a) shall not restrict the foregoing actions by Parent or the Co- Borrower if:
(1)either:
(A)Parent or the Co-Borrower, as applicable (or, in the case of a consolidation or merger between Parent and the Co-Borrower, Parent), is the surviving Person; or
(B)the Person formed by or surviving any such consolidation or merger (if other than Parent or the Co-Borrower) or to which such Disposition has been made is an entity organized or existing under the laws of a Specified Jurisdiction; and, if such entity is not a corporation, a co-obligor of the Loans is a corporation organized or existing under any such laws;
(2)the Person formed by or surviving any such consolidation or merger (if other than Parent or the Co-Borrower) or the Person to which such Disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is Parent or the Co-Borrower) or pursuant to Section 5.12 or otherwise pursuant to agreements reasonably satisfactory to the Administrative Agent;
(3)immediately after such transaction, no Default or Event of Default exists;
(4)with respect to any merger or consolidation by Parent or the Co- Borrower with any other Loan Party or any Disposition by Parent or the Co-Borrower, after giving effect thereto, the interests of the Lenders in respect of the Collateral are not adversely affected; and
(5)the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or Disposition complies with this Agreement;
(ii)any Restricted Subsidiary of Parent that is not a Loan Party may consolidate or merge with or into a Loan Party or Dispose of all or substantially all of its properties to a Loan Party so long as, with respect to any consolidation or merger either (A) the Loan Party is the surviving Person or (B) (1) the Person formed or surviving any such consolidation (if other than such Loan Party) is an entity organized or existing under the laws of a Specified Jurisdiction and
(2) the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Loan Party under the Loan Documents by operation of law or pursuant to Section 5.12 or otherwise pursuant to agreements reasonably satisfactory to the Administrative Agent;

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(iii)any Loan Party (other than Parent or the Co-Borrower) may consolidate or merge with or into any other Loan Party or Dispose of all or substantially all of its properties to another Loan Party so long as (x) after giving effect thereto, the interests of the Lenders in respect of the Collateral are not adversely affected and (y) in the case of any Disposition, the transferee is a Loan Party and the transferee is either (1) in the same jurisdiction as the transferor, (2) a Specified Jurisdiction or (3) another jurisdiction reasonably satisfactory to the Administrative Agent;
(iv)any Restricted Subsidiary that is not a Loan Party may consolidate or merge with or into any other Restricted Subsidiary that is not a Loan Party or Dispose of all or substantially all of its properties to a Restricted Subsidiary that is not a Loan Party; provided that (x) with respect to any consolidation or merger between a Restricted Subsidiary whose Equity Interests constitute Collateral and a Restricted Subsidiary whose Equity Interests do not constitute Collateral, the Restricted Subsidiary whose Equity Interests constitute Collateral shall be the surviving Person and (y) no Subsidiary whose Equity Interests constitute Collateral may Dispose of all or substantially all of its properties to a Restricted Subsidiary whose Equity Interests do not constitute Collateral, unless, in each case, under (x) and (y), (1) such Equity Interests of the applicable Restricted Subsidiary (the “Subject Entity”) that do not constitute Collateral as of the date of such consolidation or merger are promptly pledged as Collateral on or following the consummation of such consolidation or merger and (2) the Subject Entity is organized in a Security Jurisdiction (as defined in the Guaranty and Security Principles) or a different jurisdiction reasonably satisfactory to the Administrative Agent;
(v)any Permitted Investment may be structured as a merger or consolidation (provided that (x) if a Borrower is a party to such merger or consolidation, such Borrower shall be the surviving Person thereof, (y) if a Loan Party is a party to such merger or consolidation, such Loan Party shall be the surviving Person thereof and (z) if a Restricted Subsidiary that is not a Loan Party is a party to such merger or consolidation, such Restricted Subsidiary shall be the surviving Person thereof);
(vi)any merger, consolidation, dissolution or liquidation, in each case, not involving a Borrower, may be effected for the purposes of effecting a Disposition permitted by this Agreement; and
(vii)the dissolution of any Restricted Subsidiary (that is not a Loan Party) with no or de minimis assets is permitted.
(b)Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.09(a)(i) or (ii), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement and the other Loan Documents referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement and the other Loan Documents with the same effect as if such successor Person had been named as such Subject Company herein and therein; provided, however, that the predecessor Subject Company (in the case of Parent or the Co-Borrower), if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all of

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such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.09(a)(i) hereof.
Section 6.10. Negative Pledge Clauses. Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or become effective any agreement that prohibits or limits the ability of Parent or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Significant Assets, now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) any Priority Lien Debt (so long as any prohibition or restriction in any documentation governing any Priority Lien Debt is not more restrictive in any material respect than this Agreement), including this Agreement, the Revolving Credit Agreement, the 2027 Bridge Loan Credit Agreement and the 2029 Bridge Loan Credit Agreement (and any documentation governing any Permitted Refinancing Indebtedness in respect of the foregoing (and any successive Permitted Refinancing Indebtedness in respect thereof), so long as any such prohibition or restriction in such documentation is not more restrictive in any material respect than the documentation in respect of the Indebtedness being refinanced), (b) the Collateral Trust Agreement and the Local Collateral Agency Agreements, (c) customary prohibitions and restrictions contained in any agreements governing any debt incurred pursuant to Section 6.02(h) or Aircraft Financing (including, without limitation, the RCF Loan Agreement and the Spare Engine Loan Agreement); provided that any such prohibitions and restrictions only apply to the assets financed thereby or the property subject to such lease or arrangement or any interests or agreements related thereto, (d) any such prohibition or limitation in any co-branding agreement, partnering agreement, airline-to-airline frequent flyer program agreement or similar agreement, in each case relating to a Frequent Flyer Program; provided that (i) prior to entering into any new such agreement or arrangement, Parent shall use commercially reasonable efforts to have any such agreement not include any such prohibition or limitation and (ii) any such prohibition or limitation shall apply only with respect to the applicable agreement and the proceeds thereof, (e) in respect of any contract arising in the ordinary course relating to the cargo business of the Parent and its Restricted Subsidiaries, any prohibition or limitation in any such contract and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such prohibition or limitation in any material respect; provided that (x) any such prohibition or limitation applies only with respect to the applicable agreement and the proceeds thereof and (y) in respect of any such receivables that would otherwise constitute Collateral, Parent shall use commercially reasonable efforts to have any such contract not include any such prohibition or limitation, (f) any agreement in effect at the time any Person becomes a Restricted Subsidiary of Parent; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Parent, (g) customary prohibitions and limitations contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of Parent or a Restricted Subsidiary) pending such sale; provided that such prohibitions and limitations apply only to the Restricted Subsidiary that is to be sold (or the assets to be sold) and such sale is permitted (or not restricted) hereunder, (h) prohibitions and limitations under agreements evidencing or governing or otherwise relating to Indebtedness not restricted hereby of Restricted Subsidiaries that are not Loan Parties; provided that such prohibitions and limitations are only with respect to assets of such Restricted Subsidiaries, (i) any prohibition or limitation imposed by applicable law, regulation or order, or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority and (j) any customary prohibitions or limitations arising or agreed to in the ordinary course of business, arising under leases, licenses or other similar contractual arrangements and not relating to any Indebtedness, and that do not (i) restrict assets other than those subject to such leases, licenses or other arrangements or (ii) taken as a whole, materially diminish the value of the Collateral, in each case, as determined by Parent in good faith.
Section 6.11. Restricted Distributions Clauses. Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Parent to pay dividends or distributions or to dividend the

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proceeds of any Disposition of Significant Assets to Parent or another Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially of the Equity Interests or assets of such Restricted Subsidiary so long as such Disposition is not restricted hereby, (b) any agreement in effect at the time any Person becomes a Restricted Subsidiary of Parent; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Parent, (c) provisions with respect to the Disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited by this Agreement; provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject to such agreements, (d) any instrument governing Indebtedness or Equity Interests of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect on the date of such acquisition, which encumbrance or restriction is not applicable to any Person or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, and (e) customary encumbrances or restrictions contained in Aircraft Financings (including, without limitation, the RCF Loan Agreement and the Spare Engine Loan Agreement) or debt incurred pursuant to Section 6.02(h) to the extent such encumbrances and restrictions apply only to the property subject to such lease or arrangement, and (f) any customary prohibitions or limitations arising or agreed to in the ordinary course of business, arising under leases, licenses or other similar contractual arrangements and not relating to any Indebtedness, and that do not (i) restrict assets other than those subject to such lease, license or other arrangements, (ii) taken as a whole, materially diminish the value of the Collateral or (iii) taken as a whole, materially affect the ability of Parent or any Restricted Subsidiary to make future principal or interest payments on outstanding Indebtedness of Parent or any Restricted Subsidiary, in each case, as determined by Parent in good faith.
Section 6.12. Use of Proceeds. The Loan Parties will not use, and will not permit any of their respective Subsidiaries, officers, directors, employees or agents to use, the proceeds of any Loan (i) in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or (ii) (A) to fund, finance or facilitate any activities or business of or with any Person that, at the time of such funding, financing or facilitation, is the subject or target of Sanctions, (B) to fund, finance or facilitate any activities of or business in any Sanctioned Country, in each case of (A) and (B) except to the extent permitted under Sanctions, or (C) in any other manner, that would result in a violation of Sanctions by any Person in connection with this Agreement (including any Person participating or acting in connection with the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).
ARTICLE 7.

EVENTS OF DEFAULT
Section 7.01. Events of Default. (I) In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any and (II) from and after the date hereof until the Conversion Date, the additional events set forth in Annex C-2 attached hereto (each of the foregoing, together with the events set forth in Annex C-2, each an “Event of Default”):
(a)Failure of Representation or Warranty. Any representation or warranty made by any Borrower or any Guarantor in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made, and such representation or warranty, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) an Officer of any Borrower obtaining knowledge of such default or (B) receipt by any Borrower of notice from the Administrative Agent of such default.

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(b)Payment Default. Default shall be made in the payment of (i) any principal of the Loans, when and as the same shall become due and payable; or (ii) any interest on the Loans or any other amount payable hereunder when due and such default under this subclause (ii) shall continue unremedied for more than five (5) Business Days.
(c)Certain Covenant Default. (i) A Default shall be made by Parent in the due observance of the covenants contained in Section 5.04 (with respect to any Borrower’s existence) or in Article 6 hereof (other than Section 6.07) or (ii) default shall be made by Parent in the due observance of the covenant in Section 6.07 and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (A) an Officer of any Borrower obtaining knowledge of such default or (B) receipt by any Borrower of notice from the Administrative Agent of such default.
(d)Other Covenant Default. A Default shall be made by any Borrower or any other Loan Party in the due observance or performance of any covenant, condition or agreement (other than those specified in Section 7.01(a), (b) or (c)) to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days after the earlier of (i) receipt of written notice by any Borrower from the Administrative Agent of such default or (ii) any Officer of any Borrower becomes aware of such default.
(e)Unenforceability/Liens. (i) Any material provision of any Loan Document to which any Loan Party is a party, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be a valid and binding obligation of such Loan Party, or any Loan Party shall so assert in any pleading filed in any court, (ii) a material portion of the guarantees by the Guarantors shall cease to be in full force and effect;
(iii) any Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or a Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or (iv) the Liens on any material portion of the Collateral intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities required hereby or by the Collateral Trust Agreement, DIP Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, (except as permitted by the terms of this Agreement or the Collateral Documents).
(f)Involuntary Proceeding. After the Conversion Date, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
(g)Voluntary Proceeding. After the Conversion Date, any Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or(vi) take any action for the purpose of effecting any of the foregoing.

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(h)Judgments. Entry of judgments by a court or courts of competent jurisdiction aggregating in excess of [*] (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), shall be entered against any Loan Party, which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days.
(i)Change of Control. A Change of Control shall occur.
(j)Default Under Other Agreements. (x) Any Borrower or any Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (y) any Borrower or any Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Material Indebtedness outstanding under one or more agreements of a Borrower or a Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with.
(k)Benefit Plans. (i) Any event or circumstance shall have occurred with respect to any Benefit Plan which has resulted or could reasonably be expected to result in an additional annual liability of the Loan Parties under such Benefit Plan that would be a Material Adverse Effect, or (ii) Parent, the Co-Borrower or any Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment which would reasonably be expected to result in a Material Adverse Effect with respect to its withdrawal liability under any Benefit Plan.
Section 7.02. Remedies Upon an Event of Default. If an Event of Default occurs or is continuing, and at any time then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrowers, take any or all of the following actions, at the same or different times:
(a)terminate the Commitments, and thereupon the Commitments shall terminate immediately;
(b)declare the Loans (or any portion thereof) then outstanding to be due and payable, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;
(c)exercise (or, with respect to Collateral Documents, direct the Collateral Trustee to exercise) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law; and
(d)prior to the Conversion Date, upon five (5) Business Days’ written notice to the Borrowers from the Administrative Agent, acting at the instructions of the Required Lenders, the automatic stay of Section 362 (and any other Section of the Bankruptcy Code) shall be terminated in all respects without further order of the Bankruptcy Court (or any other court), without the need for filing any motion for relief from the automatic stay or any other pleading, to permit the exercise of any and all

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rights and remedies under the Loan Documents, the Final DIP Order, and under applicable law available to the Administrative Agent and the Lenders; provided that prior to such five (5) day period, the Collateral Trustee, the Local Collateral Agents and the Lenders shall not take any enforcement action with respect to Collateral (including to exercise rights of set-off, to give any shifting control or exclusive control notice, or to apply any amounts in any bank accounts that are a part of the Collateral).
In case of any event with respect to any Borrower or any other Loan Party described in Section 7.01(f) or (g), the actions and events described in Section 7.02(a) and (b) shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.14(b).
ARTICLE 8. THE AGENTS
Section 8.01.    Administration by Agents.
(a)Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and the entity named as Collateral Trustee in the heading of this Agreement and its successors and assigns to serve as its Collateral Trustee under the Loan Documents, and each of the Lenders authorizes each such Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, including (but not limited to) the execution and delivery of the Loan Documents to which such Agent is a party and the performance of all rights, powers, remedies and duties that such Agent may have under such Loan Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to such Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.
(b)Each of the Lenders (i) irrevocably appoints the Local Collateral Agents pursuant to the terms of each Local Collateral Agent Agreement to take such actions on its behalf and to exercise such powers as are delegated to such Local Collateral Agents by the terms of each Local Collateral Agent Agreement, as applicable, together with such actions and powers as are reasonably incidental thereto, including (but not limited to) the execution and delivery of the Loan Documents to which each Local Collateral Agent is a party and the performance of duties as expressly stated thereunder and (ii) delegates each of the Administrative Agent and/or the Collateral Trustee the authority to execute each Local Collateral Agent Agreement on its behalf, if applicable.
(c)Each of the Lenders hereby acknowledges for the benefit of each Agent that in connection with the sale or other Disposition of any asset or property that constitutes a Significant Asset of any Borrower or any other Loan Party, as the case may be, to the extent permitted by the terms of this Agreement, including without limitation upon any Permitted Disposition (prior to the Conversion Date, other than any Disposition pursuant to clause (d) of the definition of “Permitted DIP Disposition,” and after the Conversion Date, other than any Disposition pursuant to clauses (d), (g) or (h) of the definition of “Permitted Disposition”) or as otherwise permitted under Section 6.03, and in each other circumstance outlined in Section 7.3(a)-(b) of the Pledge and Security Agreement, that the Lien granted to such Agent, for the benefit of the Secured Parties, if any, on the relevant asset shall be automatically released, other than in respect of any proceeds, products or Investment related thereto, if applicable.

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(d)Each of the Lenders hereby authorizes each Agent, as applicable:
(i)if directed by the Required Lenders in their sole discretion, to determine that the cost to any Borrower or any other Loan Party, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that such Borrower or such other Loan Party, as the case may be, should not be required to perfect such Lien in favor of the Collateral Trustee or any Local Collateral Agent for the benefit of the Secured Parties;
(ii)to enter into the other Loan Documents on terms acceptable to the Administrative Agent and to perform its respective obligations thereunder; and
(iii)to enter into any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Collateral Trustee or any Local Collateral Agent for the benefit of the Secured Parties, on any assets or properties of any Borrower or any other Loan Party to secure the Obligations.
(e)In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the Administrative Agent’s maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)no Agent assumes and no Agent shall be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” or “trustee” (or any similar term) herein or in any other Loan Document with reference to such Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)nothing in this Agreement or any Loan Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by any Agent for its own account.
(f)The Joint Lead Arrangers (i) shall not have any obligations or duties whatsoever in such capacity under this agreement or any other Loan Document, other than in respect of the express voting provision set forth in clause (a) of Annex D hereof; provided that the Joint Lead Arrangers shall not provide consent to reverse, modify, amend or vacate, or waive any provision of, the Final DIP Order, the Confirmation Order or the Reorganization Plan without the prior written consent of the Required Lenders, and (ii) shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
Section 8.02. Rights of Agents. Any institution serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such institution and its respective Affiliates may accept deposits from,

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lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate of the Loan Parties as if it were not an Agent hereunder.
Section 8.03.    Liability of Agents.
(a)The Agents shall not have any duties or obligations except those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied against any Agent. Without limiting the generality of the foregoing, (i) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing,
(ii) as to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents, or in the case of the Collateral Trustee, the Administrative Agent), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that no Agent shall be required to take any action that (x) such Agent in good faith believes exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (y) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided and (iii) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of Parent’s Subsidiaries or any Affiliate of any of the foregoing that is communicated to or obtained by the institution or Person serving as an Agent or any of its Affiliates in any capacity. No Agent nor any of its Related Parties shall be (i) liable for any action taken or not taken by such party, any Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.08) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with such Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. No Agent shall be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01 unless and until written notice thereof stating that it is a “notice under Section 5.01” in respect of this Agreement and identifying the specific clause under said Section is given to such Agent by the Borrowers, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to such Agent by the Borrowers, any other Loan Party or a Lender and such Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or

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representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent.
(b)Each Agent shall be entitled to rely upon, and shall not incur any liability under or in respect of this Agreement or any other Loan Document for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof) and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, at the expense of the Borrowers, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(c)Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(d)The Agents shall not be responsible for and shall make no representation as to (i) the existence, genuineness, value or protection of any Collateral, (ii) the legality, effectiveness or sufficiency of any Collateral Document, or (iii) the creation, perfection, priority, sufficiency or protection of any Priority Liens. For the avoidance of doubt, nothing herein shall require any Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrowers.
(e)Nothing in this Agreement shall require any Agent to expend or risk any of their own funds or otherwise incur any liability, financial or otherwise, in the performance of any of their duties hereunder or under the Loan Documents or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(f)In no event shall any Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether

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such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(g)No Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of any such Agent (including any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Board’s wire or facsimile or other wire or communication facility).
(h)Each Agent shall have the right to, unilaterally and without prior notice, remove itself or not comply with any obligation that would reasonably be expected to result in violation of Sanctions. The parties hereto expressly agree that no Agent shall be liable for not performing and/or delaying the receipt or the payment of any amount solely due to such Agent’s compliance with Sanctions.
(i)The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
(j)Without limiting the foregoing, each Agent (1) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.02, (2) may rely on the Register to the extent set forth in Section 10.02, (3) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (4) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Borrower or any Loan Party or Guarantor in connection with this Agreement or any other Loan Document and (5) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan.
(k)In case of the pendency of any proceeding with respect to any Borrower or any of its Subsidiaries under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Trustee (including any claim under Sections 2.06, 2.13, 2.16 and 10.04) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to

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the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(l)The provisions of this Article 8 are solely for the benefit of the Agents and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article 8, none of any Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the obligations provided under the Loan Documents, to have agreed to the provisions of this Article 8.
Section 8.04. Reimbursement and Indemnification. Each Lender severally agrees (a) to reimburse on demand each Agent (acting in its capacity as such) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Loan Parties and (b) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Loan Parties; provided that the indemnification set forth in this clause (b) shall not, as to any Agent or its Related Parties, be available to the extent that such liabilities, obligations, losses, damages, penalties or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or such Related Party, as applicable.
Section 8.05.    Successor Agents.
(a)Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers as to such resignation. Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided that no Event of Default or Default has occurred and is continuing) of the Borrowers (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent (provided no Event of Default or Default has occurred or is continuing) of the Borrowers (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent with respect to the scope of its resignation which, in the case of the retiring Administrative Agent, shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties for which the Administrative Agent is retiring, and the retiring Administrative Agent shall be discharged from such

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duties and obligations hereunder and under the other Loan Documents that are applicable thereto (but not, for the avoidance of doubt, any rights, powers, privileges and duties from which the Administrative Agent is not resigning). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article 8 and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.
(b)Notwithstanding Section 8.05(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (1) the retiring Administrative Agent shall be discharged from such duties and obligations hereunder and under the other Loan Documents that are applicable thereto (but not, for the avoidance of doubt, any rights, powers, privileges and duties from which the Administrative Agent is not resigning); provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document, if applicable, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders, and continue to be entitled to the rights set forth in such Collateral Documents and the Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that to the extent the retiring Administrative Agent resigned from such duty, the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (2) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties from which such Agent retired (but not, for the avoidance of doubt, any rights, powers, privileges and duties from which the Agent is not resigning); provided that (a) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (b) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article 8 and Section 10.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under Section 8.07(a).
(c)The Collateral Trustee may resign or be removed and a replacement Collateral Trustee appointed all in accordance with Article VI of the Collateral Trust Agreement. Following the effectiveness of the Collateral Trustee’s resignation or removal from its capacity as such, the provisions of this Article 8 and Section 10.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of the retiring Collateral Trustee, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Trustee was acting as Collateral Trustee.
Section 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to

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enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 8.07.    Advances and Payments.
(a)On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by such Lender in accordance with such Lender’s Commitment hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Rate if not so reimbursed on the date due from and including the date such Loan was advanced by the Administrative Agent but not including the date of reimbursement.
(b)Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.08, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.14(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.
Section 8.08. Sharing of Setoffs. Subject to the application of payments in Section 2.14(b), each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against any Loan Party under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such other Lender, so that the aggregate amount of each Lender’s Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the amount of its Loans prior to the obtaining of such payment was to the amount of all Loans prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata; provided that if any such non pro rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrowers expressly consent to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation. The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by the Borrowers or the Guarantors pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
Section 8.09. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If any Governmental Authority asserts a claim that the

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Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to any Governmental Authority the applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04 or Section 2.13(g) (and without limiting any obligations of any Borrower or any Guarantor pursuant to Section 2.13) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
Section 8.10. Appointment by Secured Parties. Each Secured Party that is not a party to this Agreement shall be deemed to have appointed the Administrative Agent as its agent and the Collateral Trustee and each Local Collateral Agent as its collateral agent under the Loan Documents in accordance with the terms of this Article 8 and to have acknowledged that the provisions of this Article 8 apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).
Section 8.11.    Posting of Communications.
(a)The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF ITS RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER OR ANY GUARANTOR OR LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL

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OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT ANY BORROWER OR ANY GUARANTOR OR LOAN PARTY OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.12. Agents Individually. With respect to its Commitment and Loans, each Person serving as an Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. Each Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as an Agent and without any duty to account therefor to the Lenders.
Section 8.13.    Acknowledgements of Lenders.
(a)Each Lender represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (3) it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire

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and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Trustee or the Lenders on the Closing Date.
(c)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.13(c) shall be conclusive, absent manifest error.
(i)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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(ii)Each Borrower and each Guarantor hereby agrees that an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any Guarantor, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any Guarantor for the purpose of making such Payment.
(iii)Each Borrower and each of its Subsidiaries hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by each Borrower or any of its Subsidiaries.
(iv)Each party’s obligations under this Section 8.13(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
For the avoidance of doubt, nothing herein shall limit or waive any of any Borrower’s or any Guarantor’s rights or remedies to enforce return of any Payment.
Section 8.14. Disqualified Lenders. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or Low Tax Jurisdiction Entities. Without limiting the generality of the foregoing, the Administrative Agent shall not
(a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Low Tax Jurisdiction Entities or (b) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Lender or Low Tax Jurisdiction Entities.
Section 8.15. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to authorize the Collateral Trustee to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the interests in the Collateral as set forth in Section 9.1(b) of the Pledge and Security Agreement. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in the Pledge and Security Agreement, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Trustee may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
ARTICLE 9.

GUARANTY
Section 9.01.    Guaranty.

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(a)Each of the Guarantors, hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the due and punctual payment, when due, whether upon maturity, acceleration or otherwise, by the Borrowers of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations” and the obligations of each Guarantor in respect thereof, its “Guaranty Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Guaranty Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Guaranty Obligations. The Guaranty Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.
(b)To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to any Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent, the Collateral Trustee, the Local Collateral Agents or a Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Trustee or the Local Collateral Agents for the Obligations or any of them; (v) the failure of the Administrative Agent, the Collateral Trustee, the Local Collateral Agents or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.
(c)To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Trustee, the Local Collateral Agents or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Trustee, the Local Collateral Agents or a Lender in favor of any Borrower or any other Guarantor, or to any other Person.
(d)To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of each Borrower and of any other Guarantor and any circumstances affecting the ability of each Borrower or any other Guarantor to perform under this Agreement.
(e)To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than Payment in Full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). None of the Administrative Agent, the Collateral Trustee or any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.
(f)Upon the occurrence of the Obligations becoming due and payable (whether upon maturity, by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations, together with any and all expenses which may be incurred by the Secured Parties in

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collecting any of the Obligations as provided hereunder, by the Guarantors upon written demand by the Administrative Agent.
Section 9.02. No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Trustee or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law.
Section 9.03. Continuation and Reinstatement, etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Collateral Trustee any Lender or any other Secured Party upon the bankruptcy or reorganization of a Borrower or a Guarantor, or otherwise.
Section 9.04. Subrogation. Upon payment by any Guarantor of any sums to the Administrative Agent, the Collateral Trustee or a Lender hereunder, all rights of such Guarantor against any Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior Payment in Full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of any Borrower relating to the Obligations prior to Payment in Full of the Obligations, if an Event of Default has occurred and is continuing, such amount shall be held in trust for the benefit of the Administrative Agent, the Collateral Trustee and the Lenders and shall forthwith be paid to the Administrative Agent, the Collateral Trustee and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.
Section 9.05. Subordination. Any Indebtedness of any Guarantor now or hereafter owing to any other Guarantor or the Borrowers is hereby subordinated to the Obligations. Upon the occurrence and during the continuance of any Event of Default, if the Administrative Agent so requests, all such Indebtedness of any Guarantor to another Guarantor or any Borrower shall be collected, enforced and received by such other Guarantor or such Borrower for the benefit of the Secured Parties and be paid over to the Administrative Agent on behalf of the Secured Parties on account of the Obligations of such Guarantor to the Secured Parties, but without affecting or impairing in any manner the liability of any other Loan Party under the other provisions of this Article 9. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until irrevocable Payment in Full of the Obligations in cash.
Section 9.06. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor

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hereunder who has not paid its proportionate share of such payment. The provisions of this Section 9.06 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
Section 9.07.    Discharge of Guaranty.
(a)On and after the Conversion Date, in the event of (i) any sale or other Disposition of all or substantially all of the assets of any Guarantor (other than a Borrower), by way of merger, consolidation or otherwise, or a sale or other Disposition of Capital Stock of any Guarantor (other than a Borrower) such that after giving effect to such sale or other Disposition such Guarantor is no longer a Subsidiary, in each case to a Person that is not (either before or after giving effect to such transactions) a Loan Party (and excluding the merger or consolidation of such Loan Party with or into any Loan Party),
(ii) the designation of any Guarantor as an Unrestricted Subsidiary or (iii) the election by Parent to (A) cause a Designated Guarantor to be an Excluded Subsidiary (provided that such Designated Guarantor is either an Excluded Aircraft Subsidiary or does not own any Significant Assets at such time of election (other than pursuant to the thresholds set forth in clause (g) of the definition of “Excluded Subsidiary”)) or (B) designate any Post-Closing Guarantor as an Excluded Subsidiary pursuant to clause (g) of the definition thereof, in each case, in a transaction permitted under this Agreement (together with an Officer’s Certificate from Parent certifying that such transaction is permitted under this Agreement), then such Guarantor (in the event of a sale or other Disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor, the designation of an Unrestricted Subsidiary or the election to cause a Designated Guarantor to be an Excluded Subsidiary) or the corporation acquiring the property (in the event of a sale or other Disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations; provided that no such release of any Guarantor shall be effective unless such Guarantor is substantially concurrently released from its Guarantees, if any, in respect of all other Priority Lien Debt, Junior Lien Indebtedness and Indebtedness outstanding under Section 6.02(c).
(b)After receipt of the Officer’s Certificate referenced in Section 9.07(a), the Administrative Agent, the Collateral Trustee and the Local Collateral Agents shall use commercially reasonable efforts to execute and deliver, at the Borrowers’ expense, such documents as any Borrower or any such Guarantor may reasonably request to evidence the release of the guarantee of such Guarantor provided herein.
Section 9.08. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, Collateral or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) this Agreement, any other Loan Document and any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, subject to Section 10.08 and (d) any Collateral, guaranty or right of offset at any time held by the Collateral Trustee or the Local Collateral Agents, as applicable, the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this guaranty or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but

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shall be under no obligation to, make a similar demand on any Borrower or any other Guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrowers or any other Guarantor or any release of any Borrower or any other Guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
ARTICLE 10.
MISCELLANEOUS
Section 10.01. Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.01(b)), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (with
.pdf attached)), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:
(i)if to any Borrower or any Guarantor, to it at: LATAM Airlines Group S.A.
Edificio Huidobro
Av. Presidente Riesco 5711 Piso 20
Las Condes Santiago Chile
Attention: Corporate Finance Director Telephone: + 56 2 565 3952
Facsimile: + 56 2 565 3950 with a copy to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza
New York, NY 10006 Attn: Duane McLaughlin
Kara A. Hailey Telephone: + 1 (212) 225-2106
Facsimile: +1 (212) 225-3999
(ii)if to the Administrative Agent, to:
Goldman Sachs Lending Partners LLC 2001 Ross Ave, 29th Floor
Dallas, TX 75201
Telephone: 972-368-2323
Facsimile: (646) 769-7829

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E-mail: gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency- borrowernotices@ny.email.gs.com
Attention: SBD Operations with a copy to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017 Attn: Jessica Tuchinsky
Telephone: + 1 (212) 455-3623 Email: JTuchinsky@stblaw.com
(iii)if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and
(iv)if to Wilmington Trust, National Association, as the Collateral Trustee, to Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, Attention: LATAM Collateral Trust Administrator, facsimile number (302) 636-4149.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or Parent may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Except as otherwise set forth in this Section 10.01, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (1), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses
(1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Section 10.02. Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall ab initio be null and void); provided that the foregoing shall not restrict any transaction

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permitted by Section 6.09, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby), Participants (to the extent provided in Section 10.02(d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Collateral Trustee, the Local Collateral Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in Section 10.02(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee; and
(B)the Borrowers; provided that no consent of the Borrowers shall be required for an assignment (I) if an Event of Default under Section 7.01(b), or, after the Conversion Date, Section 7.01(f)(ii) (with respect to a Borrower) or Section 7.01(g) (with respect to a Borrower), in each case has occurred and is continuing (except with respect to a Disqualified Lender or a Low Tax Jurisdiction Entity), (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee or (III) by the Joint Lead Arrangers, Joint Bookrunners or any of their respective Affiliates as part of the primary syndication of the Term Loans (as determined by the Joint Lead Arrangers and Joint Bookrunners and as previously consented to in writing (including by email) by Parent), in each case so long as such assignee is an Eligible Assignee; provided, further, that each Borrower’s consent will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b).
(ii)Assignments shall be subject to the following additional conditions:
(A)any assignment of any portion of the Commitments or Term Loans shall be made to an Eligible Assignee;
(B)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $1.0 million, in each case unless the Borrowers and the Administrative Agent otherwise consent, such consent not to be unreasonably withheld; provided that no consent of the Borrowers shall be required with respect to such assignment, after the

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Conversion Date, if an Event of Default under Section 7.01(f) (with respect to a Borrower) or Section 7.01(g) (with respect to a Borrower) has occurred and is continuing; provided, further, that any fees in connection with such assignment may be waived by the Administrative Agent in its sole and absolute discretion.
(C)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(D)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with, a processing and recordation fee of $3,500 and shall not be borne by any Loan Party for the account of the Administrative Agent, and shall deliver a copy of the Assignment and Acceptance to each Local Collateral Agent (it being understood that delivery of such copies via electronic mail shall be sufficient);
(E)the assignee, if it was not a Lender immediately prior to such assignment, shall deliver (i) to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain MNPI about the Borrowers, the Guarantors and their relates parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and
(ii) any documents required to be delivered pursuant to Section 2.13;
(F)the assignee shall have provided to each Agent any information required by such Agent in connection with its “know your customer” process; and
(G)the assignee shall have complied with the requirements under Section 2.13(d).
For the purposes of this Section 10.02(b), the term “Approved Fund” shall mean with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages or is administered or managed by such Lender.
(iii)Subject to acceptance and recording thereof pursuant to Section 10.02(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, except as provided in Section 2.21(b) (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.13 and 10.04 and shall

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cease to be a secured party under each Local Collateral Agency Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.02(d).
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Guarantors, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (but only as it relates to the Commitments of such Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders.
(v)Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
(vi)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrowers, the Administrative Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)Upon its receipt of (x) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by

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it pursuant to Section 2.03(b), 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)Participations.
(i)Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to any of their respective Affiliates (provided that such Affiliates shall not include any Low Tax Jurisdiction Entity) or to one or more banks or other entities (other than a Disqualified Lender or any Low Tax Jurisdiction Entity), Approved Funds (provided that such Approved Funds shall not include any Low Tax Jurisdiction Entity) or another Lender or an Affiliate of such Lender (provided that such Affiliate shall not include any Low Tax Jurisdiction Entity) (any of the foregoing, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement, (D) each prospective Participant shall have confirmed to the assigning Lender its status as a non-Low Tax Jurisdiction Entity by providing to the assigning Lender an Internal Revenue Service Form W-9 or an Internal Revenue Service Form W-8 showing that such prospective Participant is resident in a jurisdiction other than a “low tax jurisdiction” for the purposes of Article 41 F of the Chilean Income Tax Law (provided that receipt from such prospective Participant of an Internal Revenue Service Form W-8IMY without beneficial owner withholding certificates attached shall satisfy the requirement in this clause (D)) and (E) the assigning Lender does not have actual knowledge or reason to believe that the Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8 received in clause (D) is incorrect or such prospective Participant is a Low Tax Jurisdiction Entity. Any agreement or instrument pursuant to which a Lender sells such a participation shall require that the Participant represent that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to Section 10.02(d)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.11 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b); provided that no such Participant shall be entitled to receive any benefits under Sections 2.11 and 2.13 in excess of such amounts as would have been received by the applicable Lender had no participation occurred, except to the extent such entitlement by such Lender to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender; provided that such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any

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Commitments, Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrowers, the Guarantors and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)A Participant shall not be entitled to the benefits of Section 2.13 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.13(g) and Section 2.13(i) as though it were a Lender (it being understood that such Participant shall deliver such forms and information to its participating Lender).
(e)Notwithstanding the foregoing, no assignment may be made or participation sold to a natural person, Disqualified Lender or Low Tax Jurisdiction Entity without the prior written consent of Parent. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender or Low Tax Jurisdiction Entity at the time of the assignment of any Loans or Commitments to such Lender, following written notice from Parent to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrowers, such Lender or any other Person to find such a replacement Lender, (B) the Borrowers shall not have any obligation to such Disqualified Lender or Low Tax Jurisdiction Entity or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrowers’ consent and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) any Disqualified Lender (other than a New Low Tax Jurisdiction Entity) shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 10.02(e)); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender (other than a New Low Tax Jurisdiction Entity) is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2 hereof.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or

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proposed assignee or participant, any information relating to any Borrower or any Guarantor furnished to such Lender by or on behalf of any Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant is subject to an agreement containing provisions substantially the same as those of Section 10.02(j) (and each Borrower shall be a third party beneficiary thereof).
(h)To the extent any Lender (an “Assignor”) assigns its rights and obligations under this Agreement in accordance with this Section 10.02, as of the effective date of such assignment, such assignment shall also assign a proportionate part of (i) all of the Assignor’s rights and obligations in its capacity as a Lender under this Agreement, the other Loan Documents (including without limitation under the Local Collateral Agency Agreements) and any other documents or instruments delivered pursuant hereto or thereto to the extent related to the amount and percentage interest identified in the Assignment and Acceptance of all of such outstanding rights and obligations of the Assignor under this Agreement (including, without limitation, any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with this Agreement, the other Loan Documents (including without limitation the Local Collateral Agency Agreements) and any other documents or instruments delivered pursuant hereto or thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the assignee pursuant to clause (i) above.
(i)Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans of any Class to Parent or a Subsidiary of Parent in accordance with Section 10.02(b); provided that,
(i)the assigning Lender and the Borrower purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;
(ii)any Term Loans assigned to the Parent or a Restricted Subsidiary of Parent shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;
(iii)the purchase price of any such assignment may not be funded with the proceeds of any Revolving Loans (as defined in the Revolving Credit Agreement);
(iv)no Event of Default has occurred or is continuing;
(v)the aggregate amount of such Term Loans assigned to the Borrower (or any Affiliate of the Borrower) shall not exceed an aggregate principal amount of (a) [*] plus (b) one third of the aggregate principal amount of any Incremental Term Loans;
(vi)at the time of any such assignment effected pursuant to a Dutch Auction, the Borrower shall affirm to the assigning Term Lenders the No Undisclosed MNPI Representation with respect to its directors and officers (and shall affirm that such No Undisclosed MNPI Representation had been true and correct at the commencement of such Dutch Auction) with respect to the proposed assignment (it being understood that no such assignment of Term Loans pursuant to this Section 10.02(i) shall be required to be made by Dutch Auction);

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(vii)neither Parent nor its Subsidiaries shall be required to represent or warrant that it is not in possession of material non-public information with respect to Parent or their respective Subsidiaries and/or their respective loans or securities in connection with any assignment permitted by this Section 10.02(i) or any “Dutch auctions” or other offers to purchase open to all Lenders on a pro rata basis; provided that, Parent and/or its Subsidiaries clearly identify itself as such in any assignment and assumption executed in connection with such assignments or purchases and each such assignment and assumption shall contain customary “big boy” representations but no requirement to make representations as to the absence of any material non- public information; and
(viii)the assignment to the Borrower and cancellation of Term Loans shall not constitute a mandatory or voluntary payment for purposes of Section 2.09 or 2.10 and shall not be subject to Section 8.08, but the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.02(i), and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans of such Class purchased hereunder.
(j)Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders or Required Class Lenders, Affiliated Lenders shall not be permitted, in the aggregate, to account for more than 15.0% of the amounts actually included in determining whether the threshold in the definition of Required Lenders or Required Class Lenders, as applicable, has been satisfied. The voting power of each Affiliated Lender shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
(k)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender will be subject to the following limitations:
(i)Affiliated Lenders will not make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and
(ii)Each Affiliated Lender hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion (except as otherwise directed by the Required Lenders in writing), unless the Required Lenders instruct such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Required Lenders direct; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.
Section 10.03. Confidentiality. Each of the Administrative Agent, the Collateral Trustee and each Lender (each, a “Lender Party”) agrees to keep any information delivered or made available by any Borrower or any Guarantor to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender Party or its Affiliates who are or are expected to

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become engaged in evaluating, approving, structuring, insuring or administering the Loans, and who are advised by such Lender Party of the confidential nature of such information and instructed to keep such information confidential; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any of its Affiliates and their respective agents, advisors, officers, directors and employees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender Party, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent, the Collateral Trustee or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative Agent, the Collateral Trustee, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender Party’s legal counsel, independent auditors, accountants and other professional advisors, (h) on a confidential basis to
(I) any rating agency in connection with rating Parent and its Subsidiaries or the Term Loan Facility or
(II) any direct or indirect provider of credit protection to such Lender Party or its Affiliates (or its brokers), (i) with the consent of the Borrowers, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to each Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is received by such Lender Party from a third party that is not, to such Lender Party’s knowledge, subject to confidentiality obligations to the Borrowers, (l) to the extent that such information is independently developed by such Lender Party and
(m) the Agents, the Lead Arrangers and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. If any Lender Party is in any manner requested or required to disclose any of the information delivered or made available to it by any Borrower or any Guarantor under Section 10.03(b) or (e), such Lender Party will, to the extent permitted by law, provide Parent with prompt notice, to the extent reasonable, so that such Borrower or Guarantor may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.02(j).
Section 10.04. Expenses; Indemnity; Damage Waiver.
(a)Expenses. The Loan Parties agree to pay on demand (i) all reasonable out-of-pocket fees, costs and expenses of the each of the Lenders and each Agent in connection with the preparation, execution and delivery of the Loan Documents (including, without limitation, all due diligence, collateral review, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses), including (x) the reasonable and documented fees and expenses of one primary counsel for the Lenders collectively and one local law counsel in each relevant local jurisdiction and a single firm of regulatory counsel in each relevant jurisdiction for the Lenders collectively, and (y) the reasonable fees and expenses of each Agent, in each case with respect thereto, and (ii) all reasonable out-of-pocket fees, costs and expenses of each Agent (including reasonable and documented fees and expenses of counsel to such Agent) and the reasonable and documented fees and expenses of one primary counsel for the Lenders collectively and one local law counsel in each relevant local jurisdiction and a single firm of regulatory counsel in each relevant jurisdiction for the Lenders collectively in connection with participating and monitoring the Chapter 11 Cases solely in their capacity as Lenders, the administration, modification and amendment of, or any consent or waiver under, the Loan Documents and the other documents to be delivered hereunder and with respect to advising the Lenders and each Agent as

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to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Obligors or with other creditors of the Obligors or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (iii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency, workout or restructuring or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable and documented fees and expenses of counsel for each Agent and each Lender with respect thereto). All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within five (5) Business Days after the applicable Review Period (as defined in the Final DIP Order); provided that, (y) on and after the Conversion Date, such payments and reimbursements shall be made thirty (30) days after receipt of a written notice and (z) prior to the Conversion Date, payment of such fees, expenses and disbursements in this Section 10.04(a) shall be subject to the procedures set forth in the Final DIP Order.
(b)Indemnity. The Borrowers shall indemnify each Agent, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, taxes that are, or imposed in respect of, any Collateral Taxes, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, arising out of, relating to, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by a Borrower, its equity holders, its Affiliates, its creditors or any other Person (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party), relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence, Use or Release of Hazardous Materials on, at, under, in or from any Real Estate or any other property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability of, or asserted against, the Borrowers or any of their Subsidiaries, (iv) any Collateral Taxes or the imposition of any Collateral Taxes or (v) prior to the Conversion Date, the operation, possession, use, non-use, control, leasing, subleasing, maintenance, storage, overhaul, testing, acceptance flights at return or inspections of (A) any Pledged Engine or B) any Pledged Spare Part, by the Borrowers, any Guarantor or any Person (other than such Indemnitee), including, without limitation, claims for death, personal injury, property damage, other loss or harm to any Person and claims relating to any applicable requirement of law, including, without limitation, Environmental Laws, noise and pollutions laws, rules or regulations; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its controlled affiliates, (y) other than in the case of the Collateral Trustee such Indemnitee’s or any of its controlled affiliates’ material breach of the Loan Documents in performing its activities or in furnishing its commitments or services under the Loan Documents or (z) disputes solely among Lenders not arising from a Borrower’s breach of its obligations under the Loan Documents (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the Term Loan Facility), except, with respect to this clause (z), to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable

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judgment to have constituted the gross negligence, bad faith or willful misconduct of such Indemnitee in such capacity.
(c)Limitation of Liability. To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (c) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party; further, provided, that any release, waiver or exculpation by any Borrower does not apply to the Lenders in their capacity as shareholders or in respect to their involvement in any contractual arrangements with the Obligors or its affiliates other than with regard to this Term Loan Facility. No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (except to the extent determined in a final and non-appealable judgment by a court of competent jurisdiction to have arisen from the bad faith, willful misconduct or gross negligence of such Indemnitee).
(d)The Loan Parties agree not to compel marshalling and affirmatively waive any claim they otherwise might have under section 506(c) and 552(b) of the Bankruptcy Code and agree that the Collateral securing this Term Loan Facility may not be charged with any costs or expenses they or their estates may have except with respect to the priority provided under this Agreement for the Carve-Out.
(e)In the event of any claim hereunder or under any other Loan Document against the Borrowers or other Loan Parties in respect of Taxes attributable to or arising out of the use, non-use, operation, ownership, possession, control, leasing, subleasing, maintenance, storage, import, or export of, or otherwise in connection with, the Collateral (“Collateral Taxes”), the relevant Indemnitee shall within forty-five (45) calendar days of the date such Indemnitee has received written notification of such claim, give any Borrower written notice of such claim; provided that, a failure to give such notice in a timely manner shall not preclude a claim for indemnification hereunder, except to the extent such failure precludes such Borrower’s right to contest such claim and such failure is not the result of the action or omission of such Borrower. If any Borrower so requests in writing within thirty (30) calendar days after receipt of such notice, the Indemnitee shall consult with such Borrower to consider what action may be taken to resist payment of the relevant Collateral Taxes, and following such consultation the Indemnitee shall take all reasonable action as determined in the Indemnitee’s reasonable sole discretion in the name of the Indemnitee to contest the claim in the name of the Indemnitee or, if permitted by applicable law to be contested in the Borrowers’ name, allow such Borrower at its expense to contest in the name of such Borrower, in which case such Borrower shall control the contest; provided that the following conditions are met:
(i)the Indemnitee shall have received adequate provision satisfactory to it for such claim and any liability, expense or loss arising out of or related to such contest (including without limitation indemnification for all costs, expenses, losses, reasonable legal and accounting fees and disbursements, penalties and interest);
(ii)the contest will not result in any material danger of the sale, forfeiture or loss of, or the creation of any Lien on, the Collateral;

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(iii)the contest does not involve any risk of criminal or any material risk of civil liability against the Indemnitee;
(iv)if such contest shall be conducted in a manner requiring the payment of the claim, the Borrowers shall have paid such claim to the extent required;
(v)no Event of Default shall have occurred and be continuing;
(vi)the Indemnitee shall have received a legal opinion (at the expense of the Borrowers) from counsel selected by the Borrowers (and reasonably satisfactory to such Indemnitee) indicating that there is a reasonable basis for contesting such Taxes; and
(vii)the Indemnitee has not determined that the proposed actions to contest such claim give rise to a material risk of creating a local franchise issue of the Tax Indemnitee (e.g. material adverse publicity or material impairment of the Tax Indemnitee’s relationship with local regulators) or impairing the status of other open Tax matters (e.g. Tax audits) between the Indemnitee and the relevant taxing authorities.
(viii)Unless one of the conditions enumerated in paragraphs (i) through (vii) above shall cease to be satisfied, the Indemnitees shall not settle any claim in respect of Collateral Taxes without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed.
Section 10.05. Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby and, during any Bankruptcy Event, including prior to the Conversion Date, the Bankruptcy Code.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, (i) prior to the Conversion Date, if the Bankruptcy Court does have (and does not abstain from) jurisdiction, to the exclusive jurisdiction of the Bankruptcy Court, and (ii) (x) prior to the Conversion Date, if the Bankruptcy Court does not have (or abstains from) jurisdiction, and (y) on and after the Conversion Date, in each case of (x) and (y), to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted

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by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01, except that each Loan Party hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in such courts may be made upon the Process Agent and irrevocably appoints the Process Agent as its true and lawful attorney-in-fact in its name, place and stead (as well as that of its respective successors and assigns) to accept such service of any and all such writs, process and summonses (including any citação inicial), and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or of any judgment based thereon. Each Loan Party further agrees (to the extent permitted by applicable laws) that a final judgment against it in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, a certified or true copy of which final judgment shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of the Borrowers and/or the Guarantors, as the case may be, therein described. Each Loan Party agrees that (x) the sole responsibilities of the Process Agent shall be (i) to receive such process, (ii) to send a copy of any such process so received to such Loan Party, by airmail, or overnight courier at its address set forth in Section 10.01, or at the last address filed in writing by it with the Process Agent and (iii) to give prompt facsimile notice of receipt thereof to such Loan Party, at such address and
(y) the Process Agent shall have no responsibility for the receipt or nonreceipt by such Loan Party of such process. Each Loan Party hereby agrees to pay to the Process Agent such compensation as shall be agreed upon from time to time by it and the Process Agent for the Process Agent’s services hereunder. Each Loan Party hereby agrees that its submission to jurisdiction and its designation of the Process Agent is made for the express benefit of the Lenders, the Agents, and their respective successors, subrogees and assigns. Each Loan Party agrees that it will at all times continuously maintain a Process Agent to receive service of process in the City, County and State of New York on behalf of itself and its properties with respect to this Agreement and the other relevant Loan Documents and shall give each party hereto written notice prior to any change of address for such Process Agent, and in the event that, for any reason, the Process Agent named pursuant to this Section 10.05 shall no longer serve as Process Agent to receive service of process on such Loan Party’s behalf, such Loan Party shall promptly appoint a successor Process Agent. Each Loan Party hereby irrevocably further consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by any party hereto by registered or certified mail, postage prepaid, to it at its address specified in Section 10.01. Nothing in this Section 10.05 shall affect the right of any party hereto to serve legal process in any other manner permitted by law or affect the right of such party or its successors, subrogees or assigns to bring any action or proceeding against such Loan Party or any of their respective property in the courts of other jurisdictions.
(e)Each party hereto acknowledges and agrees that the activities contemplated by the provisions of the Loan Documents are commercial in nature rather than governmental or public and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to the Loan Documents. Each such party in respect of itself and its properties and revenues, expressly and irrevocably waives any such right of immunity (including, but not limited to, any immunity from suit, from the jurisdiction of any court, from service of process, from set-off, from any execution or attachment in aid of execution prior to judgment or otherwise or from any other legal process) or claim thereto which may now or hereafter exist (whether or not claimed) and irrevocably agrees not to assert any such right or claim in any such action or proceeding that may at any time be commenced, whether in the United States of America or otherwise.
Section 10.06. No Waiver. No failure on the part of the Administrative Agent, the Collateral Trustee, or the Local Collateral Agents or any of the Lenders to exercise, and no delay in exercising, any

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right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
Section 10.07. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
Section 10.08. Amendments, etc.
(a)No modification, amendment or waiver of any provision of this Agreement or any other Loan Document (other than a Deposit Account Control Agreement or as otherwise expressly provided in any Collateral Document, including the Collateral Trust Agreement, with respect to amendment of Collateral Documents), and no consent to any departure by any Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, waiver or amendment shall without the prior written consent of:
(i)each Lender directly and adversely affected thereby (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce or forgive the principal amount of any Loan (it being understood that a waiver of an Event of Default shall not constitute a reduction or forgiveness of the principal amount of any Loan), or the rate of interest payable thereon or fees related thereto (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.07), or extend any date for the payment of principal (including scheduled amortization payments), interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrowers’ obligations hereunder (it being understood that a waiver of an Event of Default shall not constitute an extension of any Maturity Date) or (C) amend, modify or waive any provision of Section 2.14(b), the last sentence of Section 7.02, or Section 8.08 or (D) amend, modify or waive any provision of Section 2.01(e) or Section 2.08(a) to amend the pro rata provisions therein;
(ii)prior to the Conversion Date, all of the Lenders, amend, modify or waive any provision of this Agreement in order to permit the incurrence of any financing pursuant to Section 364 of the Bankruptcy Code that would be secured by the Collateral (or any portion thereof) on a pari passu or senior basis with the Obligations or that would benefit from any Superpriority Claim in the Chapter 11 Cases that is pari passu or senior to the Superpriority Claims with respect to the Obligations as provided in the Final DIP Order; provided, further, that notwithstanding anything in this clause (ii), any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Loan Party and the Administrative Agent (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document or (ii) to remove any asset or type or category of asset (including after acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is expressly permitted by this Agreement;

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(iii)prior to the Conversion Date, no modification of the Final DIP Order that adversely effects any Lender or any Agent in particular shall be effective unless consented to by such affected Secured Party, as applicable;
(iv)all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders, (C) alter the relative priority of the Liens in favor of the holders of Priority Lien Debt or subordinate (in payment or lien priority) any Loans in security or contractual right of payment to any senior indebtedness, (D) release all or substantially all of the Liens granted to the Collateral Trustee and the Local Collateral Agents for the benefit of the Secured Parties hereunder or under any other Loan Document (except to the extent contemplated by Section 6.08 on the date hereof or by the terms of the Collateral Documents), or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05) or (E) amend or modify any provision of this Agreement to permit any additional “superpriority” or “first out” Indebtedness;
(v)any amendment or waiver that disproportionately affects a particular class of Lenders shall require the prior consent of the Required Class Lenders;
(vi)the Required Class Lenders of each Class that is being allocated a lesser repayment or prepayment as a result thereof (relating to the amount of repayment or prepayment being allocated to another Class), change the application of prepayments as among or between Classes under Section 2.09 (it being understood that if additional Classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.22 are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.09); and
(vii)all Lenders under any Class, reduce the percentage specified in the definition of “Required Class Lenders” with respect to such Class;
provided, further, that any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Loan Party and the Collateral Trustee (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document, as contemplated by the definition of “Additional Collateral” set forth in Section 1.01 hereof or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is permitted by the Loan Documents; provided that, if any such amendment, supplement or modification would change the terms and conditions (including in connection with the addition or removal of any categories of assets) reflected in the corresponding Collateral Document, or as required by the definition of “Additional Collateral” set forth in Section 1.01 hereof or otherwise, then the reasonable consent of the Administrative Agent shall also be required.
(b)No such amendment or modification shall adversely affect the rights and obligations of any Agent hereunder without such Agent’s prior written consent.
(c)No notice to or demand on the Borrowers or any Guarantor shall entitle any Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances, unless otherwise required under a Loan Document. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No

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amendment to this Agreement shall be effective against any Borrower or any Guarantor unless signed by such Borrower or such Guarantor, as the case may be.
(d)Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that any Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders, then the Borrowers may replace any non-consenting Lender in accordance with an assignment pursuant to Section 10.02 (and such non-consenting Lender shall reasonably cooperate in effecting such assignment); provided that (x) such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this clause (i)) and (y) such non-consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued Fees and all other amounts due and payable to it under this Agreement from the applicable assignee or the Borrowers; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of any Lender), (iii) notwithstanding anything to the contrary herein or any Loan Document, any modifications or amendments under (1) an Increase Joinder entered in accordance with Section 2.22(c), (2) any Extension Amendment entered in accordance with Section 2.23 or (3) a Refinancing Amendment entered in accordance with Section 2.24, may in each case be made without the consent of any Lenders other than as provided therein, and (iv) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature (including to correct or cure incorrect cross references or similar inaccuracies) in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.
(e)In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement (whether pursuant to Section 2.22 or otherwise) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(f)In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Term Loan Extension pursuant to Section 2.23, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non- Extending Lender on the applicable Maturity Date, applicable to the Loans of such Non-Extending Lenders without the prior written consent of Non-Extending Lenders that would constitute the Required Class Lenders with respect to any affected Class of such Loans if the Non-Extending Lenders were the only Lenders hereunder at the time.

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(g)It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Maturity Date made in accordance with Section 2.23.
Section 10.09. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.10. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
Section 10.11. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Trustee or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.11, 2.12, 2.13, 2.16, 10.04 and 10.11 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments, or the termination of this Agreement or any provision hereof.
Section 10.12. Execution in Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, electronic .pdf copy, electronic signature or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The parties hereto agree that the signatures appearing on this Agreement are the same as handwritten signatures for purposes of validity, enforceability and admissibility.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed

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signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent an Agent has agreed to accept any Electronic Signature, such Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any Guarantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (2) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Guarantor hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Trustee, the Lenders, any Borrower and any Guarantor, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Administrative Agent, the Collateral Trustee and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and
(d)waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s, the Collateral Trustee’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.13. USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the Patriot Act and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation” ) hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation (after giving effect to any applicable exclusions under the Beneficial Ownership Regulation, including, without limitation, 31 C.F.R. §1010.230(e)(2)). This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Lender subject thereto.
Section 10.14. New Value. It is the intention of the parties hereto that any provision of Collateral by a Loan Party as a condition to, or in connection with, the making of any Loan shall be made as a contemporaneous exchange for new value given by the Lenders to the Borrowers.
Section 10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

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OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.15.
Section 10.16. No Fiduciary Duty.
(a)Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent, Lender or any of their respective Affiliates (collectively, the “Credit Parties”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other Person. The Borrowers agree that they will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrowers acknowledge and agree that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto.
(b)Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.
Section 10.17. Currency Indemnity. The payment obligations of any party to a Loan Document (the “payor”) expressed to be payable thereunder in one currency (the “first currency”) shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the

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extent that the amount so paid on prompt conversion to the first currency under normal banking procedures would not yield the full amount of the first currency due thereunder, and the payor shall indemnify the recipient of such payment (the “payee”) against any such shortfall; and in the event that any payment by the payor, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of the first currency, the payee shall have a separate cause of action against the payor for the additional amount necessary to yield the amount due and owing to the payee. If it is necessary to determine for any reason other than that referred to above the equivalent in the first currency of a sum denominated in the second currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with the second currency on the Business Day on which such determination is to be made (or, if such day is not a Business Day, on the next preceding Business Day).
Section 10.18. Collateral Trust Agreements. Notwithstanding anything to the contrary contained in this Agreement, so long as the Collateral Trust Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Trustee hereunder or under any other Loan Document shall be subject to the terms and conditions of the Collateral Trust Agreement. In the event of any conflict between the terms of this Agreement, any other Loan Document and the Collateral Trust Agreement, the terms of the Collateral Trust Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent and/or the Collateral Trustee hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and/or the Collateral Trustee and no direction shall be given by the Administrative Agent and/or the Collateral Trustee, in contravention of the Collateral Trust Agreement. In addition to the benefits afforded it under this Agreement, in acting under this Agreement, the Collateral Trustee shall be entitled to all of the rights, privileges, immunities and indemnities granted to it under the Collateral Trust Agreement, as if such rights, privileges, immunities and indemnities were set forth herein.
Section 10.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

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Section 10.20. Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions of such exemption are and will continue to be satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)Such other representation, warranty and covenants as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each party to this Agreement, the Joint Lead Arrangers and their respective Affiliates, that, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial

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interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 10.21. Registrations with International Registry. Subject to Section 4.03, upon the Closing Date, each of the parties hereto consents to the registrations with the International Registry of the International Interests constituted by the Engine Mortgages, and covenants and agrees that it will take all such action reasonably requested by any Borrower or Administrative Agent in order to make any registrations with the International Registry, including without limitation establishing a valid and existing account with the International Registry and appointing an Administrator and/or a Professional User reasonably acceptable to the Administrative Agent to make registrations with respect to the Mortgaged Collateral and providing consents to any registration as may be contemplated by the Loan Documents.
Section 10.22. Joint and Several Liability of the Borrowers.
(a)Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrower hereunder, including with respect to the payment of principal of and interest on all Loans and the payment of fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Trustee and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co- debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations. A breach hereof or Default or Event of Default hereunder as to any single Borrower shall constitute a breach, Default or Event of Default as to all the Borrowers. Each Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the agreements contained in this Section 10.22 or acceptance of the agreements contained in this Section 10.22; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the agreements contained in this Section 10.22; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent on behalf of the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the agreements contained in this Section 10.22. Each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Borrower with respect to the Obligations. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Borrower, the Administrative Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the

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Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any other Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent on behalf of the Lenders against such Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been Paid in Full (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Subject to the immediately preceding sentence, to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of Loans or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess. This clause is intended only to define the relative rights of Borrowers, and nothing set forth in this clause is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent, the Collateral Trustee and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this clause or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by any Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, each Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.
(b)Each Borrower’s obligation to pay and perform the Obligations shall be continuing, absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any other Loan Document, or any term or provision therein, as to any other Borrower, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Loan Party, or any of their Subsidiaries, (iv) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by such Borrower or any other Person against the Administrative Agent, the Collateral Trustee or any Lender or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the

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provisions of this Section 10.22(b), constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder, in each case other than any Payment in Full of the Obligations (other than contingent indemnification obligations not yet due or owing). Each of the Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any bankruptcy, insolvency or similar law to, any other Borrower, all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.
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DocuSign Envelope ID: 6B383D16-76BC-4F65-B166-44978FC791FB

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.
LATAM AIRLINES GROUP S.A.,
as a Borrower

By:          Name: Andres del Valle Eitel
Title: Attorney-in-Fact

[Signature Page to LATAM Term Loan Credit and Guaranty Agreement (Borrower)]

DocuSign Envelope ID: 252BD406-C18E-4CC3-8BB4-97A7DD7B5937

PROFESSIONAL AIRLINE SERVICES, INC.,
as a Borrower

By:          Name: Paola Peñarete
Title: President

[*]

[Signature Page to LATAM Term Loan Credit and Guaranty Agreement (Borrower)]

Schedule 172.01